Execution Version

COMBINATION AGREEMENT

BY

AND

AMONG

KRATON PERFORMANCE POLYMERS, INC.,

KPP SHELFCO LIMITED,

NY MERGERCO, LLC,

LCY CHEMICAL CORP.

AND

LCY SYNTHETIC RUBBER CORP.

Dated as of January 28, 2014

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SCHEDULES

Schedule I	Contributed Assets
Schedule II	Excluded Assets
Schedule III	Excluded Liabilities
Schedule IV	London Designees
Schedule V	Transition Responsibilities

EXHIBITS

Exhibit A	Form of Shareholder Agreement
Exhibit B	Service Agreement Terms
Exhibit C	Form of UK Holdco Articles of Association
Exhibit D	Net Working Capital and Excess Indebtedness Calculations
Exhibit E	New York Party and London Party Persons Having Knowledge

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COMBINATION AGREEMENT

This Combination Agreement (this “Agreement”), dated as of January 28, 2014, is among Kraton Performance Polymers, Inc., a Delaware corporation (“New York”), KPP Shelfco Limited, a private limited company incorporated under English Law, which, prior to the Effective Time (as defined in Section 1.1(c)), will re-register as a public limited company in accordance with the provisions of this Agreement (“UK Holdco”), NY MergerCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of UK Holdco (“MergerCo”) and, together with New York and UK Holdco, the “New York Parties”), LCY Chemical Corp., a company limited by shares registered under the Laws of the Republic of China (“London”), and LCY Synthetic Rubber Corp., a limited company organized under the Laws of the British Virgin Islands which is 100% owned by London (“London Stockholder”). London and the London Stockholder are referred to herein collectively, as the “London Parties.” Each of the New York Parties and London Parties is referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, London directly or indirectly owns (i) 100% of the equity interest of LCY Elastomers Corp., a company incorporated in the British Virgin Islands (“London PRC Holdco”), which owns 100% of the equity interest (the “London PRC Sub Equity Interest”) of Huizhou LCY Elastomers Corp., a wholly foreign-owned enterprise incorporated in the PRC and registered in Huizhou Municipality, Guangdong Province, PRC, having its legal address at Lot No. J2, Daya Bay Economic and Technological Development Zone, Huizhou Municipality, Guangdong Province, PRC (“London PRC Sub”); (ii) all of the issued and outstanding limited partner interests (the “London U.S. Sub Limited Partner Interests”) in LCY Elastomers LP, a Texas limited partnership (“London U.S. Sub”); and (iii) 100% of the limited liability company interests in LCY Elastomers Management LLC, a Texas limited liability company (“Management LLC”), which owns all of the issued and outstanding general partner interests in London U.S. Sub (the “London U.S. Sub General Partner Interests” and, together with the London U.S. Sub Limited Partner Interests, the “London U.S. Sub Equity Interests”);

WHEREAS, as used herein, (i) “Companies” (a) means, collectively, London PRC Holdco, London PRC Sub and London U.S. Sub and (b) from and after the Taiwan Restructuring (as defined in Section 5.23(a)) pursuant to the terms hereof, will also include London Taiwan NewCo Sub and London Taiwan Holdco (as defined in Section 5.23(a)), (ii) “Company” means any one of them individually, (iii) “London Group Companies” means London and the Companies, and (iv) “Non-PRC London Group Companies” means the London Group Companies other than London PRC Sub;

WHEREAS, the London Group Companies are directly and indirectly engaged in the business of researching, producing and selling styrenic block copolymers (the “Business”);

WHEREAS, the New York Board (as defined in Article X) has determined that it is advisable and in the best interests of New York’s stockholders for New York, as part of and in connection with the transactions described below, to reorganize so that MergerCo will merge with and into New York and New York will become a wholly-owned subsidiary of UK Holdco (the “Merger”), has adopted resolutions approving this Agreement and declaring its advisability and has resolved to recommend subject to Section 5.1 that New York’s stockholders adopt this Agreement upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the Merger, each issued share of New York Common Stock (as defined in Article X), other than those shares of New York Common Stock held by New York (as treasury shares or otherwise) or by any Subsidiaries of New York, shall be converted into the right to receive one share of UK Holdco Common Stock (as defined in Article X);

WHEREAS, MergerCo’s board of directors and UK Holdco’s board of directors have each unanimously determined that it is advisable and in the best interests of MergerCo’s sole member and UK Holdco’s shareholder, respectively, to enter into the Merger and have each unanimously approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein or contemplated hereby, in accordance with the DLLCA and the UK Companies Act 2006, as applicable;

WHEREAS, MergerCo’s sole member will act by written consent to approve this Agreement prior to the execution of this Agreement and, immediately following execution of this Agreement, UK Holdco’s sole member will act by written consent to approve this Agreement;

WHEREAS, London desires to convey to the New York Parties, and the New York Parties desire to acquire from London, the Business, by (i) a conveyance (indirectly, through the conveyance of all of the issued and outstanding equity interests of London Taiwan Holdco) by London to the New York Parties of all of the issued and outstanding equity interests in Global Rubber Corp., a Taiwan entity indirectly owned 100% by London (such entity, “London Taiwan NewCo Sub”), into which London will, prior to the Closing, contribute London’s properties and interests relating primarily to the Business (other than properties and interests held by London PRC Sub and London U.S. Sub) by way of a spin-off under the Taiwan M&A Act (as defined in Section 5.6(c)); (ii) a conveyance (indirectly, through the conveyance of all of the issued and outstanding equity interests of London PRC Holdco) by London to the New York Parties of all of the issued and outstanding London PRC Sub Equity Interest; and (iii) a conveyance by London and Management LLC of all of the issued and outstanding London U.S. Sub Equity Interests, all on the terms and subject to the conditions set forth herein; and UK Holdco desires to issue to London, and London desires to acquire from UK Holdco, shares of UK Holdco Common Stock as consideration for such transactions;

WHEREAS, London further desires to acquire from UK Holdco, and UK Holdco further desires to issue to London, such number of shares of UK Holdco Common Stock which would, together with the number of shares of UK Holdco Common Stock London will receive as consideration for the transactions described in the recital above, enable London to own 50% of the issued and outstanding shares of UK Holdco Common Stock immediately following the Closing;

WHEREAS, the London Stockholder will hold the shares of UK Holdco Common Stock received in connection with the transactions described above;

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WHEREAS, the Parties intend that this Agreement shall be considered a contract under seal under the Laws of the State of Delaware;

WHEREAS, concurrently with the execution hereof, certain stockholders of London are entering into voting agreements in support of the Transactions (as defined in Article X) to be voted upon by such stockholders of London; and

WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, the New York Parties and the London Parties will enter into the Ancillary Agreements (as defined in Article X).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

Article I
MERGER

Section 1.1           The Merger.

(a)          Re-registration. Within twenty-nine (29) calendar days prior to the Effective Time, UK Holdco will re-register as a public limited company to be named “Kraton Performance Polymers plc” (or such other similar name using the term “Kraton” as may be mutually agreed to by New York and London). Immediately prior to the Closing, the articles of association of UK Holdco shall be amended and restated in their entirety and substantially in the form set forth on Exhibit C (the “UK Holdco Articles of Association”).

(b)          The Merger. Subject to the terms and conditions of this Agreement, which shall constitute an agreement and plan of merger for all purposes of the DGCL and DLLCA, and in accordance with the DGCL and the DLLCA, at the Effective Time MergerCo shall merge with and into New York, and the separate corporate existence of MergerCo shall thereupon cease. From and after the Effective Time and in accordance with the DGCL and the DLLCA, New York shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to in this Article I as the “Surviving Corporation”), becoming a wholly-owned subsidiary of UK Holdco.

(c)          Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII, if this Agreement shall not have been terminated as provided in Article VIII, New York, UK Holdco and MergerCo shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 264(c) of the DGCL and Section 18-209(c) of the DLLCA to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later date and time as New York and London shall agree and shall set forth in the Certificate of Merger) (the “Effective Time”).

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(d)          Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL and Section 18-209(g) of the DLLCA.

Section 1.2           Charter Documents; Directors and Officers of Surviving Corporation.

(a)          Name of the Surviving Corporation. The name of the Surviving Corporation shall be “New York.”

(b)          Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of New York as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation upon the Effective Time. Immediately after the Effective Time, UK Holdco shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in a form appropriate for a wholly-owned Subsidiary as mutually agreed to by London and New York prior to the Closing, until further duly amended in accordance with its terms and applicable Law.

(c)          Bylaws of Surviving Corporation. Immediately after the Effective Time, the bylaws of the Surviving Corporation shall be in a form appropriate for a wholly-owned Subsidiary as mutually agreed to by London and New York prior to the Closing, until duly amended in accordance with their terms and applicable Law.

(d)          Directors of Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall be Persons mutually agreed to by London and New York, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

(e)          Officers of Surviving Corporation. From and after the Effective Time, the managers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 1.3           Cancellation and Conversion of Stock.

(a)          Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any New York Common Stock, any MergerCo common stock or any UK Holdco Common Stock:

(i)          Cancellation of New York Common Stock. Each issued share of New York Common Stock that is owned by New York (as a treasury share or otherwise) or by any Subsidiaries of New York immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable hereunder in connection with such cancellation.

(ii)         Conversion of Remaining New York Common Stock. Each issued and outstanding share of New York Common Stock (other than the issued shares of New York Common Stock referenced in Section 1.3(a)(i)) shall be converted into the right to receive one validly issued share of UK Holdco Common Stock, credited as fully paid, which, when issued, ranks pari passu in all respects with all of the shares of UK Holdco Common Stock then in issue.

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(iii)        Conversion of MergerCo Common Stock. All issued and outstanding limited liability company interests of MergerCo shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(iv)        Parent New York Plans. With effect from the Effective Time, New York shall assign to UK Holdco, and shall cause UK Holdco to assume and adopt, New York’s rights and obligations under the New York Plans that are currently or have previously been sponsored or maintained exclusively by New York and that are set forth on Section 1.3(a)(iv) of the New York Disclosure Letter (each a “Parent New York Plan”). To the extent a Parent New York Plan provides for awards of incentive stock options pursuant to Section 422 of the Code, approval of such plan by New York, as the sole direct or indirect shareholder of UK Holdco, shall be deemed, as of the Effective Time, to constitute shareholder approval of such Parent New York Plan and the issuance or delivery of UK Holdco Common Stock by UK Holdco under the share limitations set forth thereunder for purposes of Section 422(b) of the Code.

(v)         Confidentiality/Non-Competition Agreements. With effect from the Effective Time, New York shall assign to UK Holdco, and shall cause UK Holdco to assume and adopt, New York’s rights and obligations under each Employee Confidentiality and Non-Competition Agreement to which it is a party immediately before the Effective Time (collectively, “Confidentiality/Non-Competition Agreements”).

(vi)        Other Employee Benefit Plans and Employment Arrangements. With the exception of the Parent New York Plans and the Confidentiality/Non-Competition Agreements, New York’s applicable Affiliates shall remain the plan sponsor of all other employee benefit plans and programs and employment contracts and arrangements it sponsors or is contractually bound by (collectively, the “Unassumed Plans”).

(b)          Surrender and Exchange of Shares.

(i)          Following the date of this Agreement and in any event prior to the Effective Time, New York shall select a bank or trust company to act as exchange agent in connection with the Merger (together with any other bank or trust company also selected, the “Exchange Agent”) for the purpose of delivering or causing to be delivered to each holder of New York Common Stock the shares of UK Holdco Common Stock that such holder shall become entitled to receive with respect to such holder’s shares of New York Common Stock pursuant to this Section 1.3. The Exchange Agent shall act as agent for each holder of shares of New York Common Stock in connection therewith. In addition, New York and/or UK Holdco shall make available by depositing (or causing to be deposited) with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 1.3(b)(viii).

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(ii)         Prior to the Effective Time, New York shall deposit or, after the Effective Time, at the direction of UK Holdco there shall be deposited, with the Exchange Agent, from time to time, that number of shares of UK Holdco Common Stock as are deliverable pursuant to Section 1.3(a), and which, unless UK Holdco shall otherwise determine, shall be deposited with the Exchange Agent through the facilities of The Depository Trust Company (“DTC”).

(iii)        Except as New York shall otherwise determine, all shares of UK Holdco Common Stock deliverable in respect of shares of New York Common Stock held of record, other than such shares held of record by Cede & Co., as nominee for DTC, shall not be delivered to such holders of record directly, but shall be delivered instead to a bank or trust company selected by New York that is a participant in the facilities of DTC (the “Custodian”), which Custodian shall initially hold such shares for the benefit of such holders.

(iv)        Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, immediately prior to the Effective Time, of shares of New York Common Stock that are represented by book entry (“Book Entry Shares”) or represented by certificates (“Certificates”), a form of letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Book Entry Shares or Certificates held by such holder representing such shares of New York Common Stock shall pass, only upon actual and proper delivery of Book Entry Shares or Certificates to the Exchange Agent.

(v)         Each holder of shares of New York Common Stock that are represented by Book Entry Shares or Certificates shall be entitled to receive in exchange for such holder’s shares of New York Common Stock that are represented by Book Entry Shares or Certificates, upon surrender to the Exchange Agent of a Book Entry Share or Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the number of shares of UK Holdco Common Stock deliverable in respect of such holder’s shares of New York Common Stock represented by such holder’s properly surrendered Book Entry Shares or Certificates in accordance with Section 1.3(a) and any cash dividends or other distributions that such holder has the right to receive pursuant to Section 1.3(b)(viii), and Book Entry Shares or Certificates so surrendered shall forthwith be canceled, and UK Holdco’s register of members shall be updated accordingly. No interest will be paid or accrued on any unpaid dividends and distributions payable to holders of shares of New York Common Stock.

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(vi)        If delivery of shares of UK Holdco Common Stock in respect of shares of New York Common Stock represented by a Book Entry Share or Certificate is directed by the person in whose name the surrendered Book Entry Share or Certificate is registered to be made to a person other than the person in whose name the surrendered Book Entry Share or Certificate is registered, it shall be a condition of delivery that the Book Entry Share or Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or delivery shall have paid to the Exchange Agent any transfer and other taxes required by reason of the delivery of the shares of UK Holdco to a person other than the registered holder of the Book Entry Share or Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. Until so surrendered, each Book Entry Share and Certificate shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable shares of UK Holdco and any dividends or other distributions as contemplated by this Section 1.3 but shall not entitle its holder or any other person to any rights as a stockholder of UK Holdco or New York.

(vii)       At the Effective Time, the stock transfer books of New York shall be closed and thereafter there shall be no further registration of transfers of shares of New York Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Book Entry Shares and Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 1.3. The shares of UK Holdco Common Stock and any dividends or other distributions payable pursuant to Section 1.3(b)(viii) issued and paid upon the surrender for exchange of Book Entry Shares and Certificates in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of New York Common Stock formerly represented by such Book Entry Shares and Certificates.

(viii)      No dividends or other distributions with respect to UK Holdco Common Stock deliverable with respect to the shares of New York Common Stock shall be paid to the holder of any unsurrendered Book Entry Shares or Certificates until after those Book Entry Shares or Certificates are surrendered as provided in this Section 1.3. After surrender, there shall be delivered and/or paid to the holder of the UK Holdco Common Stock delivered in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of UK Holdco Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of UK Holdco Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

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(ix)         In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable shares of UK Holdco Common Stock deliverable in respect of the shares of New York Common Stock represented by the Certificate pursuant to this Section 1.3.

(x)          Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of shares of New York Common Stock pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of this payment under the Code, as amended, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any former holder of shares of New York Common Stock, sold this consideration for an amount of cash equal to the fair market value of the consideration at the time of the deemed sale and paid these cash proceeds to the appropriate taxing authority.

(xi)         The Exchange Agent shall invest any cash deposited by New York and/or UK Holdco for the purposes of paying dividends or other distributions pursuant to Section 1.3(b)(viii), pending its disbursement to the relevant shareholders, in (A) short-term direct obligations of the United States of America or (B) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. UK Holdco shall be responsible for any losses of such cash and shall deposit additional cash with the Exchange Agent as may be required from time to time in order for the Exchange Agent to make the payments required by this Agreement. Any interest and other income resulting from such investments shall be paid to UK Holdco.

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(c)          No Appraisal Rights. There are no appraisal rights available to holders of New York Common Stock under the DGCL in connection with the Merger.

Section 1.4           Parent New York Plans, Unassumed Plans and Other Employment Agreements and Arrangements.

(a)          Application of Parent New York Plans to UK Holdco Common Stock.

(i)          To the extent any Parent New York Plan provides for the grant, issuance, delivery or purchase of, or otherwise relates to, options, awards of restricted stock or other rights to purchase or receive shares of New York Common Stock (or the right to receive benefits or amounts by reference to those shares), from and after the Effective Time, New York or UK Holdco, as applicable, shall cause such Parent New York Plan to be amended to provide for the grant, issuance, delivery or purchase of, or otherwise relate to, shares of UK Holdco Common Stock, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of New York Common Stock, under such Parent New York Plans after the Effective Time shall entitle the holder thereof to purchase or receive, or receive payment based on, as applicable, an equal number of shares of UK Holdco Common Stock in accordance with the terms of such Parent New York Plan. Except as provided in this Section 1.4(a) and for certain amendments to the Parent New York Plans intended to clarify the meaning of certain provisions in such Parent New York Plans, the outstanding options, restricted stock awards or other equity-based awards or benefits available under the terms of any Parent New York Plan at and following the Effective Time shall, to the extent permitted by Law and otherwise reasonably practicable, be subject to the same terms and conditions as under such Parent New York Plan and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same option exercise or measurement price). Notwithstanding the foregoing, the number of shares of UK Holdco Common Stock issuable or available upon the exercise, payment, issuance or availability of such option, award or benefit immediately after the Effective Time, and the option exercise or measurement price of each such option, award or benefit, shall be subject to adjustment by New York or UK Holdco, as applicable, only to the extent necessary to comply with applicable Law. The foregoing adjustments shall be made in accordance with applicable Law (and administrative practice of applicable Governmental Bodies), including but not limited to Section 409A and Section 422 of the Code and the Treasury Regulations promulgated thereunder, to the extent such provisions are applicable to an option, award or benefit. Other than as set forth above, the Merger shall constitute a “reorganization” for purposes of the Parent New York Plans, to the extent such term is applicable, and will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

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(ii)         Prior to the Effective Time, New York shall pass such resolutions and take such other actions, as may be necessary to effect the provisions of this Section 1.4(a), and New York shall or shall cause UK Holdco to undertake all corporate action necessary to authorize for allotment and issuance a sufficient number of shares of UK Holdco Common Stock for delivery upon exercise or settlement of the stock awards under the Parent New York Plans.

(b)          Unassumed Plans and Other Employment Agreements and Arrangements. New York shall amend or cause to be amended any Unassumed Plans and employment agreements and arrangements, other than the Unassumed Plans, as necessary (i) to provide for the appropriate substitution of UK Holdco in place of New York, where applicable; (ii) to provide that the Merger will not constitute a change in control under the terms of any such plan, agreement or arrangement to the extent permitted or applicable; (iii) to comply with applicable English or U.S. corporate or tax Law requirements; and (iv) to make any other conforming or clarifying changes necessary in light of the transactions contemplated by this Agreement.

Section 1.5           Directors and Officers of UK Holdco.

(a)          New York and UK Holdco shall take all necessary action to cause the following to occur:

(i)          At the Closing, and pursuant to Section 7.1 of the Shareholder Agreement, (A) the board of directors of UK Holdco shall consist of fourteen (14) directors; (B) seven (7) directors of UK Holdco shall be designated by New York prior to the Closing; provided, that such persons selected are members of the board of directors of New York immediately prior to the Closing (“New York Designees”); and (C) seven (7) directors of UK Holdco shall be designated by London prior to the Closing, subject to the terms of Section 1.5(b) (“London Designees”).

(ii)         At the Closing, the chairman of the board of directors of UK Holdco shall be the individual who was the chairman of the New York Board immediately prior to the Closing.

(iii)        At the Closing, the committees of the board of directors of UK Holdco shall consist of the Audit Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee and Conflicts Committee. Subject to the terms of the Shareholder Agreement (including Section 7.2 and Section 7.5 thereof), at the Closing, each committee (other than the Conflicts Committee) of the board of directors of UK Holdco shall consist of equal representation of New York Designees and London Designees. The Conflicts Committee of such board shall consist solely of New York Designees who are not employees of UK Holdco.

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(iv)        At the Closing, the charter of each committee of the board of directors of UK Holdco (except for the Conflicts Committee) shall be the corresponding charter of such committee of the New York Board as of the date hereof (except for any modifications necessary to make the terms thereof consistent with the terms of the Shareholder Agreement or to comply with any change to applicable Law from the date of this Agreement or the Laws of England and Wales, or as otherwise agreed to between New York and London). The charter of the Conflicts Committee shall be consistent with Section 7.5 of the Shareholder Agreement and otherwise determined and approved by the board of directors of UK Holdco after the Closing.

(v)         Subject to Section 5.4(b)(iii)(D), the officers of UK Holdco at the Closing shall be the officers of New York immediately prior to the Closing, and two additional persons designated by London in accordance with the terms of this Agreement, or as otherwise agreed to between New York and London. Subject to Section 1.5(a)(vi), UK Holdco and New York shall take all action necessary to appoint as officers of UK Holdco such two persons designated by London as set forth on Schedule IV of this Agreement to the positions and responsibilities as set forth on Schedule IV of this Agreement, as of the Effective Time.

(vi)        As soon as practicable after the date hereof, New York and London shall create a special transition committee (the “Transition Committee”), that shall be co-chaired by the Chief Executive Officer of New York and the Chairman and Chief Executive Officer of London, and shall include such other officers of London and New York, as the Chief Executive Officers may mutually agree. Subject to applicable Law, after the date hereof and prior to the Effective Time, the Transition Committee shall have responsibility for coordinating and directing the efforts of the Parties with respect to integrating the Business of London and New York, including the activities, and consistent with the principles, set forth on Schedule V of this Agreement. The Transition Committee shall meet as often as reasonably necessary until the Effective Time but, in any event, shall meet at least once a month after receipt of the London Stockholder Approval and the New York Stockholder Approval.

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(b)          London will use its reasonable best efforts to notify New York in writing no later than (i) thirty (30) calendar days after the date of this Agreement of the individuals it proposes to designate as London Designees at the Closing who will be (or who are reasonably likely to be) Shareholder Affiliated Persons (as defined in the Shareholder Agreement) and (ii) thirty (30) calendar days prior to the expected date of the filing of the first amendment to the Form S-4 of the individuals it proposes to designate as London Designees at the Closing who will not be (or who are reasonably likely not to be) Shareholder Affiliated Persons (as defined in the Shareholder Agreement); provided, however, in no event shall New York be entitled to delay the filing of the Form S-4 (or any amendment thereto) if, despite such reasonable best efforts, London has not notified New York of all of London’s proposed London Designees by such dates, except to the extent required by applicable Law. New York will then notify London in writing as promptly as practicable, but in any event not later than thirty (30) Business Days after receiving each such notice, of the determination of the Nominating and Corporate Governance Committee of the New York Board (such determination to be exercised by the New York Board in accordance with, and giving effect to, Section 7.1 of the Shareholder Agreement), as to whether such Persons would satisfy the requirements of Section 7.1(d) of the Shareholder Agreement. If such committee determines that any such designee would not satisfy the requirements of such Section 7.1(d), then (x) such written notice shall include with reasonable detail why such designee would not satisfy such requirements and (y) London shall propose replacement designees in a manner as contemplated by Section 7.1(d) of the Shareholder Agreement. Notwithstanding the foregoing, in the event that prior to the Closing, any of the proposed London Designees dies, becomes incapacitated, becomes disqualified or is otherwise no longer willing to serve as a London Designee as of the Closing, or London, acting in good faith, determines that it is no longer in the best interests of UK Holdco to propose such person as a London Designee, London shall use its reasonable best efforts to identify and propose a replacement London Designee pursuant to this Section 1.5(b) as promptly as reasonably practical; provided, however, that in no event, shall New York delay the filing of the Form S-4 (or any amendment thereto) or holding of the New York Stockholder Meeting as a result of such event, except to the extent required by applicable Law.

Section 1.6           Restructure; Reduction of Capital.

(a)          If, prior to the Closing Date, New York and London determine, acting reasonably and in good faith and in consultation with their respective tax advisors, that, as a result of a change in applicable Law occurring after the date of this Agreement, facts relating to the Merger or other similar circumstances, New York or UK Holdco (or any of their respective subsidiaries) is more likely than not to recognize a material amount of taxable income or gain for U.S. federal income tax purposes or may be subject to a material amount of U.K. tax, including U.K. corporation tax, stamp duty and stamp duty reserve tax, in either case, in connection with the Merger, subject to the provisions of this Section 1.6, each of New York and London shall give good faith consideration to proposals to seek to restructure the Merger and related transactions in a manner that reduces or eliminates such taxable income or gain or tax; provided, however, that (i) any such proposals shall not result in or require an extension of the End Date or delay the Closing and (ii) no Party shall be required to take any action if the other Party is in material breach of this Agreement.

(b)          If, prior to the Closing Date, New York and London determine, acting reasonably and in good faith and in consultation with their respective legal advisors, that it would be advantageous for UK Holdco to undertake a reduction of capital under English Law in order to facilitate the future payment of dividends (if any) by UK Holdco, each of New York and London shall give good faith consideration to proposals to seek to achieve such a reduction of capital by UK Holdco; provided, however, that (i) any such proposals shall not result in or require an extension of the End Date or delay the Closing and (ii) no Party shall be required to take any action if the other Party is in material breach of this Agreement.

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Section 1.7           Adjustments.

Without limiting the effect of Section 5.4, if, between the date of this Agreement and the Effective Time, the outstanding shares of New York Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement (including any exchange ratio) which is based upon the number of shares of UK Holdco Common Stock or shares of New York Common Stock, as the case may be, will be appropriately adjusted to provide to UK Holdco and the holders of New York Common Stock and holders of any outstanding options and awards under the Parent New York Plans, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 1.7 shall be construed to permit UK Holdco or New York to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Article II
CONVEYANCE AND DELIVERY

Section 2.1           Taiwan Restructuring; Formation of Foreign NewCo.

(a)          Upon the terms and subject to the conditions of this Agreement, after New York shall have obtained the New York Stockholder Approval and London shall have obtained the London Stockholder Approval and at least one (1) week prior to the Closing, London shall complete the Taiwan Restructuring pursuant to Section 5.23.

(b)          Upon the terms and subject to the conditions of this Agreement, (i) after the date of this Agreement but prior to the Closing, UK Holdco shall form, capitalize and establish, as an indirect, wholly-owned Subsidiary of UK Holdco, a private limited liability company organized under the Laws of The Netherlands pursuant to organizational documents reasonably acceptable to London (such private limited liability company, “Foreign NewCo”) and (ii) promptly after the Subject Shares Transactions, Foreign NewCo shall transfer, convey, assign and deliver or cause to be transferred, conveyed, assigned and delivered to New York, and New York shall acquire from Foreign NewCo, 100% of the London U.S. Sub Equity Interests. UK Holdco may alter the sequence of or other aspects of the transactions provided for in this Section 2.1(b) with the prior written consent of London, which London shall have no obligation to provide if it determines in its sole, reasonable discretion that such alteration would or would be reasonably likely to have an adverse effect on London or materially delay the consummation of the Transactions.

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Section 2.2           Conveyance of the Subject Shares. Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties set forth herein, at the Closing and simultaneously with or immediately prior to the Effective Time, (a) London and London Stockholder shall transfer, sell, convey, assign and deliver or cause to be transferred, sold, conveyed, assigned and delivered to Foreign NewCo, and Foreign NewCo shall acquire, 100% of the issued and outstanding equity interests (the “London Taiwan Holdco Equity Interests”) of London Taiwan Holdco, which will own 100% of the issued and outstanding equity interests of London Taiwan NewCo Sub (the “Taiwan Equity Conveyance”); (b) London and London Stockholder shall transfer, sell, convey, assign and deliver to Foreign NewCo, and Foreign NewCo shall acquire, 100% of the issued and outstanding equity interests (the “London PRC Holdco Equity Interests”) of London PRC Holdco, which will own 100% of the London PRC Sub Equity Interests (the “PRC Equity Conveyance”); (c) London and London Stockholder shall transfer, sell, convey, assign and deliver or cause to be transferred, sold, conveyed, assigned and delivered to Foreign NewCo, and Foreign NewCo shall acquire, 100% of the issued and outstanding London U.S. Sub Limited Partner Interests (the “London U.S. Sub Limited Partner Conveyance”); and (d) London and London Stockholder shall cause London Elastomers Management LLC to transfer, sell, convey, assign and deliver to Foreign NewCo or its wholly-owned Subsidiary, and Foreign NewCo or its wholly-owned Subsidiary shall acquire from London Elastomers Management LLC, 100% of the London U.S. Sub General Partner Interests (the “London U.S. Sub General Partner Conveyance” and, together with the London U.S. Sub Limited Partner Conveyance, the “U.S. Equity Conveyance”), in each case free and clear of any Liens. As used herein, “Subject Shares” refers to the London Taiwan NewCo Sub Equity Interests, London Taiwan Holdco Equity Interests, the London PRC Sub Equity Interests, the London PRC Holdco Equity Interests and the London U.S. Sub Equity Interests to be acquired by Foreign NewCo in the Taiwan Equity Conveyance, the PRC Equity Conveyance and the U.S. Equity Conveyance, respectively, and “Subject Shares Transactions” refers to the Taiwan Equity Conveyance, the PRC Equity Conveyance and the U.S. Equity Conveyance, collectively.

Section 2.3           No Rights in Excluded Assets.

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement or any Ancillary Agreement, neither UK Holdco, New York, their Affiliates nor the Companies shall acquire or be permitted to retain any right, title or interest in any Excluded Asset or the land specifically described on Section 5.3(b)(v)(A)(I) of the London Disclosure Letter pursuant to the Taiwan Restructuring, Taiwan Equity Conveyance, PRC Equity Conveyance or the U.S. Equity Conveyance.

Section 2.4           Issuance of Additional Shares.

Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties set forth herein, at the Closing, UK Holdco shall allot, issue and deliver to London, and London shall acquire from UK Holdco, the UK Holdco Additional Shares.

Section 2.5           Transaction Consideration.

(a)          The aggregate consideration payable to London for the Subject Shares shall consist of (i) the delivery by UK Holdco to London of the UK Holdco Transaction Shares and (ii) the True-Up Consideration. As used herein, the following terms shall have the following meanings:

“UK Holdco Transaction Shares” means the number of shares of UK Holdco Common Stock that, if issued as of the date of execution of this Agreement, would equal the Base Percentage of the number of all outstanding shares of New York Common Stock on a Fully-Diluted Basis (including the number of UK Holdco Transaction Shares).

“Base Percentage” means 43%.

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“Fully-Diluted Basis” means all outstanding shares of UK Holdco Common Stock and all shares of UK Holdco Common Stock issuable in respect of outstanding securities convertible into or exchangeable for UK Holdco Common Stock, without duplication.

“True-Up Amount” means an amount, expressed in Dollars, equal to (i) the product of the Base Percentage and the Closing Date New York Net Debt divided by (ii) one (1) minus the Base Percentage (expressed as a decimal). The True-Up Amount delivered at Closing shall be based upon a good faith estimate thereof prepared by New York and provided to London no later than five (5) Business Days prior to the Closing, subject to subsequent adjustment pursuant to Section 2.6.

“True-Up Consideration” means consideration for the benefit of London in an amount equal to the True-Up Amount in the form of cash payable by UK Holdco to London.

“Closing Date New York Net Debt” means, as of the Closing Reference Time, (i)(A) the aggregate principal amount of New York’s and its Subsidiaries’ total debt for borrowed money, including current portion (for the avoidance of doubt, excluding debt associated with Kraton Formosa Polymers Corporation (“New York JV”)), and (B) as a result of the consummation of the transactions contemplated by this Agreement, any transactional expenses incurred by New York or its Subsidiaries on or before the Closing (including all of the fees, expenses and other amounts payable to Lazard Frères & Co. LLC (“Lazard”) pursuant to Section 4.17 and other outside advisors and attorneys) but not paid on or prior to the Closing and (C) the amount of Transfer Taxes that New York is liable for and obligated to pay pursuant to Section 5.14 but not paid on or prior to the Closing Date, minus (ii) the aggregate amount of New York’s and its Subsidiaries’ cash and cash equivalents (for the avoidance of doubt, excluding cash associated with the New York JV), determined on a consolidated basis in accordance with GAAP.

(b)          The consideration payable by London to UK Holdco for the UK Holdco Additional Shares shall consist of the Additional Share Cash Payment. As used herein, the following terms shall have the following meanings:

“UK Holdco Additional Shares” means the number of shares of UK Holdco Common Stock that, immediately following the issuance thereof at the Closing, when added to the number of UK Holdco Transaction Shares, equals (and does not exceed) 50.0% of the number of all then-outstanding shares of UK Holdco Common Stock (including the number of UK Holdco Transaction Shares and the number of UK Holdco Additional Shares).

“Additional Share Cash Payment” means the product of $31 per share multiplied by the number of UK Holdco Additional Shares.

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Section 2.6           Adjustments to Transaction Consideration.

(a)          Within ninety (90) calendar days following the Closing Date, UK Holdco shall prepare, or cause to be prepared, in cooperation with London, and deliver to London, a schedule of (i) components of the Accounts Receivable Calculation of the Business as of the Closing Reference Time, (ii) components of the Accounts Payable Calculation of the Business as of the Closing Reference Time, (iii) components of the Finished Products Inventory Calculation of the Business as of the Closing Reference Time, (iv) components of the Raw Material Calculation of the Business as of the Closing Reference Time ((i), (ii), (iii), and (iv) collectively, the “London Closing Date Working Capital Calculations”) and (v) a schedule of any Excess Indebtedness of the Business as of such date (the “Debt Calculation” and, together with the London Closing Date Working Capital Calculations, the “London Adjustment Calculations”). Within ninety (90) calendar days following the Closing Date, UK Holdco shall prepare, or cause to be prepared, and deliver to London, a schedule of (i) components of the Accounts Receivable Calculation of New York as of the Closing Reference Time, (ii) components of the Accounts Payable Calculation of New York as of the Closing Reference Time, (iii) components of the Finished Products Inventory Calculation of New York as of the Closing Reference Time and (iv) components of the Raw Material Calculation of New York as of the Closing Reference Time ((i), (ii), (iii) and (iv) collectively, the “New York Closing Date Working Capital Calculations”) and (v) the Closing Date New York Net Debt (collectively, with the New York Closing Date Working Capital Calculations, the “New York Adjustment Calculations”). London Adjustment Calculations and New York Adjustment Calculations (which shall exclude the New York JV) shall be made in accordance with IFRS or GAAP, as applicable, consistently applied in accordance with past practice, and in accordance with the accounting methods, practices, assumptions, policies and methodologies (including reconcilability to the applicable balance sheet) set forth in the example calculations on Exhibit D and, in the case of the London Adjustment Calculations, subject to Section 7.2(e) of the London Disclosure Letter.

(b)          As used in this Agreement: (i) “Accounts Receivable Calculation” means the number of days above or below the target range of DSO set forth on Exhibit D-1 multiplied by the value of each such day, where the value of each such day equals accounts receivable, net of allowance for doubtful accounts, of the applicable party as of the Closing Reference Time divided by DSO; (ii) “DSO” means the days sales outstanding of the applicable party, equal to (a) (1) as of the Closing Reference Time, accounts receivable, net of any allowances for doubtful accounts divided by (2) the average sales for the three (3) months ending the Closing Reference Time multiplied by (b) the number of days in the month in which the Closing Reference Time falls; (iii) “Accounts Payable Calculation” means the number of days above or below the applicable target range of DPO set forth on Exhibit D-2 multiplied by the value of each such day, where the value of each such day equals trade accounts payable of the applicable party as of the Closing Reference Time divided by DPO; (iv) “DPO” means the days payable outstanding of the applicable party, equal to (a) (1) as of the Closing Reference Time, trade accounts payable divided by (2) the average cost of goods sold for the three (3) months ending the Closing Reference Time multiplied by (b) the number of days in the month in which the Closing Reference Time falls; (v) “Finished Products Inventory Calculation” means the number of kilotons above or below the applicable target range of Finished Products Items set forth on Exhibit D-3 multiplied by the value of each such kiloton, where the value of each such kiloton equals the total value of the Finished Products Items divided by the total amount of Finished Products Items in kilotons as of the Closing Reference Time; (vi) “Finished Products Items” means all finished products inventory items; (vii) “Raw Material Calculation” means the number of kilotons above or below the applicable target range of Raw Material Items set forth on Exhibit D-4 multiplied by the value of each such kiloton, where the value of each such kiloton equals the total value of the Raw Material Items divided by the total amount of Raw Material Items in kilotons as of the Closing Reference Time; (viii) “Raw Material Items” means all raw material inventory items; and (ix) “Excess Indebtedness” means (1)(A) the aggregate principal amount of total debt for borrowed money, including current portion and capital leases, obligating or encumbering, the Business or the Companies, (B) as a result of the consummation of the transactions contemplated by this Agreement, any transactional expenses incurred by the Companies or the Business on or before the Closing (including all of the fees, expenses and other amounts payable to outside advisors and attorneys) but not paid on or prior to the Closing and (C) any Transfer Taxes that London is liable for and obligated to pay pursuant to Section 5.14 but not paid on or prior to the Closing Date, to the extent, if any, that the Companies or the Business have any liability therefor, minus (2) cash and cash equivalents of the Business, if any.

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(c)          London shall have a period of thirty (30) calendar days after delivery by UK Holdco of the London Adjustment Calculations and the New York Adjustment Calculations (collectively, the “Adjustment Calculations”) to review such documents and make any objections it may have in writing to UK Holdco. UK Holdco shall provide London reasonable access to the records and personnel of the Business and its business in order to review and confirm the accuracy of the Adjustment Calculations. If no written objections are made by London within such 30-day period, or if London provides written notice agreeing to such documents, then such Adjustment Calculations shall be final and binding on the parties. If written objections specifying in reasonable detail the item(s) in dispute and the reasons therefor are delivered to UK Holdco by London within such 30-day period, then UK Holdco and London shall attempt to resolve the matter or matters in dispute in the subsequent 30-day period following London’s notice of objection. If disputes with respect to such Adjustment Calculations cannot be resolved by UK Holdco and London within thirty (30) calendar days after timely delivery of any objections thereto, then at the request of UK Holdco or London, the specific matters in dispute shall be submitted to PricewaterhouseCoopers or such other independent accounting firm as may be approved by London and UK Holdco (the “Auditors”), which firm shall render its opinion as to such specific matters. If no such submission is made within thirty (30) calendar days after the delivery of the objections, then such Adjustment Calculations shall be final and binding on the parties. Based on such opinion, the Auditors will then send to London and UK Holdco their determination of the specified matters in dispute, which determination shall be final and binding on the parties. Each party will bear its own expenses in connection with such dispute, and the fees and expenses of the Auditors shall be borne equally by London and UK Holdco.

(d)          To the extent the London Closing Date Working Capital Calculations exceed in the aggregate the applicable target ranges, UK Holdco shall make a payment to London in the amount of such excess; to the extent of any positive Excess Indebtedness, London shall make a payment to UK Holdco, and to the extent of any negative Excess Indebtedness, UK Holdco shall make a payment to London; and to the extent the London Closing Date Working Capital Calculations are less than the applicable target ranges, London shall make a payment to UK Holdco in the amount of such shortfall, in each case within five (5) Business Days of the final determination of the Adjustment Calculations as provided above.

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(e)          To the extent the New York Closing Date Working Capital Calculations exceed in the aggregate the applicable target ranges, London shall make a payment to UK Holdco in the amount of such excess multiplied by (i) the Base Percentage divided by (ii) one (1) minus the Base Percentage (expressed as a decimal); to the extent the New York Closing Date Working Capital Calculations are less than the applicable target ranges, UK Holdco shall make a payment to London in the amount of such shortfall multiplied by (i) the Base Percentage divided by (ii) one (1) minus the Base Percentage (expressed as a decimal); to the extent the Closing Date New York Net Debt calculated pursuant to this Section 2.6 exceeds the estimate thereof at Closing, UK Holdco shall make a payment to London in the amount of such excess multiplied by (i) the Base Percentage divided by (ii) one (1) minus the Base Percentage (expressed as a decimal), and to the extent such amount is less than the estimate thereof at Closing, London shall make a payment to UK Holdco in the amount of such shortfall multiplied by (i) the Base Percentage divided by (ii) one (1) minus the Base Percentage (expressed as a decimal), in each case within five (5) Business Days of the final determination of the Adjustment Calculations as provided above. Amounts, if any, owed by London pursuant to Section 2.6(d) or this Section 2.6(e) may be offset by amounts, if any, owed by UK Holdco pursuant to such sections, and vice versa.

Section 2.7           Preliminary Closing. After all of the conditions to the Closing set forth in Article VII have been satisfied or are capable of being satisfied (except for those conditions that by their nature will be satisfied at the Closing) (a) at least twenty (20) Business Days prior to Closing (or such shorter period as New York may allow), London shall deliver to the New York Parties evidence of consents, approvals, permits and authorizations from Governmental Bodies or third parties required in connection with the Taiwan Restructuring or referenced in Section 7.1(g) and other documentation necessary to effectuate the Taiwan Restructuring pursuant to the terms of this Agreement and (b) at least one (1) week prior to the Closing, London shall deliver to the New York Parties evidence of the completion of the Taiwan Restructuring pursuant to Section 5.23.

Section 2.8           Closing.

(a)          The closing of the Transactions and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana St., Houston, Texas 77002 at 9:00 a.m., Houston time, on a date that is the first Business Day immediately following the last calendar day of the calendar month that occurs as promptly as practicable after the date on which all of the conditions set forth in Article VII have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the Parties may agree. The date on which the Closing is held is referred to in this Agreement as the “Closing Date,” and 11:59 p.m. Taiwan time, in the case of London, and 11:59 p.m. Houston time, in the case of New York, on the last calendar day of the month immediately preceding the Closing Date is referred to in this Agreement as the “Closing Reference Time.” For the avoidance of doubt, the Merger shall be deemed to take place immediately prior to the other Transactions at Closing but none of such Transactions shall be deemed to occur unless all such Transactions occur.

(b)          At the Closing, the London Parties shall deliver or cause to be delivered to the New York Parties the following:

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(i)          Evidence of Subject Share Ownership. Certificates representing the Subject Shares, endorsed or accompanied by stock powers executed by a duly authorized officer of London (and with respect to the London Taiwan NewCo Sub Equity Interests, further accompanied by the share certificates representing all of the issued and outstanding equity interests of London Taiwan NewCo Sub, duly endorsed to London Taiwan Holdco, the evidence of entry on the Taiwan NewCo Sub’s shareholders roster to register the transfer of the Taiwan NewCo Sub Equity Interests from London to London Taiwan Holdco, and the approval letter and the updated corporate registration card issued by the applicable Governmental Body to London Taiwan NewCo Sub reflecting London Taiwan Holdco being the registered sole shareholder of London Taiwan NewCo Sub) or, if any such Subject Shares are not certificated, other customary evidence of ownership; and in the case of London PRC Holdco, a copy of London PRC Holdco’s register of members, certified by a director of London PRC Holdco, as true and correct, updated to show Foreign NewCo as the holder of the London PRC Holdco Equity Interests.

(ii)         Evidence of Transfers. Bills of sale and other instruments of conveyance, transfer, assignment and delivery relating to the Conveyance Properties or the Subject Shares or any part thereof as New York may reasonably require or as may be required by applicable Governmental Bodies to assure the full and effective conveyance of the Conveyance Properties and the Subject Shares to Foreign NewCo.

(iii)        Cash Payment. The Additional Share Cash Payment, payable by means of a wire transfer of immediately available U.S. funds to one or more accounts designated by New York.

(iv)        Resignation Letters. To the extent requested by New York in writing five (5) Business Days prior to the Closing, duly signed resignation letters, effective immediately after the Closing, of all directors and company supervisors (or the equivalents) of the Companies.

(v)         Closing Certificate. A certificate from the Chairman of London, in his capacity as such, certifying (A) that attached thereto are true and complete copies of extracts of all resolutions adopted by the London Board authorizing the execution, delivery and performance of this Agreement and the other London Transaction Agreements and the consummation of the Transactions and other transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and the other transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of London authorized to sign this Agreement and the other London Transaction Agreements.

(vi)        FIRPTA Certificates. Certificates (in form reasonably satisfactory to the New York Parties) substantiating that no withholding of Tax is required under Sections 897 and 1445 of the Code.

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(vii)       Payoff Letters. Customary payoff letters and evidence of the release of Liens (other than Permitted Liens) in connection with the obligations of London under Section 5.24.

(viii)      Company Chops. To the extent applicable under applicable Law, the company chops of the Companies which are registered by the Companies with any Governmental Body.

(ix)         Land Receipts. Copies of receipts for the payment of the land use rights grant premium with respect to the London PRC Sub Real Property (other than the parcel of land described in Section 5.3(b)(v)(A)(I) of the London Disclosure Letter).

(x)          Other Closing Deliverables. The documents set forth in Section 7.2(g)(i)-(ii).

(c)          At the Closing, the New York Parties shall deliver or cause to be delivered to the London Parties the following:

(i)          Closing Shares. A written statement from UK Holdco’s transfer agent certified by the Secretary of UK Holdco evidencing a book entry position in the name of London (or its designee) and reflecting that London (or its designee) is the holder of the Closing Shares.

(ii)         True-Up Consideration. The True-Up Consideration.

(iii)        Closing Certificate. A certificate from the Secretary or an Assistant Secretary (or equivalent officer), in each case in their capacity as such, of each New York Party certifying (A) that attached thereto are true and complete copies of extracts of all resolutions adopted by the New York Board or the relevant governing body of such other New York Party authorizing the execution, delivery and performance of this Agreement and the other New York Transaction Agreements and the consummation of the Transactions and other transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and the other transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of the New York Parties authorized to sign this Agreement and the other New York Transaction Agreements.

(iv)        Filing of Certificate of Merger. The New York Parties shall file or cause to be filed the Certificate of Merger with the Secretary of State of the State of Delaware.

(v)         Other Closing Deliverables. The documents set forth in Section 7.3(f)(i)-(ii).

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Section 2.9           Allocation of Consideration to Acquire UK Holdco Common Stock. The sum of all consideration payable under this Agreement shall be allocated among the Subject Shares as of the Closing as agreed between UK Holdco and London (the “Allocation”). An initial Allocation shall be negotiated in good faith prior to the Closing based upon estimates of the value of the consideration to be paid, and such Allocation shall be adjusted following the Closing to take into account the actual value of such consideration (using, for this purpose, the average of the high and low trading prices of UK Holdco Common Stock on its first full day of trading). In the event that UK Holdco and London are unable to agree upon a final Allocation within one hundred and twenty (120) calendar days following the Closing, any disputes between UK Holdco and London as to the final Allocation shall be resolved by PricewaterhouseCoopers (the “Allocation Accounting Firm”), whose determination shall be final, binding and conclusive on London and UK Holdco. The fees and disbursements of the Allocation Accounting Firm shall be shared equally between London and UK Holdco. Following agreement on a final Allocation, to the extent needed for U.S. federal income tax purposes (including in connection with an election under Section 338 of the Code), UK Holdco shall prepare and furnish to London a schedule that allocates among the assets of each London Group Company the amount of consideration attributed to such London Group Company pursuant to the final Allocation, plus the liabilities of such London Group Company (the “Tax Schedule”). Any subsequent adjustments to the amount of consideration payable under this Agreement shall be reflected in the Allocation and the Tax Schedule in a manner consistent with Section 1060 of the Code and the regulations thereunder. For all Tax purposes, UK Holdco and London agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation and, to the extent relevant, the Tax Schedule, and that no Tax position will be taken that is inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.

Article III
REPRESENTATIONS AND WARRANTIES OF THE LONDON PARTIES

Except as set forth in the disclosure letter delivered to New York by London at or prior to the execution of this Agreement (the “London Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that any information set forth in one section or subsection of the London Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face), the London Parties represent and warrant to the New York Parties that:

Section 3.1           Existence; Good Standing; Corporate Authority.

(a)          Each of the London Parties is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not and is not reasonably likely to materially impair or interfere with the Business. Each of the London Parties has all requisite corporate or similar organizational power and authority to own, operate and lease its properties and assets, including (in the case of London) the Contributed Assets, and to carry on its business, including (in the case of London) the Business, as now conducted. The copies of the Charter Documents of London and each Company previously made available to New York are true and correct and contain all amendments as of the date of this Agreement.

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(b)          Each of the Companies is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not and is not reasonably likely to materially impair or interfere with the Business. Each of the Companies has all requisite corporate or similar organizational power and authority to own, operate and lease its properties and assets and to carry on the Business as now conducted.

Section 3.2           Authorization, Validity and Effect of Agreements.   Each of the London Parties has the requisite corporate or similar organizational power and authority to execute and deliver each of the London Transaction Agreements and, upon receipt of the London Stockholder Approval, to consummate the Transactions and other transactions contemplated by this Agreement. The execution of the London Transaction Agreements and the consummation by each of the London Parties of the Transactions and other transactions contemplated hereby have been duly authorized by all requisite corporate or similar organizational action on behalf of each of them, other than the receipt of the London Stockholder Approval. Assuming each London Transaction Agreement constitutes the valid and legally binding obligation of the other parties hereto or thereto, each London Transaction Agreement constitutes the valid and legally binding obligation of each of the London Parties, enforceable against each of the London Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. The London Parties have taken all action necessary to render the restrictions of any applicable takeover Law restricting or purporting to restrict business combinations inapplicable to this Agreement and the Transactions and other transactions contemplated hereby.

Section 3.3           Capitalization.

(a)          The London PRC Sub Equity Interest represents the verified capital of London PRC Sub in the amount of $20,500,000. London PRC Holdco is the sole shareholder of London PRC Sub and has fully contributed to the registered capital of London PRC Sub within the statutory time limits. Except as disclosed on Section 3.3(a) of the London Disclosure Letter, (i) there are no outstanding amounts of the registered capital of London PRC Sub not yet contributed and (ii) there has not been any recoupment of investment out of, or reduction of the registered capital in, London PRC Sub since its establishment, nor has any application been made to the PRC Approval Authority or other PRC Governmental Bodies for such a recoupment or reduction. London PRC Sub has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with London PRC Holdco. London PRC Holdco is and shall be on the Closing Date the sole record and direct beneficial owner of the London PRC Sub Equity Interest, free and clear of any Liens, except restrictions contained in the organizational documents as of the date of this Agreement of London PRC Sub and, until the Closing, Permitted Liens.

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(b)          The authorized Capital Stock of London U.S. Sub consists of 1% general partner interests and 99% limited partner interests. Management LLC is the sole general partner of London U.S. Sub and owns all of its general partner interests. London is the sole limited partner of London U.S. Sub and owns all of its limited partner interests. All such issued and outstanding general partner interests and limited partner interests of London U.S. Sub are duly authorized and validly issued in accordance with applicable Laws and its governing documents and are fully paid (to the extent required by its governing documents) and nonassessable (except to the extent such nonassessability may be affected by applicable Laws) free of preemptive rights. There are no outstanding shares of Capital Stock which, and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate London U.S. Sub to issue, transfer, sell or register any shares of Capital Stock or other voting securities of London U.S. Sub. London U.S. Sub has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of London U.S. Sub on any matter. London and Management LLC are and shall be on the Closing Date the sole record and direct beneficial owners of the London U.S. Sub Equity Interests, free and clear of any Liens, except restrictions contained in the organizational documents as of the date of this Agreement of London U.S. Sub and, until the Closing, Permitted Liens.

(c)          As of the date of this Agreement, the authorized Capital Stock of London Taiwan NewCo Sub consists of 50,000 shares of common stock, par value NT$10.00 per share. London Taiwan NewCo Sub has 50,000 outstanding shares of common stock, which constitutes all of the issued and outstanding Capital Stock of London Taiwan NewCo Sub. All such issued and outstanding shares of London Taiwan NewCo Sub common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding shares of Capital Stock which, and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate London Taiwan NewCo Sub to issue, transfer, sell or register any shares of Capital Stock or other voting securities of London Taiwan NewCo Sub. London Taiwan NewCo Sub has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote). From its formation until immediately prior to the completion of the Taiwan Spin-Off, London Taiwan NewCo Sub has conducted no business or operations of any kind and incurred no Liabilities other than immaterial Liabilities incidental to its formation. London, directly or indirectly through other wholly-owned Subsidiaries, is the beneficial owner of all of the issued and outstanding Capital Stock of London Taiwan NewCo Sub. As of the Closing Date, London Taiwan Holdco is the sole record and direct beneficial owner of the London Taiwan NewCo Sub common stock, free and clear of any Liens, except restrictions contained in the organizational documents of London Taiwan NewCo Sub as of the date of this Agreement and, until the Closing, Permitted Liens.

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(d)          The authorized Capital Stock of London PRC Holdco consists of 50,000 shares of common stock. London PRC Holdco has 25,420 outstanding shares of common stock, which constitutes all of the issued and outstanding Capital Stock of London PRC Holdco. All such issued and outstanding shares of London PRC Holdco are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding shares of Capital Stock which, and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate London PRC Holdco to issue, transfer, sell or register any shares of Capital Stock or other voting securities of London PRC Holdco. From its formation, London PRC Holdco has conducted no business or operations of any kind other than holding the Capital Stock of London PRC Sub and incurred no Liabilities, other than immaterial Liabilities incidental to its formation. London, directly or indirectly through other wholly-owned Subsidiaries, is the sole beneficial owner of 100% of the issued and outstanding equity interests of London PRC Holdco, free and clear of any Liens, except restrictions contained in the organizational documents of London PRC Holdco as of the date of this Agreement and, until the Closing, Permitted Liens. As of the Closing Date, London, directly or indirectly through other wholly-owned Subsidiaries, is the beneficial owner of the 100% of the issued and outstanding equity interests of London Taiwan Holdco, free and clear of any Liens, except restrictions contained in the organizational documents of the Companies and, until the Closing, Permitted Liens. As of the Closing Date, (i) all of the issued and outstanding equity interests of London Taiwan Holdco are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) there are no outstanding shares of Capital Stock which, and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which, in either case, obligate London Taiwan Holdco to issue, transfer, sell or register any shares of Capital Stock or other voting securities of London Taiwan Holdco. From and after its formation following the execution of this Agreement until immediately prior to the completion of the Taiwan Restructuring, London Taiwan Holdco has conducted no business or operations of any kind and incurred no Liabilities, other than immaterial Liabilities incidental to its formation, and has existed solely for the purpose of the Transactions.

(e)          London, directly or indirectly through other wholly-owned Subsidiaries, is the beneficial owner of 100% of the issued and outstanding equity interests of London Stockholder, free and clear of any Liens that secure Indebtedness, except restrictions contained in the organizational documents of London Stockholder as of the date of this Agreement and, until the Closing, Permitted Liens.

Section 3.4           Subsidiaries.    None of the Companies has any Subsidiaries or owns any Capital Stock in any other Person, except for any other Company. London has no Subsidiaries through which the Business is conducted other than the Companies, and London owns no Capital Stock in any Person through which the Business is conducted other than the Companies.

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Section 3.5           Compliance with Laws; Permits.

(a)          Except for (i) matters related to Taxes and Tax Laws, which are treated exclusively in Section 3.10 and Section 3.11, (ii) matters related to Environmental Laws, which, other than Liens, are treated exclusively in Section 3.13, (iii) matters related to Customs & International Trade Laws, which are treated exclusively in Section 3.30, (iv) matters related to ERISA and employee benefit plans and labor matters, which are treated exclusively in Section 3.11 and Section 3.12 and (v) matters related to Intellectual Property, which are treated exclusively in Section 3.14:

(i)          None of the London Group Companies (in the case of London, with respect to the Business) is in material violation of any applicable Law, and no claim is pending or, to the knowledge of the London Parties, threatened with respect to any such matters. No condition exists that does or could reasonably be expected to constitute a material violation of or deficiency under any applicable Law by any London Group Company (in the case of London, with respect to the Business).

(ii)         The London Group Companies hold or have obtained all Governmental Approvals that are necessary to entitle (A) the London Group Companies to own or lease, operate and use the Conveyance Properties (excluding the London Real Property, which is addressed in Section 3.5(a)(iii)) as currently operated or used, (B) the London Group Companies to carry on and conduct the Business as conducted in the past five (5) years and immediately prior to the date of this Agreement (with respect to London PRC Sub, including the registrations for foreign exchange, local tax, state tax, finance, enterprise bar code, security bureau and such other registrations as required under the Laws of the PRC (“PRC Law”)) and (C) London to invest, directly or indirectly, in the London Stockholder and the Companies (collectively, the “London Governmental Permits”), and a true and correct list of all such London Governmental Permits is set forth on Section 3.5(a)(ii)(A) of the London Disclosure Letter, which list identifies the relevant Governmental Body, the current holder and expiration date of such London Governmental Permits. The London Group Companies have complied with all terms and conditions of the London Governmental Permits and, except as set forth on Section 3.5(a)(ii)(B) of the London Disclosure Letter, all London Governmental Permits are valid and in full force and effect and there exists no default thereunder or breach thereof, and all renewals have been timely applied for and will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of the London Transaction Agreements or the consummation of the Transactions and the other transactions contemplated hereby, in each case except for any non-compliance, non-effectiveness, suspension, modifications, revocations or non-renewals that would not materially impair or interfere with the Business. The London Parties have no notice or actual knowledge that such London Governmental Permits will not be renewed in the ordinary course after giving effect to the Transactions. No Governmental Body has taken, or to the knowledge of the London Parties, threatened to take, any action to terminate, cancel or reform any London Governmental Permit.

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(iii)        Except as listed on Section 3.5(a)(iii) of the London Disclosure Letter, each London Group Company possesses all material certificates, permits, licenses, registrations, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the ownership, operation and use of the London Owned Real Property and the operation and use of the London Leased Real Property, except where the failure to so possess, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such London Real Property as currently conducted or the operation of the Business. There exists no material default or breach with respect to, and no party or Governmental Body has taken or, to the knowledge of the London Parties, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the London Real Property.

(b)          Except as listed on Section 3.5(b) of the London Disclosure Letter, in the past three (3) years, no London Group Company has taken or failed to take any action with respect to the Business that has resulted or will be reasonably likely to result in any enforcement actions by any Governmental Body (including any imposition of fines or penalties) for the material violation of any Law.

(c)          Except as listed on Section 3.5(c) of the London Disclosure Letter, in the past three (3) years, (i) there have been no material lawsuits, claims, suits or proceedings relating to the Business or the Conveyance Properties against any London Group Company, and there are none pending or, to the knowledge of the London Parties, threatened, against any London Group Company or any of the Conveyance Properties and (ii) the London Group Companies have not received any written notices of any material investigations relating to the Business or the Conveyance Properties and to their knowledge, no such material investigations are pending or have been threatened. Except as would not result in a London Material Adverse Effect, there is no court order in effect with respect to the Business or the Conveyance Properties. Notwithstanding the foregoing, London makes no representation herein regarding Transaction Litigation.

(d)          Except as would not materially impair or interfere with the Business or as set forth in Section 3.5(d) of the London Disclosure Letter, the London Group Companies (in the case of London, with respect to the Business) and the Business are in compliance with all applicable Antitrust Laws, at no time in the last five (5) years has any London Group Company or the Business committed any violation of, or taken any action subject to penalty under, any applicable Antitrust Laws, and there are no unresolved questions or claims concerning any Liability of any London Group Company (in the case of London, with respect to the Business) or the Business with respect to any such applicable Laws.

(e)          London PRC Sub has in all material respects complied with all PRC foreign exchange Laws and regulations in its operations, including but not limited to inward and outward remittance of funds, use of foreign exchange, use and maintenance of its foreign exchange bank accounts and registration of all foreign debts. London PRC Sub has completed successfully all Annual Reviews conducted by the relevant PRC Governmental Bodies.

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Section 3.6           No Conflict.

(a)          Neither the execution and delivery by the London Parties of the London Transaction Agreements nor the consummation by the London Parties of the Transactions and the other transactions contemplated by this Agreement or the other London Transaction Agreements in accordance with the terms hereof will (i) subject to receipt of the London Stockholder Approval, conflict with or result in a breach of any provisions of the Charter Documents, or similar business entity formation and governing documents, of any of the London Group Companies; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the Conveyance Properties or the Subject Shares under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the London Group Companies (in the case of London, with respect to the Business) under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which any of the London Group Companies is a party, or by which any of the London Group Companies or any of their respective properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 3.6(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any London Group Company, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that are not and are not reasonably likely to materially impair or interfere with the Business.

(b)          Neither the execution and delivery by the London Parties of the London Transaction Agreements nor the consummation by the London Parties of the Transactions and other transactions contemplated hereby in accordance with the terms hereof will require any Governmental Approvals other than (i) filings required under the HSR Act, (ii) filings and notifications required under applicable non-U.S. antitrust Laws set forth in Section 3.6(b)(ii) of the London Disclosure Letter, (iii) the filing of a listing application with the NYSE pursuant to Section 5.17, (iv) the filing with the Taiwan Stock Exchange Corporation required for the Taiwan Spin-Off, the filing with the Taiwan Ministry of Economic Affairs after the completion of the Taiwan Spin-Off and the Taiwan Share Transfer (as defined in Section 5.23(a)) to amend the corporate registrations of London Taiwan NewCo Sub as a result of the Taiwan Spin-Off and the Taiwan Share Transfer, respectively, filings with the Kaohsiung City Government required for London Taiwan NewCo Sub to obtain new (or updated) business registration approvals issued by the applicable tax authority and filings required for London Taiwan NewCo to obtain all Governmental Approvals, including the factory registrations and the London Environmental Permits listed in Section 3.6(b)(iv) of the London Disclosure Letter, which are necessary for it to hold the Contributed Assets and conduct the Business in Taiwan, (v) filings required by applicable Law with the Taiwan Stock Exchange Corporation and the Securities and Futures Bureau of Taiwan, (vi) filings with the Taiwan Investment Commission for (A) the approvals for and in connection with the completion of the Taiwan Share Transfer, (B) the change of the investment in London PRC Sub resulting from the PRC Equity Conveyance and (C) the transfer of the London U.S. Sub Limited Partner Interests and London U.S. Sub General Partner Interests owned by London Stockholder, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to materially affect the ability of the Parties to timely consummate the Transactions and (vii) filings required to satisfy the CFIUS Condition ((i), (ii), (iii), (iv), (v), (vi) and (vii), collectively, the “Regulatory Filings”). Except for the consents listed in Section 3.6(b)(ii) of the London Disclosure Letter and the Governmental Approvals set forth in the preceding sentence, neither the execution and delivery by the London Parties of the London Transaction Agreements nor the consummation by the London Parties of the Transactions and other transactions contemplated hereby in accordance with the terms hereof will require any consent from any third party, except where the failure to obtain any such consent, individually or in the aggregate, would not materially impair or interfere with the Business.

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(c)          The execution and delivery by the London Parties of this Agreement and the consummation by them of the Transactions and the other transactions contemplated hereby and other London Transaction Agreements do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under: (i) the terms of any London Material Contract; (ii) any contract or plan under which any employees, officers, directors or company supervisors of any of the London Group Companies are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event or circumstance and requires either a cash payment or an accounting charge in accordance with IFRS; or (iii) any London Governmental Permit, except, in each case, individually or in the aggregate, as would not materially impair or interfere with the Business.

Section 3.7           The Taiwan Securities Authorities Documents.    London has filed with the Taiwan Stock Exchange Corporation and the Taiwan Securities and Futures Bureau (collectively, the “Taiwan Securities Authorities”) all documents (including exhibits and any amendments thereto) required to be so filed by them since January 1, 2010 pursuant to the Taiwan Securities and Exchange Act and other relevant rules of the Taiwan Securities Authorities, and has made available to New York each report, statement or information it has so filed, other than those filed and publicly available on the Market Observation Post System, each in the form (including exhibits and any amendments thereto) as filed with the Taiwan Securities Authorities (each, a “London Report”). As of its respective date, each London Report (i) complied in all material respects with the applicable requirements of the Taiwan Securities Authorities and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any London Report that have been modified by an amendment to such report filed with the Taiwan Securities Authorities prior to the date hereof, except for such noncompliances, misstatements or omissions which would not result in a London Material Adverse Effect.

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Section 3.8           Litigation. Except as set forth in Section 3.8 of the London Disclosure Letter, there are no material actions, suits or proceedings (a) pending against any London Group Company (in the case of London, relating to the Business) or, to the knowledge of the London Parties, threatened against any London Group Company (in the case of London, relating to the Business), at law or in equity or in any arbitration or similar proceedings, before or by any Governmental Body or (b) against any director, company supervisor or officer of the Companies relating to the performance of their duties as directors, company supervisors or officers, as applicable. Notwithstanding the foregoing, London makes no representation herein regarding Transaction Litigation.

Section 3.9           Absence of Certain Changes.

(a)          From December 31, 2012 until the date hereof, each of the London Group Companies has conducted the Business only in the ordinary course consistent with past practice. Since December 31, 2012, there has been no change or development that has had a London Material Adverse Effect.

(b)          From December 31, 2012 until the date hereof, there has not been any action taken by any London Group Company (in the case of London, with respect to the Business) that, if taken during the period from the date of this Agreement through the Closing Date without New York’s consent, would constitute a breach of Section 5.3(b)(v).

Section 3.10         Taxes.

(a)          All material Tax Returns required to be filed by or with respect to any Company (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included London or any of its Subsidiaries) or the Conveyance Properties have been filed on a timely basis with the appropriate Governmental Body, and all such Tax Returns are correct and complete in all material respects. All material Taxes that have become due with respect to the Companies (regardless of whether reflected on any Tax Return) have been paid or deposited in full on a timely basis or adequately reserved for in the Financial Statements in accordance with IFRS. There are no material Liens on any of the Conveyance Properties that arose in connection with any failure to pay any Tax.

(b)          With respect to both the Companies and the Conveyance Properties (i) no audit, investigation or other administrative proceeding or court proceeding is presently pending with regard to any material Tax or Tax Return as to which any taxing authority has asserted in writing any material claim; (ii) no Governmental Body is now asserting in writing any deficiency or claim for material Taxes or any adjustment to material Taxes; and (iii) there exists no material Liability of the Business for any Tax under Treasury Regulation § 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of any affiliated group of which London is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax Law. No Company has made or granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any Tax upon any Company or with respect to the Conveyance Properties. No Company is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any Tax Law. No Company is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement solely among the Companies or any customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements and similar agreements entered into in the ordinary course of business. Since January 1, 2013, London has not made or rescinded any material election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material Taxes, or except as may be required by Law, made any material change to any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns. None of the Companies has engaged in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4. To the knowledge of the London Parties, the Companies have not been United States real property holding corporations within the meaning of Section 897(c)(2) of the Code at any time within the past five (5) years. No notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Companies or London (in respect of the Conveyance Properties or the Business) to the effect that the filing of Tax Returns may be required. No Company has any material (i) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction) or (ii) deferred gain or loss arising out of any deferred intercompany transaction. The Transactions will not cause any Company to recognize gain by reason of Section 355(e) of the Code.

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(c)          The representations and warranties set forth in this Section 3.10 are the sole and exclusive representations and warranties of the London Parties with respect to the matters set forth in this Section 3.10.

Section 3.11         Employee Benefit Plans.

(a)          Section 3.11(a) of the London Disclosure Letter contains a list of all Business Plans. London has provided or made available to New York true and complete copies of the Business Plans, all amendments thereto and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions and a summary of all material modifications, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.

(b)          All applicable reporting and disclosure requirements have been met in all material respects with respect to the Business Plans; to the extent applicable, the Business Plans comply in all material respects with the requirements of ERISA and the Code and with all other Laws of any applicable jurisdiction, and any Business Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and has not been amended or operated in a way which would adversely affect such qualified status; the Business Plans have been maintained and operated in accordance with their terms, and, to the knowledge of the London Parties, there are no breaches of fiduciary duty in connection with the Business Plans; there are no pending or, to the knowledge of the London Parties, threatened claims against or otherwise involving any Business Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Business Plan activities) has been brought against or with respect to any Business Plan; and all material contributions required to be made as of the date of this Agreement to the Business Plans have been made or provided for.

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(c)          Except as set forth in Section 3.11(c) of the London Disclosure Letter, no London Group Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which any London Group Company or their ERISA Affiliates maintained, sponsored or contributed to within the 6-year period preceding the Closing) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d)          No “reportable event” (as defined under ERISA) has occurred within the prior three (3) years or is reasonably expected to occur with respect to any London Group Plan, including as a result of the transactions contemplated by this Agreement. No London Group Plan is subject to restrictions on the payment or accrual of benefits under Section 436 of the Code and no London Group Plan is in “at risk” status for the current plan year under Section 430(i) of the Code.

(e)          Except as set forth in Section 3.11(e) of the London Disclosure Letter, (i) neither the execution of the London Transaction Agreements nor the consummation of the Transactions or other transactions contemplated hereby or thereby shall cause any payments or benefits to any employee, officer, director or company supervisor of any Company to be either subject to an excise tax or be non-deductible to London under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered and (ii) the execution of, and performance of the Transactions and other transactions contemplated by, the London Transaction Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Business Employee.

(f)          No London Group Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Business Employees for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(g)          Other than with respect to statutorily mandated plans maintained by the London PRC Sub and to be maintained by the London Taiwan NewCo Sub, each Business Plan may at any time be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

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(h)          Since January 1, 2005, each Business Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, at all times since December 31, 2008, each Business Plan that is a nonqualified deferred compensation plan or arrangement has been in documentary compliance with Section 409A of the Code, except for such noncompliance that may be corrected under IRS Notice 2008-113, IRS Notice 2010-6 or IRS Notice 2010-80 and as would not be reasonably likely to materially impair or interfere with the Business.

(i)          From July 1, 2013 to the date of this Agreement, except in the ordinary course of business consistent with past practice, there has not been (i) any granting, or any commitment or promise to grant, by any London Group Company to any officer of any London Group Company of (A) any increase in compensation or (B) any increase in severance or termination pay of any Business Employee (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 3.11(i)(i)(A)), (ii) any entry by any London Group Company into any employment, severance or termination agreement with any person who is a Business Employee at any time on or after the date of this Agreement, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing London Group Plan, except in accordance with the pre-existing terms of that London Group Plan, (iv) any establishment of, or any commitment or promise to establish, any new London Group Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards held by any Business Employee or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any equity-based awards to any Business Employee.

(j)          With respect to all Business Plans that are not subject to Laws of the United States (the “London Foreign Business Plans”), (i) each such London Foreign Business Plan is in material compliance with all applicable Laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under such London Foreign Business Plans have been timely made and all liabilities thereunder have been properly accrued on the Audited Financial Statements and (iii) each London Foreign Business Plan is either fully funded or a fully insured plan.

(k)          The representations and warranties set forth in this Section 3.11 are the sole and exclusive representations and warranties of the London Parties with respect to the matters set forth in this Section 3.11.

Section 3.12         Labor Matters.

(a)          With respect to the Business, no London Group Company is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. To the knowledge of the London Parties, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened in connection with the Business.

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(b)          All of the Business Employees working in the PRC have employment agreements, the standard form of which has been made available to the New York Parties. With respect to the Business, no London Group Company operating in the PRC is a party to any oral employment agreement. All Business Employees of London PRC Sub have joined the statutory social insurance and housing fund as required under PRC Law. With respect to the Business, both London PRC Sub and all its employees have duly and fully performed their obligations with respect to and have duly and timely made their respective contributions to such social insurance and housing fund. With respect to the Business, London PRC Sub has not offered any insurance benefits, other than the statutory social insurance and housing fund aforesaid, to its Business Employees.

(c)          All Business Employees of the London Group Companies working in Taiwan have entered into written employment agreements, the standard form of which has been made available to the New York Parties. With respect to the Business and the Business Employees, no London Group Company is a party to any oral employment agreement. The seniority of all Business Employees of the London Group Companies working for the Business in Taiwan under the old pension scheme pursuant to the Labor Standards Act of Taiwan has been fully paid off as of January 5, 2009, and the new pension scheme pursuant to the Labor Pension Act of Taiwan applies to all Business Employees in Taiwan. With respect to the Business and the Business Employees, the London Group Companies and all their employees working for the Business have duly and timely made their respective contributions to such insurance programs and pension funds pursuant to the Labor Pension Act of Taiwan. The London Group Companies have not adopted or offered any insurance or pension benefits, other than the statutory programs or scheme under the Labor Pension Act of Taiwan, or any other benefits other than those required under Taiwan Law, to the Business Employees in Taiwan. For the avoidance of doubt, the London Group Companies’ employees in Taiwan working for the Business include those who are seconded or expatriated offshore but nevertheless subject to the Taiwan labor Law.

(d)          With respect to the Business, (i) no London Group Company has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Laws with respect to the employment of individuals by, or the employment practices of, any London Group Company or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no material unfair labor practice charges or other employee-related complaints against any London Group Company pending or, to the knowledge of the London Parties, threatened, before any Governmental Body by or concerning the employees working in the Business or otherwise, except as would not materially impair or interfere with the Business.

(e)          With respect to the Business, the London Group Companies are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, health and labor insurance programs, personal rights or any other labor and employment-related matters and the London Group Companies are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

(f)          To the knowledge of the London Parties, with respect to the Business, all Business Employees of the London Group Companies have been properly classified as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes in the jurisdictions where such classifications are applicable, and all compensation paid to the Business Employees of the London Group Companies has been properly reported for all such purposes.

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(g)          As of immediately prior to the Closing, there are no share option, share incentive, share purchase or similar schemes offered or granted to any Business Employees of the London Group Companies.

Section 3.13         Environmental Matters.

(a)          Except as described in Section 3.13(a) of the London Disclosure Letter, each London Group Company is and, except for such matters that would fall outside of any applicable statute of limitations, has been in compliance with all applicable Environmental Laws and Environmental Permits with respect to the Business and the ownership and operation of the Conveyance Properties, excluding such noncompliance as, individually or in the aggregate, would not be reasonably likely to result in material Liability. To the knowledge of the London Parties, no environmental condition or environmental compliance issue exists at any of the Conveyance Properties that materially interferes with the conduct of their respective businesses thereon in the manner now conducted or that is reasonably likely to materially interfere with continued compliance with any applicable Environmental Law.

(b)          No London Group Company (in the case of London, with respect to the Business only) has (i) received any written notice of material noncompliance with, material violation of, or material Liability or potential material Liability under, any Environmental Law or any agreement imposing environmental obligations or Liabilities on any of the London Group Companies, (ii) entered into any consent decree, settlement agreement or order or is subject to any order of any Governmental Body or tribunal under any Environmental Law with respect to a material Liability or (iii) is subject to any judicial or administrative actions or Environmental Claims that could reasonably be expected to result, individually or in the aggregate, in a material Liability; provided, that the foregoing does not apply to any matters that have been fully resolved with no further liability or obligation on behalf of any London Group Company.

(c)          The London Group Companies hold all material Environmental Permits required for the construction and operation of the Conveyance Properties and the operation of the Business as conducted immediately prior to the date of this Agreement (collectively, the “London Environmental Permits”), and a true and correct list of all such London Environmental Permits as of the date of this Agreement is set forth on Section 3.13(c)(i) of the London Disclosure Letter, which list identifies the relevant Governmental Body, the current expiration date, and the current holder of such London Environmental Permits. The London Group Companies are in compliance with all terms and conditions of the London Environmental Permits excluding any noncompliance, individually or in the aggregate, as would not be reasonably likely to result in material Liability. Except as set forth on Section 3.13(c)(ii) of the London Disclosure Letter, the material London Environmental Permits are valid and in full force and effect, and all renewals have been timely applied for. No Governmental Body has provided written notice of any actual or threatened action to terminate, suspend, cancel or reform any material London Environmental Permit.

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(d)          None of the London Group Companies and, to the knowledge of the London Parties, no other Person has Released any Materials of Environmental Concern at any of the Conveyance Properties that would be materially adverse to the operations of the Business or the Conveyance Properties or that would be reasonably likely to result in a material Liability of the Business or the owner or operator of any of the Conveyance Properties under Environmental Laws.

(e)          None of the London Real Property is subject to a Lien or an activity or use limitation issued or filed pursuant to Environmental Laws that would be reasonably likely to prohibit, restrict or limit the use of the London Real Properties in a manner that is inconsistent with the use of such properties as of the date of this Agreement.

(f)          The representations and warranties set forth in this Section 3.13 are, other than with respect to Liens, the sole and exclusive representations and warranties of the London Parties with respect to Environmental Law, Environmental Permits, Environmental Claims and Materials of Environmental Concern.

Section 3.14         Intellectual Property.

(a)          Section 3.14(a) of the London Disclosure Letter contains an accurate and complete list (in all material respects) of (i) all material United States and foreign patents, published patent applications, Trademarks and copyright registrations and applications owned by any London Group Company which are part of the London Intellectual Property Rights (the “Registered London IP Rights”); (ii) all material London Group IP Contracts (excluding shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software) pursuant to which any London Group Company has been granted the right by a third party to use in the Business any material Intellectual Property it does not own, accurately describing the title of each agreement; (iii) all material London Group IP Contracts pursuant to which any London Group Company grants to any third party the right to use any material London Intellectual Property Rights, accurately describing the title of each agreement; and (iv) all material intracompany IP Contracts to the extent primarily used in the Business whereby any London Group Company has been granted and/or grants the right to use any material Intellectual Property, naming the licensee and licensor and accurately describing the title of each agreement.

(b)          Except as set forth on Section 3.14(b) of the London Disclosure Letter: (i) the Intellectual Property and IP Contracts included in the Conveyance Properties constitutes all of the material Intellectual Property and IP Contracts primarily used or held for use in the Business, including any London Intellectual Property In Progress, except for (x) any such material Intellectual Property the benefits of which or right to use are to be provided immediately after the Closing by London or its Affiliates pursuant to any Service Agreements or this Agreement or (y) subject to Section 5.16, any Contract which by its terms requires the consent of any other party which consent has not been obtained prior to the Closing; (ii) the execution, delivery and performance of the London Transaction Agreements and the consummation of the Transactions and other transactions contemplated hereby and thereby, will not cause the forfeiture, termination, cancellation, or abandonment of any of the Registered London IP Rights, or termination of or loss of rights under any of the London Group IP Contracts, subject to the expiration of any of the Registered London IP Rights pursuant to applicable Law, except as, individually or in the aggregate, would not materially impair or interfere with the Business; (iii) all Registered London IP Rights are in effect and subsisting and, to the knowledge of the London Parties, none of the Registered London IP Rights are being opposed or are the subject of any interference, reexamination request or other similar proceeding requesting reconsideration of the grant of such rights; (iv) the London Group Companies have entered into agreements with, or have otherwise required assignment (including by operation of Law) by, its employees and contractors as reasonably required to assign to the London Group Companies such employees’ and contractors’ (as applicable) ownership rights in any material London Intellectual Property Rights purported to be owned by the London Group Companies; and (v) the London Group Companies have taken reasonable measures to protect the confidentiality of any material trade secrets included in the London Intellectual Property Rights.

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(c)          Except as, individually or in the aggregate, would not or would not be reasonably likely to be material or as set forth on Section 3.14(c) of the London Disclosure Letter: (i) no claim or litigation asserting infringement, misappropriation or other violation of any London Intellectual Property Rights owned by London is pending or threatened in writing by any London Group Company, or, to the knowledge of the London Parties, any other Person; (ii) no claim or litigation challenging the validity or enforceability of any of the London Intellectual Property Rights owned by any London Group Company is pending or threatened in writing against any London Group Company; (iii) to the knowledge of the London Parties, no Person is infringing, misappropriating or otherwise violating the London Intellectual Property Rights owned by any London Group Company; (iv) to the knowledge of the London Parties, the conduct of the Business as currently conducted, including any product, service or activity of the Business, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (v) no London Group Company has within the past three (3) years received any written charge, complaint, claim or notice alleging that the operation of the Business as currently conducted, or conducted in the last three (3) years, infringes, misappropriates or otherwise violates any Intellectual Property of any Person. This Section 3.14(c) constitutes the only representation and warranty of the London Parties with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property of any other Person.

Section 3.15         Decrees, Etc. No order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Body or any arbitral or other dispute resolution body has been issued or entered against any London Group Company that continues to be in effect that materially affects the Business, the ownership or operation of the Conveyance Properties or the Companies and their Subsidiaries. Since January 1, 2011, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Body has been issued against any London Group Company.

Section 3.16         Insurance. The London Group Companies maintain, and have maintained, without interruption, since January 1, 2010, self-insurance or policies or binders of insurance covering risks and events, including personal injury, property damage and general liability, for all Conveyance Properties and operations of the Business. Section 3.16 of the London Disclosure Letter contains a complete and accurate list of all such insurance maintained by the London Group Companies with respect to the operation of the Business and the Conveyance Properties. All of such policies are now and will be until the Closing in full force and effect with no premium arrearages. Since January 1, 2010, to the knowledge of the London Parties, the London Group Companies (in the case of London, with respect to the Conveyance Properties and the Business) have given to their respective applicable insurers in a timely manner all material notices required to be given under their third-party insurance policies with respect to all material claims and actions covered by third-party insurance. Since January 1, 2010, no third-party insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any such claims. Since January 1, 2010, no London Group Company has received any notice or other communication from any such insurance company canceling or materially amending any of said insurance policies, and, to the London Parties’ knowledge, no such cancellation or amendment is threatened. Since January 1, 2010, no London Group Company has received any notifications from any insurance provider recommending or requiring any material repairs or any other material work to be done with respect to the Business or the Conveyance Properties.

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Section 3.17         No Brokers. London has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of any New York Party or London Party to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions and other transactions contemplated hereby.

Section 3.18         Corporate Approval. The London Board, at a meeting duly called and held, (a) determined that the London Transaction Agreements and the Transactions and other transactions contemplated hereby and thereby are advisable and in the best interests of the stockholders of London and (b) approved the London Transaction Agreements and the Transactions and other transactions contemplated hereby and thereby and the Subject Shares Transactions.

Section 3.19         Vote Required. The only approval of the stockholders of London that is required for London to enter into, and perform its obligations under, the London Transaction Agreements or the consummation by London of the Transactions and the other transactions contemplated by this Agreement is the affirmative vote of (a) a majority of the votes present at the London Stockholder Meeting if such meeting is attended by holders of at least two-thirds of the issued and outstanding shares of London’s common stock or (b) at least two-thirds of the votes present at the London Stockholder Meeting if such meeting is attended by holders of at least a majority but less than two-thirds of the issued and outstanding shares of London’s common stock, as the case may be, in accordance with applicable Laws (such approval, the “London Stockholder Approval”).

Section 3.20         Capital Stock Ownership. As of the date of this Agreement, neither London, its Subsidiaries, any director or officer of London, any Person named on Section 3.20 of the London Disclosure Letter, nor to the knowledge of the London Parties, any other Person who is a Controlled Affiliate (as defined in the form of Shareholder Agreement, which is attached hereto as Exhibit A) Beneficially Owns (as defined in the Shareholder Agreement) any shares of Capital Stock of New York or any other securities convertible into or otherwise exercisable to acquire shares of Capital Stock of New York. Upon the Closing, neither London nor any Controlled Affiliate will Beneficially Own any shares of Capital Stock of UK Holdco or any other securities convertible into or otherwise exercisable to acquire shares of Capital Stock of UK Holdco, except for the Closing Shares.

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Section 3.21         Certain Contracts.

(a)          Section 3.21(a) of the London Disclosure Letter sets forth a list of each of the following types of Contracts to which any of the London Group Companies is a party and which are currently in effect and which, in the case of London, primarily relate to the Business, except for any Contracts which are Excluded Assets and any Contracts among one or more of the London Group Companies that shall be terminated at or prior to the Closing pursuant to the terms of this Agreement (each of the following Contracts, a “London Material Contract”):

(i)          any Contract for the future purchase, sale, lease or sublease or disposition of real property (and/or any amendment or modification thereto);

(ii)         any material partnership, joint venture, teaming agreement, strategic alliance agreement or other similar Contract or memorandum of understanding;

(iii)        any Contract which provides for, or relates to, the incurrence or guaranty by any London Group Company or the giving of any collateral security for, Indebtedness with respect to the Business;

(iv)        any Contract that is a settlement, conciliation or similar agreement with any Governmental Body pursuant to which any London Group Company or Subsidiary thereof will be required after the date of this Agreement to pay consideration in excess of $100,000 (but excluding, for the avoidance of doubt, customer and supplier Contracts entered into with any Governmental Body);

(v)         any Contract entered into by any London Group Company with any employee of any London Group Company that provides for change in control or severance payments or benefits in excess of $500,000 or any director, company supervisor or executive officer of any London Group Company that provides for change in control or severance payments or benefits;

(vi)        any Contract that contains any covenant or provision prohibiting or restricting any London Group Company or the Business from engaging in any line or type of business in excess of $2,000,000;

(vii)       any Contract with a supplier that involves the purchase or sale of goods or services in excess of $2,000,000 in any 1-year period;

(viii)      any material London Group IP Contract relating to the Business pursuant to which any London Group Company obtains or grants any licenses or other rights with respect to any London Intellectual Property Rights (except for those obtained pursuant to a London Group Company’s standard terms for purchase or sale of goods and services and all shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software), including any covenant not to sue;

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(ix)         any Contract with a customer that involves the sale of goods or services in excess of $2,000,000 in any 1-year period, other than any Contract between two (2) or more London Group Companies or their respective Affiliates;

(x)          any Contract that requires aggregate payments of any commissions in excess of $2,000,000 per year;

(xi)         any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements or similar Contracts relating to the sale, lease or disposal of any Conveyance Properties that (i) were entered into during the 4-year period prior to the date hereof or (ii) have remaining material obligations to be performed by a London Group Company thereunder, in each case which were not entered into in the ordinary course of business and provide for consideration in excess of $10,000,000;

(xii)        any Contract pursuant to which the Business has incurred Indebtedness that is currently outstanding in an amount in excess of $5,000,000;

(xiii)       any Contract relating to any action, settlement or court order that involves any unpaid Liability of any London Group Company in excess of $100,000; and

(xiv)      any Contract not listed above in this Section 3.21(a) that is material to the operation of the Business or the Conveyance Properties (except IP Contracts, which shall be governed by Section 3.21(a)(viii)).

(b)          In the two (2) years prior to the date of this Agreement, no material supplier to the Business has canceled or, to the knowledge of the London Parties, threatened in writing to cancel, any London Material Contract or to not provide material products, supplies, or services to the Business. To the knowledge of the London Parties, (i) none of the material suppliers to the Business is unable to supply material products or services supplied by them to the Business in order to meet the specifications provided with respect thereto, (ii) no London Group Company has a direct or indirect equity or debt interest in any supplier to the Business, except for interests consistent with ordinary course trading relationships and (iii) none of the material suppliers to the Business has indicated in writing during the 1-year period immediately preceding and including the date of this Agreement that it intends to cease or materially diminish or materially raise prices for its supply of goods or services to the Business.

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(c)          Except as set forth in Section 3.21(c) of the London Disclosure Letter: (i) in the two (2) years prior to the date of this Agreement, no material customer of the Business has canceled or, to the knowledge of the London Parties, threatened in writing to cancel, any material Contract with the Business or to not purchase material products or services from the Business and (ii) to the knowledge of the London Parties, none of the material customers of the Business has indicated in writing during the 1-year period immediately preceding and including the date of this Agreement that it intends to cease or materially diminish its purchase of goods or services from the Business at any time in the foreseeable future.

Section 3.22         Status of Contracts. Each London Material Contract is in full force and effect, except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice, and each London Group Company has in all material respects performed all obligations required to be performed by them under each London Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, does not and is not reasonably likely to materially impair or interfere with the Business. Except for such matters as, individually or in the aggregate, are not and are not reasonably likely to materially impair or interfere with the Business, no London Group Company (a) knows of, or has received written notice of, any material breach of or violation or default under (nor, to the knowledge of the London Parties, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any London Material Contract or (b) has received written notice of the desire of the other party or parties to any such London Material Contract to exercise any rights such party has to cancel, terminate or repudiate such London Material Contract or exercise remedies thereunder. Each London Material Contract is enforceable by a London Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, except where such unenforceability would not materially impair or interfere with the Business.

Section 3.23         Capital Expenditure Program. A capital budget for the fiscal year ending December 31, 2014 for the Business is set forth in Section 3.23 of the London Disclosure Letter. Such capital budget is a (a) true and complete copy of the most recent internal capital budget for the Business for the fiscal year ending December 31, 2014 and (b) was prepared by management of London in good faith and on a reasonable basis.

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Section 3.24         Title, Ownership and Related Matters. Except as set forth on Section 3.24 of the London Disclosure Letter, and excluding the London Real Property (which is addressed in Section 3.28 and Section 3.29), (a) each applicable London Group Company has good and valid title to (or the jurisdictional equivalent), or valid leasehold interest in, or valid right to use, its respective tangible Conveyance Properties, free and clear of any and all Liens, except for Permitted Liens, and collectively, the London Group Companies have good and valid title to (or the jurisdictional equivalent) or valid leasehold in, or valid right to use all tangible Conveyance Properties; (b) London or its wholly-owned Subsidiaries have good and valid title (or the jurisdictional equivalent) to all of the Subject Shares, free and clear of any all Liens or restrictions except restrictions contained in the organizational documents of the Companies and, until the Closing, Permitted Liens; (c) subject to the London Stockholder Approval and the Governmental Approvals contemplated by the Regulatory Filings, London has the full right to convey and transfer to London Taiwan NewCo Sub good and valid title to (or the jurisdictional equivalent), or valid leasehold interest in, or valid right to use, all tangible Contributed Assets, free and clear of any Liens except Permitted Liens; (d) subject to the London Stockholder Approval and the regulatory approvals contemplated by the Regulatory Filings, London has the full right to convey and transfer or to cause to be conveyed and transferred to the New York Parties good and valid title (or the jurisdictional equivalent) to the Subject Shares, free and clear of any Liens and restrictions except restrictions contained in the organizational documents of the Companies; (e) upon consummation of the Taiwan Spin-Off, London Taiwan NewCo Sub shall have good and valid title to (or the jurisdictional equivalent), valid leasehold interest in, or valid right to use, the tangible Contributed Assets free and clear of any Liens except Permitted Liens; and (f) the delivery to the New York Parties of the instruments of transfer of ownership contemplated by this Agreement shall vest good and valid title (or the jurisdictional equivalent) to the Subject Shares in the applicable New York Party, free and clear of any Liens or restrictions except restrictions contained in the organizational documents of the applicable Company.

Section 3.25         All Assets of Business.

(a)          Except as set forth on Section 3.25(a) of the London Disclosure Letter:

(i)          the Business is conducted only by the London Group Companies; immediately prior to the Closing, the Business will be conducted only by the Companies (except for any conduct of the Business by London immediately prior to the Closing for which such conduct is substantially similar in nature to the rights, services and licenses to be provided immediately after the Closing by London or its Affiliates pursuant to any Service Agreement); and the Companies are not engaged in any business other than the Business and do not hold any assets (whether tangible or intangible), rights or properties or conduct any operations other than in connection with the Business; and

(ii)         the Conveyance Properties constitute all of the assets, rights and properties (including, for the avoidance of doubt, software) of London and its Affiliates used or held for use in the Business except for (x) any such assets, rights and properties the benefits of which or right to use are to be provided immediately after the Closing by London or its Affiliates pursuant to any Service Agreements or this Agreement or (y) subject to Section 5.16, any Contract which by its terms requires the consent of any other party which consent has not been obtained prior to the Closing.

(b)          Except (i) as set forth on Section 3.25(b) of the London Disclosure Letter, (ii) subject to Section 5.16, for any Contract which by its terms requires the consent of any other party which consent has not been obtained prior to the Closing, (iii) for the Excluded Assets and (iv) for any such assets, rights and properties the benefits of which or right to use are to be provided immediately after the Closing by London or its Affiliates pursuant to any Service Agreements or this Agreement, all of the assets, rights and properties used in, or held for use by the Business are owned, leased or held with a right to use by, one or more of the London Group Companies and, immediately prior to the Closing, will be owned, leased or held with a right to use by one or more of the Companies and such assets, rights and properties are indirectly being transferred to New York in the Subject Shares Transactions.

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(c)          All of the tangible Conveyance Properties are in good and serviceable condition and are adequate for the particular purposes for which they are currently used in the Business, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.

Section 3.26         Financial Statements.

(a)          The audited combined financial statements of the Business as of and for the years ended December 31, 2010, 2011 and 2012 (the “Audited Financial Statements”) provided to New York present fairly, in all material respects, the combined financial position of the Business as of the respective dates of the combined statements of financial position included therein and the combined results of operations and cash flows of the Business for the respective periods set forth therein, all in accordance with IFRS. The Audited Financial Statements have been prepared in accordance with IFRS consistently applied throughout the periods indicated. The unaudited balance sheet information of the Business as of December 31, 2008 and 2009 and the results of operations of the Business for the years ended December 31, 2008 and 2009 provided to New York present fairly, in all material respects, the financial position of the Business at such respective dates of the combined statements of financial position and the results of operations of the Business for such respective periods, all in accordance with IFRS. Such unaudited balance sheet information and results of operations have been prepared in accordance with IFRS consistently applied throughout the periods indicated.

(b)          The unaudited combined financial statements of the Business as of and for the nine (9) months ended September 30, 2013 and the nine (9) months ended September 30, 2012 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) present fairly, in all material respects, the combined financial position of the Business as of the respective dates of the combined statements of financial position included therein and the combined results of operations and cash flows of the Business for the respective periods set forth therein, all in accordance with IFRS. The Unaudited Financial Statements have been prepared in accordance with IFRS consistently applied throughout the periods indicated, subject to normal recurring fiscal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). Any financial statements furnished pursuant to Section 5.18 will present fairly, in all material respects, the combined financial position of the Business as of the respective dates of the combined statements of financial position included therein and the combined results of operations and cash flows of the Business for the respective periods set forth therein, all in accordance with IFRS. Such financial statements will have been prepared in accordance with IFRS consistently applied throughout the period indicated.

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(c)          Section 3.26(c) of the London Disclosure Letter sets forth as of the date of this Agreement the principal amount of all Indebtedness of the London Group Companies (in the case of London, relating to or encumbering the Business), the obligors and guarantors of any Indebtedness and the maturities thereof.

Section 3.27         Absence of Undisclosed Liabilities. Except (i) for the Excluded Liabilities, (ii) as set forth in Section 3.27 of the London Disclosure Letter or (iii) professional advisory fees and expenses incurred in connection with the transactions contemplated by this Agreement, as of the date hereof no London Group Company has (in the case of London, relating to or encumbering the Business) any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, combined financial statements for the Business prepared in accordance with IFRS consistently applied that are not set forth in the Financial Statements or the notes thereto, other than current liabilities incurred in the ordinary course of business since September 30, 2013 or obligations which, individually or in the aggregate, are not, and are not reasonably likely to be, material in nature.

Section 3.28         Non-PRC Real Property Matters.

(a)          Section 3.28(a) of the London Disclosure Letter lists, and includes a true and correct legal description of, all real property that (i) any Company other than the London PRC Sub owns in fee (or the jurisdictional equivalent) and (ii) all real property, except for real property owned by the London PRC Sub, that London owns in fee (or the jurisdictional equivalent) and is primarily used in the Business (collectively, the “Non-PRC London Owned Real Property”) and, for each of those properties, the title holder, the address of such property, whether such property includes land and/or improvements and the general use thereof. Except to the extent failure of the same, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such Non-PRC London Owned Real Property as currently conducted or the operation of the Business, the Non-PRC London Group Companies own legal and valid fee simple title (or, for real property situated in Texas, good and indefeasible fee simple title, and in other jurisdictions, the jurisdictional equivalent) to the Non-PRC London Owned Real Property free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 3.28(a) of the London Disclosure Letter, the Non-PRC London Group Companies have not leased to any third party or granted to any third party the right to occupy the Non-PRC London Owned Real Property or any portion thereof.

(b)          Section 3.28(b) of the London Disclosure Letter lists and correctly describes all real property that (i) is leased, subleased, licensed or otherwise used by any Company other than the London PRC Sub and (ii) is leased, subleased, licensed or otherwise used by London, other than the London PRC Sub, primarily in connection with the Business (collectively, the “Non-PRC London Leased Real Property” and, together with the Non-PRC London Owned Real Property, the “Non-PRC London Real Property”) and, for each of those properties, identifies the lease, sublease, license or occupancy agreement, as applicable, and all amendments thereto (the “Non-PRC London Real Property Lease”), the counterparty to the Non-PRC London Real Property Lease, the address of such property, whether such property includes land and/or improvements and the general use thereof. A true, correct and complete copy of each Non-PRC London Real Property Lease has been delivered to the New York Parties. The Non-PRC London Group Companies have valid leasehold (or, as applicable, license or other contractual) interests in the Non-PRC London Leased Real Property, free and clear of any Liens, other than Permitted Liens. Except to the extent failure of the same would not or would not be reasonably likely to materially impair the continued use of such Non-PRC London Leased Real Property as currently conducted or the operation of the Business, (i) each Non-PRC London Real Property Lease is in full force and effect, (ii) each Non-PRC London Real Property Lease is a valid, binding and enforceable obligation of the applicable Non-PRC London Group Company and, to the knowledge of the London Parties, the other parties thereto and (iii) no Non-PRC London Group Company is in breach of any Non-PRC London Real Property Lease and, to the knowledge of the London Parties, no counterparty to any Non-PRC London Real Property Lease is in breach thereof.

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(c)          Except to the extent failure of the same, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such Non-PRC London Owned Real Property as currently conducted or the operation of the Business, the Non-PRC London Real Property (i) has access to and from public highways, streets and roads and there is no proceeding pending or, to the knowledge of the London Parties, threatened that could result in the termination of or material limitations on such access and (ii) is connected to and serviced by utilities and public services, all of which are adequate for the use of the real property listed thereon as the Business of the Non-PRC London Group Companies as currently conducted. Except to the extent failure of the same would not or would not be reasonably likely to materially impair the continued use of such Non-PRC London Real Property as currently conducted or the operation of the Business, there are no pending or, to the knowledge of the London Parties, threatened proceedings to take all or any portion of the Non-PRC London Real Property or any interest therein or portion thereof by eminent domain or any condemnation proceeding (or the equivalent proceedings in other jurisdictions) or any sale or disposition in lieu thereof. Except as set forth on Section 3.28(c) of the London Disclosure Letter, the use or occupancy of the Non-PRC London Real Property (or any portion thereof) or the operation of the Business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Body. The London Real Property collectively consists of all real property necessary for the conduct of the Business as currently conducted.

(d)          Subject to the London Stockholder Approval and the regulatory approvals contemplated by the Regulatory Filings, London has the full right to convey and transfer to London Taiwan NewCo Sub legal and valid fee simple title (or the jurisdictional equivalent) or valid leasehold (or, as applicable, license or other contractual) interests in all Contributed Assets constituting Non-PRC London Real Property, free and clear of any Liens except Permitted Liens. Upon consummation of the Taiwan Spin-Off, London Taiwan NewCo Sub shall have legal and valid fee simple title (or the jurisdictional equivalent) or valid leasehold (or, as applicable, license or other contractual) interests in all of the Non-PRC London Real Property that is included in the Contributed Assets, free and clear of any Liens except Permitted Liens.

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Section 3.29         PRC Real Property Matters.

(a)          Section 3.29(a) of the London Disclosure Letter lists and includes a true and correct description of all rights held by London PRC Sub (either through ownership of land use rights, ownership of title to buildings or leasing of land use rights and buildings) with respect to any real property (the “London PRC Sub Real Property” and together with the Non-PRC Real Property, the “London Real Property”), including but not limited to: (i) the street address of each parcel of land, buildings and other structures that London PRC Sub owns (the “London PRC Sub Owned Real Property” and together with the Non-PRC Owned Real Property, the “London Owned Real Property” ), and (ii) the street address of each parcel of land, buildings and other structures leased, subleased, licensed or otherwise used by London PRC Sub in the conduct of the Business (the “London PRC Sub Leased Real Property” and together with the Non-PRC Leased Real Property, the “London Leased Real Property” ), including the identification of the lessee and lessor thereunder.

(b)          Except as set forth on Section 3.29(b) of the London Disclosure Letter, London PRC Sub has legal and valid title pursuant to PRC Laws to the London PRC Sub Owned Real Property and valid rights to use and occupy the London PRC Sub Leased Real Property. All London PRC Sub Real Property is free and clear of Liens, except for Permitted Liens, and London PRC Sub has not entered into any agreement which may give rise to any such Lien, except for Permitted Liens.

(c)          Except as set forth on Section 3.29(c) of the London Disclosure Letter, with respect to the London PRC Sub Owned Real Property: (i) the granted land use rights and (where applicable) building ownership rights belong to and are lawfully held by London PRC Sub and are duly registered with the local land authority with respect to the granted land use rights and with the local real estate administration authority with respect to building ownership rights; (ii) London PRC Sub has duly completed the procedures for acquiring the granted land use rights and building ownership rights substantially in accordance with PRC Laws; (iii) London PRC Sub has duly performed all of its material obligations under the granted land use rights contracts, land acquisition contracts/agreements, and all other contracts/agreements (due performance of which are essential for London PRC Sub to pass the applicable completion of construction work inspection conducted by all applicable Governmental Bodies and obtain the buildings ownership rights certificate); (iv) London PRC Sub has obtained all licenses, permits, approvals, authorizations and consents from competent Governmental Bodies which are required under PRC Laws for the development, construction, and use of the London PRC Sub Owned Real Property for the operation of the Business conducted at such location; (v) London PRC Sub has validly acquired the relevant granted land use rights certificate for each parcel of land of the London PRC Sub Real Property pursuant to a land use rights grant contract and the building ownership rights certificate for each building on the land of the London PRC Sub Real Property (collectively, the “PRC Ownership Certificates”), and the PRC Ownership Certificates are valid and subsisting and in full force and effect and have not been modified since issuance; (vi) all sale and transfer procedures with respect to the London PRC Sub Owned Property in favor of London PRC Sub have been completed and the sale and transfer has been validly registered with the appropriate Governmental Body; (vii) London PRC Sub can legally transfer, encumber, sell or lease the PRC Sub Owned Real Property to third parties; (viii) all land premiums, purchase price, land grant and requisition fees and other fees outstanding in respect of the transfer to or acquisition by the London PRC Sub of the land use rights and building ownership rights to the London PRC Sub Owned Real Property (including but not limited to fees and charges in connection with demolition and re-settlement, if any) have been paid in full and no further land premium, purchase price, land grant or requisition fees or other fees are payable; and (ix) the PRC London Sub Owned Property is not currently subject to any sale or transfer or Lien procedures to or in favor of any third party, and London PRC Sub has not entered into any agreement to do any of the foregoing.

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(d)          With respect to the London PRC Sub Leased Real Property, all leases entered into by London PRC Sub are valid and in full force and have been properly registered with the appropriate Governmental Body.

(e)          All buildings, structures, fixtures, building systems and equipment located at the London PRC Sub Owned Real Property and London PRC Sub Leased Real Property, taken as a whole, are sufficient for the operation of the Business conducted at such location, have duly passed the completion of construction work inspections conducted by all applicable Governmental Bodies and, to the knowledge of the London Parties, there are no material physical defects, including any structural defects, or conditions, in the aggregate, that would preclude or limit such property from the Business conducted at such location. There are no pending or threatened condemnation proceedings or assessment that affect any London PRC Sub Property, and none of the London Parties or London PRC Sub have in the past three (3) years received any written notice of the intention of any Governmental Body or other Person to take, seize or impair the use of any London PRC Sub Property. The London PRC Sub Real Property does not materially violate any, and all improvements are constructed in compliance with all, applicable PRC Laws, including any building, zoning and fire codes.

Section 3.30         Compliance with Customs & International Trade Laws. Except as would not be material or as set forth in Section 3.30 of the London Disclosure Letter:

(a)          The London Group Companies and the Business are in compliance with all applicable Customs & International Trade Laws, at no time in the last five (5) years has any London Group Company or the Business committed any violation of, or taken any action subject to penalty under, any applicable Customs & International Trade Laws, and there are no unresolved questions or claims concerning any Liability of any London Group Company or the Business with respect to any such applicable Laws. Without limiting the foregoing: (i) the London Group Companies, the Business and, to the knowledge of the London Parties, Persons acting on their behalf have obtained all import and export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and reexport of products, services, software and technology related to the Business as presently conducted and to the extent applicable to them, including Export Control Authorizations (collectively, the “International Trade Approvals”); (ii) as of the date of this Agreement, Section 3.30 of the London Disclosure Letter sets forth a true and complete list of Export Control Authorizations held by the London Group Companies or any of their Affiliates relating primarily to the Business; (iii) no Governmental Body has initiated any proceedings for or imposed (or, to the knowledge of the London Parties, threatened to initiate proceedings for or impose) any civil or criminal fine or penalty, revocation of an Export Control Authorization, debarment, denial of future Export Control Authorizations or any other sanction against the Business, any London Group Company or director, company supervisor, officer, employee or agent of any London Group Company (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) there are no other pending or, to the knowledge of the London Parties, threatened claims against the Business or any London Group Company with respect to International Trade Approvals or compliance with applicable Customs & International Trade Laws;

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(b)          No London Group Company has, in the last five (5) years, received any written notice, in any form, with respect to the Business from a Governmental Body relating to any alleged or actual violation of any Customs & International Trade Laws, including any civil or criminal investigation, litigation, audit, compliance assessment, focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action;

(c)          No London Group Company: (i) has been or is designated on any list of any U.S. Governmental Body relating to economic or trade sanctions, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce (“Commerce”) Denied Persons List, the Commerce Entity List, the U.S. Department of State Debarred List (the “Debarred List”) and the U.S. Department of State sanctions lists or (ii) has in the past five (5) years exported, reexported, sold or supplied any product directly or indirectly to its customers or through a distributor or, to the knowledge of the London Parties, otherwise participated in any transaction involving (A) any such designated person or entity that was designated at the time of the transaction, (B) any country against which the United States maintained economic sanctions or embargoes at the time of the transaction, including, Cuba, Iran, North Korea, Sudan, or Syria (hereinafter, a “Sanctioned Country”), (C) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country or (D) any individual or entity that acts on behalf of, or is owned or controlled by, the government of a Sanctioned Country or by a person or entity designated on OFAC’s Specially Designated Nationals and Blocked Persons List;

(d)          During the last five (5) years, no employee, officer, supervisor, director, company supervisor, shareholder or, to the knowledge of the London Parties, representative or agent (or persons performing equivalent functions) of any London Group Company (i) has been or is currently an officer, employee or agent of any Governmental Body or (ii) has, directly or indirectly with respect to the Business or the Conveyance Properties, offered, or promised to pay or given any payment of money or anything of value regardless of form, whether in money, property, gifts or services, to (A) any officer, employee or agent of any Governmental Body (including any business or corporate entity owned, controlled or managed by a Governmental Body, such as a government-owned or government-controlled oil company or bank), or any Person acting in an official capacity or performing public duties or functions on behalf of any such Governmental Body, (B) any political party or official thereof, (C) any candidate for public office or (D) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund or the World Bank, in order to obtain, retain or direct business or obtain any improper advantage in violation of any applicable anti-corruption or anti-bribery Laws, including where applicable the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq., the UK Bribery Act 2010 or any applicable anti-corruption or anti-bribery Laws, including the anti-corruption or anti-bribery Laws of the PRC and Taiwan;

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(e)          During the last five (5) years, (i) the London Group Companies have kept books and records of the Business and the Conveyance Properties that accurately reflect the transactions and assets of the Business, (ii) London has maintained a system of internal accounting controls and policies and procedures with respect to the Business to ensure accuracy in the books and records in compliance with the rules set forth in the Taiwan Company Act, the Taiwan Securities and Exchange Act, the Business Entity Accounting Act and the relevant rules and regulations issued thereunder and (iii) the London Group Companies have not received any complaints, allegations, assertions or claims regarding the accounting or auditing practices or methods of any of the London Group Companies. London has no knowledge of any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting or fraud, whether or not material, that involves management or other employees who have a significant role in London’s internal controls;

(f)          No Conveyance Properties are or will be the proceeds of any unlawful activity in any applicable jurisdiction; and

(g)          The representations and warranties set forth in this Section 3.30 are the sole and exclusive representations and warranties of the London Parties with respect to the matters set forth in this Section 3.30.

Section 3.31         Investment.    Each of the London Parties is an “accredited investor” within the meaning of Rule 501(a) of the regulations promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Closing Shares. The London Parties understand and are able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding its portion of the Closing Shares for an indefinite period of time) and are acquiring the Closing Shares for their own respective account and not with a view to, or for sale in connection with, any resale or distribution of such Closing Shares. Without derogating from or limiting in any manner whatsoever the representations and warranties of the London Parties, the London Parties acknowledge that they have been afforded the opportunity to ask questions and receive answers concerning New York and to obtain additional information that they have requested to verify the information contained herein.

Section 3.32         Information Supplied. None of the information supplied or to be supplied by the London Parties for inclusion or incorporation by reference in (i) the Proxy Statement or Form S-4 (including any amendments thereto), at the date first mailed to each of New York’s stockholders or at the time of the New York Stockholder Meeting or, in the case of the Form S-4, when the Form S-4 goes effective under the Securities Act, and (ii) any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing offering document) that includes or incorporates by reference any information supplied or to be supplied by the London Parties pursuant to Section 5.2 or Section 5.18, at the time of such filing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Projected financial information, if any, provided by or on behalf of the London Parties for inclusion or incorporation by reference in the Proxy Statement, Form S-4 or any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing offering document) that includes or incorporates by reference any information supplied or to be supplied by the London Parties pursuant to Section 5.2 or Section 5.18 will have been prepared in good faith by London’s management on the basis of assumptions believed to be reasonable by such management at the time made. Notwithstanding the foregoing, the London Parties make no representation or warranty with respect to information or statements provided by or on behalf of the New York Parties or their representatives for inclusion or incorporation by reference in the Proxy Statement, Form S-4 or any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing document).

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Section 3.33         Solvency. London is not insolvent and will not be rendered insolvent as a result of the Transactions or any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of London’s assets is in excess of the total amount of London’s Liabilities (including for purposes of this definition a reasonable estimate of contingent liabilities); (b) London is able to pay, and has not suspended payment of, its respective debts or obligations in the ordinary course as they mature; (c) London has not suspended any of its Business and is unlikely to suspend such Business due to any financial difficulties; and (d) immediately after the Closing, London will not have an unreasonably small amount of capital to carry on its business.

Section 3.34         Books and Records. The minute books, stock and membership interest record books, and other similar records of each London Group Company (in the case of London, with respect to the Business), all of which since January 1, 2010 have been made available to the New York Parties, are complete and correct in all material respects and have been maintained in accordance with sound business practices applicable in the jurisdiction of each such London Group Company. With respect to the Business, London has a system of internal accounting controls and policies and procedures to ensure accuracy in the books and records in compliance with the Taiwan Company Act, the Taiwan Securities and Exchange Act, the Business Entity Accounting Act and the relevant rules and regulations issued thereunder. The books, records and accounts of each London Group Company accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of such London Group Company (in the case of London, with respect to the Business). No meeting of any stockholders, members, managers, boards of directors or company supervisors or committees of any of the London Group Companies (in the case of London, with respect to the Business) has been held at which corporate or entity action was taken or approved for which minutes have not been prepared and are not contained in such minute books.

Section 3.35         Transactions with Certain Persons. Except as set forth in Section 3.35 of the London Disclosure Letter or identified in the notes to the Audited Financial Statements, (a) no Related Person (i) has any direct or indirect interest (excluding any interest created solely by the record or beneficial ownership of Capital Stock of London), on an individual or joint basis, in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business as conducted as of the date of this Agreement and the Closing, (ii) is a party to any Contract that binds or pertains to the Business or (iii) serves as an officer, director, company supervisor or employee of any customer or supplier that has a London Material Contract with any London Group Company, (b) no London Group Company (in the case of London, relating to the Business) has any outstanding Liabilities or legally binding commitments, monetary or otherwise, to any Related Person (other than base salary and compensation for services as a director, company supervisor, officer or employee of a London Group Company) and (c) no Related Person has any direct or indirect equity interest (excluding any interest created solely by the record or beneficial ownership of Capital Stock of London) in any entity (excluding any publicly-traded entity) the principal business of which is the same as the Business except, in the case of either (a), (b) or (c), (x) as provided for in any London Transaction Agreement, or (y) as otherwise contemplated by or provided in this Agreement or the Shareholder Agreement. For purposes hereof, a “Related Person” means (i) any Affiliate of London other than the Companies, (ii) any officer, director or company supervisor (or person performing equivalent functions) of London or any Affiliate of London, (iii) any ultimate beneficial owner of 5% or more of the Capital Stock of London and any officer, director or company supervisor (or person performing equivalent functions) of such beneficial owner and (iv) any Family Member of any natural person referenced in clause (i) or (ii).

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Section 3.36         Bank Accounts. Section 3.36 of the London Disclosure Letter sets forth a list of (a)(i) the name and address of each bank at which any Company has an account or safe deposit box or other custodial arrangement and (ii) the name and address of each bank at which London has an account or safe deposit box or other custodial arrangement relating to the Business, and (b) the account number of each such account, safe deposit box and other custodial arrangement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE NEW YORK PARTIES

Except (i) as set forth in a publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by New York with the SEC at any time on or after December 31, 2010 through the date that is one (1) Business Day prior to the date of this Agreement (but excluding any forward-looking disclosures or risk factors contained in “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” and any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature); provided, however, that this clause (i) shall not apply to Section 4.3, or (ii) as set forth in the disclosure letter delivered to London by New York at or prior to the execution of this Agreement (the “New York Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that any information set forth in one section or subsection of the New York Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face), the New York Parties represent and warrant to the London Parties that:

Section 4.1           Existence; Good Standing; Corporate Authority. Each of the New York Parties is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing under the Laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not and is not reasonably likely to be material in nature. Each of the New York Parties has all requisite corporate or similar organizational power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The copies of the Charter Documents of New York and MergerCo previously made available to London Parties are true and correct and contain all amendments as of the date of this Agreement.

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Section 4.2           Authorization, Validity and Effect of Agreements. Each of the New York Parties has the requisite corporate or similar organizational power and authority to execute and deliver each of the New York Transaction Agreements and, upon receipt of the New York Stockholder Approval, to issue the Closing Shares and consummate the Transactions and other transactions contemplated by this Agreement. The execution of the New York Transaction Agreements and the consummation by each of the New York Parties of the Transactions and other transactions contemplated hereby have been duly authorized by all requisite corporate or similar organizational action on behalf of each of them, other than the receipt of the New York Stockholder Approval. Assuming each New York Transaction Agreement constitutes the valid and legally binding obligation of the other parties hereto or thereto, each New York Transaction Agreement constitutes the valid and legally binding obligation of each of the New York Parties, enforceable against each of the New York Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Assuming the accuracy of the representations and warranties set forth in Section 3.20, each of the New York Parties has taken all actions necessary to render the restrictions of any applicable takeover Law restricting or purporting to restrict business combinations, inapplicable to this Agreement and the Transactions and other transactions contemplated hereby.

Section 4.3           Capitalization.

(a)          The authorized Capital Stock of New York consists of 500,000,000 shares of New York Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“New York Preferred Stock”). As of January 10, 2014 (the “Cut-Off Time”), there were (i) 32,547,149 outstanding shares of New York Common Stock, (ii) 1,813,430 shares of New York Common Stock reserved for issuance upon exercise of outstanding New York Options or vesting of restricted stock units and (iii) no outstanding shares of New York Preferred Stock. From the Cut-Off Time to the date of this Agreement, no additional shares of New York Common Stock have been issued (other than pursuant to New York Options which were outstanding as of the Cut-Off Time and are included in the number of shares of New York Common Stock reserved for issuance upon exercise of outstanding New York Options in (ii) above), no additional New York Options have been issued or granted, and there has been no increase in the number of shares of New York Common Stock issuable upon exercise of the New York Options from those issuable under such New York Options as of the Cut-Off Time. All such issued and outstanding shares of New York Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b)          As of the date of this Agreement, there are 2,056,089 shares of New York Common Stock reserved for issuance under the New York Plans that provide for the issuance of New York Common Stock. As of the date of this Agreement, (i) 1,594,581 shares of New York Common Stock were reserved for issuance upon exercise of outstanding New York Options granted under the New York Plans that provide for the issuance of New York Common Stock, (ii) there are 416,662 restricted shares granted by New York that have not yet vested, (iii) 138,190 restricted stock units have been granted by New York; (iv) 80,659 performance units have been granted by New York, (v) 0 shares of New York Common Stock were reserved for issuance upon exercise of outstanding warrants and rights and (vi) there are no other awards outstanding under the New York Plans that provide for the issuance of New York Common Stock.

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(c)          As of the date of this Agreement, except as set forth on Section 4.3 of the New York Disclosure letter, there are no outstanding shares of Capital Stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate New York or any of its Subsidiaries to issue, transfer, sell or register any shares of Capital Stock or other voting securities of New York or any of its Subsidiaries. New York has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of New York on any matter.

(d)          The shares of UK Holdco Common Stock to be issued in the Share Issuance, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and free of preemptive rights, save for those granted under the Shareholder Agreement and the Articles of Association of UK Holdco.

(e)          There is no constitutional limit on the number of shares of UK Holdco Common Stock that UK Holdco can issue. As of the date hereof, there is one (1) issued share of UK Holdco Common Stock. All issued shares of UK Holdco Common Stock are duly authorized, validly issued, fully paid and free of preemptive rights. Subject to the foregoing, there are no issued shares of UK Holdco Common Stock or other equity securities of UK Holdco. There are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate UK Holdco to issue, transfer, sell or register any shares of UK Holdco Common Stock or other voting securities of UK Holdco. From formation until immediately prior to Closing, UK Holdco, MergerCo and Foreign NewCo have conducted no business or operations of any kind and have existed solely for the Merger.

Section 4.4           Subsidiaries. Each of New York’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the Laws of its jurisdiction of organization, has the corporate or other entity power and authority (and, where required by Law, has obtained all necessary approvals, consents and permits) to own, operate and lease its properties and to carry on its business as it is now being conducted (and, where required by Law, in accordance with its permitted scope of business as set forth in its business license), and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, is not and is not reasonably likely to be material in nature. As of the date of this Agreement and except as set forth on Section 4.4 of the New York Disclosure Letter, all of the outstanding shares of Capital Stock of, or other ownership interests in, each of New York’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by applicable Law), and are owned, directly or indirectly, by New York free and clear of all Liens other than Permitted Liens.

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Section 4.5           Compliance with Laws; Permits.

(a)          Except for (i) matters related to Taxes and Tax Laws, which are treated exclusively in Section 4.10 and Section 4.11, (ii) matters related to ERISA and employee benefit plans and labor, which are treated exclusively in Section 4.11 and Section 4.12, (iii) matters related to Environmental Laws, which, other than Liens, are treated exclusively in Section 4.13, (iv) matters related to Customs & International Trade Laws, which are treated exclusively in Section 4.24; and (v) matters related to Intellectual Property, which are treated exclusively in Section 4.14:

(i)          Neither New York nor any Subsidiary of New York is in material violation of any applicable Law, and no claim is pending or, to the knowledge of New York, threatened with respect to any such matters. No condition exists that does or could reasonably be expected to constitute a material violation of or deficiency under any applicable Law by New York or any Subsidiary of New York.

(ii)         New York and each Subsidiary of New York holds or has obtained all Governmental Approvals of all Governmental Bodies necessary for the lawful conduct of its respective business (collectively, the “New York Governmental Permits”). New York and each Subsidiary of New York has complied with all terms and conditions of the New York Governmental Permits, and, except as set forth on Section 4.5(a)(ii) of the New York Disclosure Letter, all New York Governmental Permits are valid and in full force and effect and there exists no default thereunder or breach thereof, and all renewals have been timely applied for and will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of the New York Transaction Agreements or the consummation of the Transactions and the other transactions contemplated hereby, in each case except for any non-compliance, non-effectiveness, suspension, modifications, revocations or non-renewals that would not materially impair or interfere with New York’s business. New York has no notice or actual knowledge that such New York Governmental Permits will not be renewed in the ordinary course after the Closing. No Governmental Body has taken, or to the knowledge of New York threatened to take, any action to terminate, cancel or reform any New York Governmental Permit.

(iii)        New York and each Subsidiary of New York possess all material certificates, permits, licenses, registrations, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the ownership and operation of all New York Real Property, except where the failure to so possess, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such New York Real Property as currently conducted or the operation of the business of New York and its Subsidiaries. There exists no material default or breach with respect to, and no party or Governmental Body has taken or, to the knowledge of New York, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization pertaining to the New York Real Property.

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(b)          Except as listed on Section 4.5(b) of the New York Disclosure Letter, in the past three (3) years, neither New York nor its Subsidiaries have taken or failed to take any action that has resulted or will be reasonably likely to result in any enforcement actions by any Governmental Body (including any imposition of fines or penalties) for the material violation of any Law.

(c)          Except as listed on Section 4.5(c) of the New York Disclosure Letter, in the past three (3) years, (i) there have been no material lawsuits, claims, suits or proceedings against New York or its Subsidiaries, and there are none pending or, to the knowledge of New York, threatened, against New York and (ii) New York and its Subsidiaries have not received any written notices of any material investigations and to their knowledge, no such material investigations are pending or have been threatened. Except as would not result in a New York Material Adverse Effect, there is no court order in effect. Notwithstanding the foregoing, New York makes no representation herein regarding Transaction Litigation.

(d)          Except as would not materially impair or interfere with the business of New York and its Subsidiaries or as set forth in Section 4.5(d) of the New York Disclosure Letter, New York and the Subsidiaries are in compliance with all applicable Antitrust Laws, at no time in the last five (5) years has New York or any of its Subsidiaries committed any violation of, or taken any action subject to penalty under, any applicable Antitrust Laws, and there are no unresolved questions or claims concerning any Liability of New York or any of its Subsidiaries with respect to any such applicable Laws.

Section 4.6           No Conflict.

(a)          Except as set forth in Section 4.6(a) of the New York Disclosure Letter, neither the execution and delivery by the New York Parties of the New York Transaction Agreements nor the consummation by any of them of the Transactions and the other transactions contemplated by this Agreement in accordance with the terms hereof will (i) subject to receipt of the New York Stockholder Approval, conflict with or result in a breach of any provisions of the New York Certificate, the New York Bylaws, the Charter Documents of MergerCo or the UK Holdco Articles of Association; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties and assets of New York or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to New York or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which New York or any of its Subsidiaries is a party, or by which New York or any of its Subsidiaries or any of their respective properties may be bound or affected; or (iii) subject to the filings and other matters referred to in Section 4.6(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to New York or any of its Subsidiaries, except as, in the case of matters described in clause (ii) or (iii), individually or in the aggregate, that are not and are not reasonably likely to be material in nature.

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(b)          Neither the execution and delivery by the New York Parties of the New York Transaction Agreements nor the consummation by any of them of the Transactions and other transactions contemplated hereby in accordance with the terms hereof will require any Governmental Approvals other than (i) filings required under the HSR Act, (ii) filings and notifications required under applicable non-U.S. Antitrust Laws set forth in Section 4.6(b) of the New York Disclosure Letter, (iii) filings and related Governmental Approvals (including declarations of effectiveness) under the Securities Act, the Exchange Act and state securities or “blue sky” Laws, including the Form S-4 to be filed by UK Holdco in connection with the offer of the UK Holdco Common Stock to be delivered as consideration pursuant to the Merger, and (v) the filing of the Certificate of Merger, except for any consent, approval, qualification or authorization the failure to obtain which, and for any filing or registration the failure to make which, has not had and is not reasonably likely to materially affect the ability of the Parties to timely consummate the Transactions. Except for the consents listed in Section 4.6(b) of the New York Disclosure Letter and the Governmental Approvals set forth in the preceding sentence, neither the execution and delivery by the New York Parties of the New York Transaction Agreements nor the consummation by the New York Parties of the Transactions and other transactions contemplated hereby in accordance with the terms hereof will require any consent from any third party, except where the failure to obtain any such consent, individually or in the aggregate, would not materially impair or interfere with the business of New York and its Subsidiaries.

(c)          The execution and delivery by the New York Parties of this Agreement and the consummation by them of the Transactions and the other transactions contemplated hereby and other New York Transaction Agreements do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under: (i) the terms of any New York Material Contract other than those New York Material Contracts set forth on Section 4.6(c)(i) of the New York Disclosure Letter; (ii) any contract or plan, other than those New York Material Contracts set forth on Section 4.6(c)(ii) of the New York Disclosure Letter, under which any employees, officers or directors of New York or any of its Subsidiaries are entitled to payments or benefits, which, in the case of either clause (i) or (ii), gives rise to rights or benefits not otherwise available absent such change of control or similar event or circumstance and requires either a cash payment or an accounting charge in accordance with GAAP; or (iii) any New York Governmental Permit, except, in each case, individually or in the aggregate, as would not materially impair or interfere with the business of New York and its Subsidiaries.

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Section 4.7           SEC Documents.

(a)          New York and its Subsidiaries have filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by them since January 1, 2010 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and have made available to London each registration statement, report, proxy statement or information statement (other than preliminary materials) they have so filed, each in the form (including exhibits and any amendments thereto) as filed with the SEC (collectively, the “New York Reports”). As of its respective date, each New York Report (i) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any New York Report that have been modified by an amendment to such report filed with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the New York Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of New York and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the New York Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of New York and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of New York and its Subsidiaries included in the most recent New York Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date hereof, neither New York nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of New York or in the notes thereto prepared in accordance with GAAP consistently applied, other than current liabilities incurred in the ordinary course of business or liabilities or obligations which, individually or in the aggregate, are not and are not reasonably likely to be material in nature. To the knowledge of the New York Parties, as of the date of this Agreement, none of the New York Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the New York Reports. There has been no material correspondence between the SEC and New York since January 1, 2010 through the date of this Agreement that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

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(b)          Since January 1, 2010, the chief executive officer and chief financial officer of New York have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and neither New York nor its officers have received notice from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. New York maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning New York and its Subsidiaries is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and is made known on a timely basis to the individuals responsible for preparing the New York Reports and other public disclosure; and New York is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of the NYSE. New York has no knowledge of any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting or fraud, whether or not material, that involves management or other employees who have a significant role in New York’s internal controls. To the knowledge of the New York Parties, New York’s auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act in connection with the filing of New York’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(c)          New York and its Subsidiaries maintain accurate books and records reflecting in all material respects their respective assets and liabilities and maintain proper and adequate internal accounting controls.

(d)          Neither New York nor its Subsidiaries has, since January 1, 2010, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of New York. No loan or extension of credit is maintained by New York or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 4.8           Litigation.    Except as described in the New York Reports filed prior to the date of this Agreement or as set forth in Section 4.8 of the New York Disclosure Letter, there are no material actions, suits or proceedings (a) pending against New York or any of its Subsidiaries or, to the knowledge of the New York Parties, threatened against New York or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any Governmental Body or other dispute resolution body or (b) against any director or officer of New York or its Subsidiaries relating to the performance of their duties as directors or officers, as applicable. Notwithstanding the foregoing, New York makes no representation herein regarding Transaction Litigation.

Section 4.9           Absence of Certain Changes.

(a)          From December 31, 2012 until the date hereof, New York and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice. Since December 31, 2012, there has been no change or development that has had a New York Material Adverse Effect.

(b)          From December 31, 2012 until the date hereof, there has not been any action taken by New York or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without London’s consent, would constitute a breach of Section 5.4(b)(v), except as set forth on Section 4.9(b) of the New York Disclosure Letter.

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Section 4.10         Taxes.

(a)          All material Tax Returns required to be filed by or with respect to New York or any of its Subsidiaries (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included New York or any of its Subsidiaries) have been filed on a timely basis with the appropriate Governmental Body, and all such Tax Returns are correct and complete in all material respects. All material Taxes that have become due with respect to New York or its Subsidiaries (regardless of whether reflected on any Tax Return) have been paid or deposited in full on a timely basis or adequately reserved for in the financial statements of New York included in the New York Reports filed prior to the date of this Agreement in accordance with GAAP.

(b)          Except as set forth on Section 4.10(b) of the New York Disclosure Letter, (i) and except as disclosed in the New York Reports filed prior to the date of this Agreement, no audit, investigation or other administrative proceeding or court proceeding is presently pending with regard to any material Tax or Tax Return of New York or any of its Subsidiaries as to which any taxing authority has asserted in writing any material claim; (ii) no Governmental Body is now asserting in writing any deficiency or claim for material Taxes or any adjustment to material Taxes with respect to which New York or any of its Subsidiaries may be liable; and (iii) neither New York nor any of its Subsidiaries has any material Liability for any Tax under Treasury Regulation § 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the affiliated group of which New York or any of its Subsidiaries is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax Law. As of the date of this Agreement, neither New York nor any of its Subsidiaries has made or granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any Tax upon New York or any of its Subsidiaries. Neither New York nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under any Tax Law. Neither New York nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement other than with respect to any such agreement or arrangement solely among New York and any of its Subsidiaries or any customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements and similar agreements entered into in the ordinary course of business. Since January 1, 2013, New York has not made or rescinded any material election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material Taxes, or except as may be required by Law, made any material change to any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns. New York has not engaged in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4. To the knowledge of the New York Parties, New York has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five (5) years. No notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by New York or its Subsidiaries to the effect that the filing of Tax Returns may be required. Neither New York nor its Subsidiaries has any material (i) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction) or (ii) deferred gain or loss arising out of any deferred intercompany transaction.

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(c)          The representations and warranties set forth in this Section 4.10 are the sole and exclusive representations and warranties of the New York Parties with respect to the matters set forth in this Section 4.10.

Section 4.11         Employee Benefit Plans.

(a)          Section 4.11(a) of the New York Disclosure Letter contains a list of all New York Plans. New York has provided or made available to London true and complete copies of the New York Plans, all amendments thereto and, if applicable, the most recent trust agreements, Forms 5500, summary plan descriptions and a summary of all material modifications, funding statements, annual reports, actuarial reports and Internal Revenue Service determination or opinion letters for each such plan.

(b)          All applicable reporting and disclosure requirements have been met in all material respects with respect to the New York Plans; to the extent applicable, the New York Plans comply in all material respects with the requirements of ERISA and the Code and with all other Laws of any applicable jurisdiction, and any New York Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and has not been amended or operated in a way which would adversely affect such qualified status; the New York Plans have been maintained and operated in accordance with their terms, and, to the knowledge of the New York Parties, there are no breaches of fiduciary duty in connection with the New York Plans; there are no pending or, to the knowledge of the New York Parties, threatened claims against or otherwise involving any New York Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of New York Plan activities) has been brought against or with respect to any New York Plan; and all material contributions required to be made as of the date of this Agreement to the New York Plans have been made or provided for.

(c)          Except as set forth in Section 4.11(c) of the New York Disclosure Letter, no New York Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which New York, its Subsidiaries or the ERISA Affiliates of New York or its Subsidiaries maintained, sponsored or contributed to within the 6-year period preceding the Closing) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d)          No “reportable event” (as defined under ERISA) has occurred within the prior three (3) years or is reasonably expected to occur with respect to any New York Plan, including as a result of the transactions contemplated by this Agreement. No New York Plan is subject to restrictions on the payment or accrual of benefits under Section 436 of the Code and no New York Plan is in “at risk” status for the current plan year under Section 430(i) of the Code.

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(e)          Except as set forth in Section 4.11(e) of the New York Disclosure Letter, (i) neither the execution of the New York Transaction Agreements nor the consummation of the Transactions or other transactions contemplated hereby or thereby shall cause any payments or benefits to any employee, officer or director of any New York or any of its Subsidiaries to be either subject to an excise tax or be non-deductible to New York under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered and (ii) the execution of, and performance of the Transactions and other transactions contemplated by, the New York Transaction Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of New York or any Subsidiary thereof.

(f)          Except as set forth in Section 4.11(f) of the New York Disclosure Letter, no New York Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of New York or any Subsidiary of New York for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(g)          Each New York Plan may at any time be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h)          Since January 1, 2005, each New York Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, at all times since December 31, 2008, each New York Plan that is a nonqualified deferred compensation plan or arrangement has been in documentary compliance with Section 409A of the Code, except for such noncompliance that may be corrected under IRS Notice 2008-113, IRS Notice 2010-6 or IRS Notice 2010-80 and as would not materially impair or interfere with New York’s business.

(i)          From July 1, 2013 to the date of this Agreement, except in the ordinary course of business consistent with past practice and except as set forth in Section 4.11(i) of the New York Disclosure Letter, there has not been (i) any granting, or any commitment or promise to grant, by New York or any of its Subsidiaries to any officer of New York or any of its Subsidiaries of (A) any increase in compensation or (B) any increase in severance or termination pay (other than increases in severance or termination pay as a result of an increase in compensation in accordance with Section 4.11(i)(i)(A)), (ii) any entry by New York or any of its Subsidiaries into any employment, severance or termination agreement with any person who is an employee of New York or any of its Subsidiaries at any time on or after the date of this Agreement, (iii) any increase in, or any commitment or promise to increase, benefits payable or available under any pre-existing New York Plan, except in accordance with the pre-existing terms of that New York Plan, (iv) any establishment of, or any commitment or promise to establish, any new New York Plan, (v) any amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards or (vi) except in accordance with and under pre-existing compensation policies, any grant, or any commitment or promise to grant, any equity-based awards.

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(j)          With respect to all New York Plans that are not subject to Laws of the United States (the “New York Foreign Plans”), (i) each New York Foreign Plan is in material compliance with all applicable Laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under such New York Foreign Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent audited financial statements of New York, and (iii) each New York Foreign Plan is either fully funded or a fully insured plan.

(k)          The representations and warranties set forth in this Section 4.11 are the sole and exclusive representations and warranties of the New York Parties with respect to the matters set forth in this Section 4.11.

Section 4.12         Labor Matters.

(a)          Except as set forth in Section 4.12(a) of the New York Disclosure Letter, neither New York nor any of its controlled Affiliates is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization. To the knowledge of the New York Parties, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b)          (i) Neither New York nor any of its controlled Affiliates has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Laws with respect to the employment of individuals by, or the employment practices of, New York or any of its controlled Affiliates or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses, and (ii) there are no material unfair labor practice charges or other employee-related complaints against New York or any of its controlled Affiliates pending or, to the knowledge of the New York Parties, threatened, before any Governmental Body by or concerning the employees working in their respective businesses or otherwise, except as would not materially impair or interfere with such businesses.

(c)          New York and its Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, health and labor insurance programs, personal rights or any other labor and employment-related matters and neither New York nor its Subsidiaries are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

(d)          To the knowledge of the New York Parties, all employees of New York and its Subsidiaries have been properly classified as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes in the jurisdictions where such classifications are applicable, and all compensation paid to the employees of New York and its Subsidiaries has been properly reported for all such purposes.

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Section 4.13         Environmental Matters.

(a)          Except as described in the New York Reports filed with the SEC prior to the date of this Agreement or as set forth on Section 4.13(a) of the New York Disclosure Letter, New York and each Subsidiary of New York, is and, except for such matters that would fall outside of any applicable statute of limitations, has been in compliance with all applicable Environmental Laws and Environmental Permits, excluding such noncompliance as, individually or in the aggregate, would not be reasonably likely to result in material Liability. To the knowledge of the New York Parties, no environmental condition or environmental compliance issue exists at any of the properties of New York or its Subsidiaries that materially interferes with the conduct of their respective businesses thereon in the manner now conducted or that is reasonably likely to materially interfere with continued compliance with any applicable Environmental Law.

(b)          Neither New York nor any of its Subsidiaries has (i) received any written notice of material noncompliance with, material violation of, or material Liability or potential material Liability under, any Environmental Law or any agreement imposing environmental obligations or Liabilities on either New York or any Subsidiary of New York; (ii) entered into any consent decree, settlement agreement or order or is subject to any order of any Governmental Body or tribunal under any Environmental Law with respect to a material Liability or (iii) is subject to any judicial or administrative actions or Environmental Claims that could reasonably be expected to result, individually or in the aggregate, in a material Liability; provided, that the foregoing does not apply to any matters that have been fully resolved with no further liability or obligation on behalf of New York or any subsidiary of New York.

(c)          New York and its Subsidiaries hold all material Environmental Permits required for the construction and operation of their respective assets and the operation of their respective businesses as conducted immediately prior to the date of this Agreement, (collectively, the “New York Environmental Permits”). New York and its Subsidiaries are in compliance with all terms and conditions of the New York Environmental Permits excluding any noncompliance, individually or in the aggregate, as would not be reasonably likely to result in material Liability. Except as set forth on Section 4.13(c) of the New York Disclosure Letter, the material New York Environmental Permits are valid and in full force and effect, and all renewals have been timely applied for. No Governmental Body has provided written notice of any actual or threatened action to terminate, suspend, cancel or reform any material New York Environmental Permit.

(d)          Neither New York nor any of the New York Subsidiaries nor, to the knowledge of the New York Parties, any other Person has Released any Materials of Environmental Concern at any of the properties that are owned, leased, used or operated by New York or any of the New York Subsidiaries that would be materially adverse to the operations or the business of New York and its Subsidiaries or that would be reasonably likely to result in a material Liability under Environmental Laws.

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(e)          No New York Real Property is subject to a Lien or an activity or use limitation issued or filed pursuant to Environmental Laws that would be reasonably likely to prohibit, restrict or limit the use of the New York Real Properties in a manner that is inconsistent with the use of such properties as of the date of this Agreement.

(f)          The representations and warranties set forth in this Section 4.13 are, other than with respect to Liens, the sole and exclusive representations and warranties of the New York Parties with respect to Environmental Law, Environmental Permits, Environmental Claims and Materials of Environmental Concern.

Section 4.14         Intellectual Property.

(a)          Section 4.14(a) of the New York Disclosure Letter contains an accurate and complete list (in all material respects) of (i) all material United States and foreign patents, published patent applications, Trademarks and copyright registrations and applications owned by New York or any of its Subsidiaries which are part of the New York Intellectual Property Rights (the “Registered New York IP Rights”); (ii) all material IP Contracts (excluding shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software) pursuant to which New York or any of its Subsidiaries has been granted the right by a third party to use any material Intellectual Property it does not own, accurately describing the title of each agreement; (iii) all material IP Contracts whereby New York or any of its Subsidiaries grants to any third party the right to use any material Intellectual Property, accurately describing the title of each agreement and (iv) all material intracompany IP Contracts pursuant to which New York or any of its Subsidiaries has been granted and/or grants the right to use any material Intellectual Property, naming the licensee and licensor and accurately describing the title of each agreement.

(b)          Except as set forth on Section 4.14(b) of the New York Disclosure Letter: (i) the New York Intellectual Property Rights constitute all of the material Intellectual Property used or held for use in the business of New York or its Subsidiaries; (ii) the execution, delivery and performance of the New York Transaction Agreements and the consummation of the Transactions and other transactions contemplated hereby and thereby, will not cause the forfeiture, termination, cancellation, or abandonment of any of the Registered New York IP Rights, or termination of or loss of rights under any of the IP Contracts pursuant to which New York or any of its Subsidiaries is a party, subject to the expiration of any of the Registered New York IP Rights pursuant to applicable Law, except as, individually or in the aggregate, would not be material; (iii) all Registered New York IP Rights are in effect and subsisting and, to the knowledge of the New York Parties, none of the Registered New York IP Rights are being opposed or are the subject of any interference, reexamination request or other similar proceeding requesting reconsideration of the grant of such rights; (iv) each of New York and its Subsidiaries has entered into agreements with, or have otherwise required assignment (including by operation of Law) by, its employees and contractors as reasonably required to assign to New York or any of its Subsidiaries such employees’ and such contractors’ (as applicable) ownership rights in any material New York Intellectual Property Rights purported to be owned by New York or any of its Subsidiaries; and (v) New York and its Subsidiaries have taken reasonable measures to protect the confidentiality of any material trade secrets included in the New York Intellectual Property Rights.

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(c)          Except as, individually or in the aggregate, would not or would not be reasonably likely to be material or as set forth on Section 4.14(c) of the New York Disclosure Letter: (i) no claim or litigation asserting infringement, misappropriation or other violation of any New York Intellectual Property Rights owned by New York or any of its Subsidiaries is pending or threatened in writing by New York or any of its Subsidiaries or, to the knowledge of the New York Parties, any other Person; (ii) no claim or litigation challenging the validity or enforceability of any New York Intellectual Property Rights owned by New York or any of its Subsidiaries is pending or threatened in writing against New York or any of its Subsidiaries; (iii) to the knowledge of the New York Parties, no Person is infringing, misappropriating or otherwise violating the New York Intellectual Property Rights owned by New York or any of its Subsidiaries; (iv) to the knowledge of the New York Parties, the conduct of any business of New York and/or its Subsidiaries as currently conducted, including any product, service or activity of any business of New York and its Subsidiaries, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (v) neither New York nor any of its Subsidiaries has within the past three (3) years received any written charge, complaint, claim or notice alleging that the operation of any New York business as currently conducted, or conducted in the last three (3) years, infringes, misappropriates or otherwise violates any Intellectual Property of any Person. This Section 4.14(c) constitutes the only representation and warranty of the New York Parties with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property of any other Person.

Section 4.15         Decrees, Etc. No order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Body or any arbitral or other dispute resolution body has been issued or entered against New York or any Subsidiary of New York that continues to be in effect that materially affects the ownership or operation of any of their respective assets. Since January 1, 2011, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Body has been issued against New York or any Subsidiary of New York.

Section 4.16         Insurance. New York and its Subsidiaries maintain, and have maintained, without interruption, since January 1, 2010, policies or binders of insurance covering risks and events, including personal injury, property damage and general liability, for all the assets and operations of its business. Section 4.16 of the New York Disclosure Letter contains a complete and accurate list of all such insurance maintained by New York and its Subsidiaries with respect to the operation of their business and assets. All of such policies are now and will be until the Closing in full force and effect with no premium arrearages. Since January 1, 2010, to the knowledge of the New York Parties, New York and its Subsidiaries have given to their respective applicable insurers in a timely manner all material notices required to be given under their third-party insurance policies with respect to all material claims and actions covered by third-party insurance. Since January 1, 2010, no third-party insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any such claims. Since January 1, 2010, New York and its Subsidiaries have not received any notice or other communication from any such insurance company canceling or materially amending any of said insurance policies, and, to the knowledge of the New York Parties, no such cancellation or amendment is threatened. Since January 1, 2010, New York and its Subsidiaries have not received any notifications from any insurance provider recommending or requiring any material repairs or any other material work to be done with respect to their business or assets.

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Section 4.17         No Brokers. Except as set forth on Section 4.17 of the New York Disclosure Letter, New York has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of any New York Party or London Party to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions and other transactions contemplated hereby, except that New York has retained Lazard as its financial advisor, the fees of which shall not exceed those set forth in Section 4.17 of the New York Disclosure Letter. The fees of Lazard shall be paid by New York, and London shall not have any liability or obligation in respect thereof.

Section 4.18         Board Approvals. The New York Board, at a meeting duly called and held, (a) determined that the New York Transaction Agreements and the Transactions and other transactions contemplated hereby and thereby are advisable and in the best interests of the stockholders of New York, (b) approved the New York Transaction Agreements and the Transactions and (c) recommended approval of the Share Issuance and adoption of this Agreement by the stockholders of New York. The New York Board has received the opinion of Lazard, dated January 27, 2014, substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the Exchange Ratio (as defined in such opinion) provided for in the Transactions, after giving effect to the London Transactions (as defined in such opinion) is fair, from a financial point of view, to the holders of New York Common Stock. Immediately prior to the execution of this Agreement, New York has made available to London such opinion.

Section 4.19         Vote Required. The only votes of the holders of any class or series of Capital Stock of New York necessary to approve any transaction contemplated by the New York Transaction Agreements are (a) the affirmative vote of the holders of a majority of the shares of New York Common Stock present in person or by proxy and voting at the New York Stockholder Meeting in favor of the approval of the Share Issuance and (b) the affirmative vote of the holders of a majority of the outstanding shares of New York Common Stock in favor of the adoption of this Agreement, in each case in accordance with the New York Certificate, the New York Bylaws, the DGCL, the NYSE Listed Company Manual and other Laws, as applicable (the “New York Stockholder Approval”).

Section 4.20         Certain Contracts.

(a)          Section 4.20(a) of the New York Disclosure Letter sets forth a list of each of the following types of Contracts to which New York or its Subsidiaries is a party and which is currently in effect (each of the following Contracts, a “New York Material Contract”):

(i)          any Contract for the future purchase, sale, lease or sublease or disposition of real property (and/or any amendment or modification thereto);

(ii)         any material partnership, joint venture, teaming agreement, strategic alliance agreement or other similar Contract or memorandum of understanding;

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(iii)        any Contract which provides for, or relates to, the incurrence or guaranty by New York or its Subsidiaries or the giving of any collateral security for, Indebtedness;

(iv)        any Contract that is a settlement, conciliation or similar agreement with any Governmental Body pursuant to which New York or its Subsidiaries will be required after the date of this Agreement to pay consideration in excess of $250,000 (but excluding, for the avoidance of doubt, customer and supplier Contracts entered into with any Governmental Body);

(v)         any Contract entered into by New York or its Subsidiaries with any employee of New York or its Subsidiaries that provides for change in control or severance payments or benefits in excess of $500,000 or any director or executive officer of New York or its Subsidiaries that provides for change in control or severance payments or benefits;

(vi)        any Contract to which New York or its Subsidiaries is bound that contains any covenant or provision prohibiting or restricting New York or its Subsidiaries from engaging in any line or type of business in excess of $5,000,000;

(vii)       any Contract with a supplier that involves the purchase or sale of goods or services in excess of $5,000,000 in any 1-year period;

(viii)      any material IP Contract pursuant to which New York or its Subsidiaries obtains or grants any licenses or other rights with respect to any New York Intellectual Property Rights (except for those obtained pursuant to New York’s or its Subsidiaries’ standard terms for purchase or sale of goods and services and all shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software), including any covenant not to sue;

(ix)         any Contract with a customer that involves the sale of goods or services in excess of $5,000,000 in any 1-year period, other than any Contract between New York and its Affiliates;

(x)          any Contract that requires aggregate payments of any commissions in excess of $5,000,000 per year;

(xi)         any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements or similar Contracts relating to the sale, lease or disposal of any assets that (A) were entered into during the 4-year period prior to the date hereof or (B) have remaining material obligations to be performed by New York or its Subsidiaries thereunder, in each case which were not entered into in the ordinary course of business and provide for consideration in excess of $5,000,000;

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(xii)        any Contract pursuant to which New York or its Subsidiaries has incurred Indebtedness that is currently outstanding in an amount in excess of $10,000,000;

(xiii)       any Contract relating to any action, settlement or court order that involves any unpaid Liability of New York or its Subsidiaries in excess of $250,000; and

(xiv)      any Contract not listed above in this Section 4.20(a) that is material to the operation of New York’s and its Subsidiaries’ business.

(b)          In the two (2) years prior to the date of this Agreement, no material supplier has canceled or, to the knowledge of the New York Parties, threatened in writing to cancel, any New York Material Contract or to not provide material products, supplies, or services to New York. To the knowledge of the New York Parties, (i) none of New York’s or its Subsidiaries’ material suppliers is unable to supply material products or services supplied by them in order to meet the specifications provided with respect thereto, (ii) New York and its Subsidiaries do not have a direct or indirect equity or debt interest in any of its suppliers, except for interests consistent with ordinary course trading relationships and (iii) none of New York’s or its Subsidiaries’ material suppliers has indicated in writing during the 1-year period immediately preceding and including the date of this Agreement that it intends to cease or materially diminish or materially raise prices for its supply of goods or services to New York.

(c)          Except as set forth in Section 4.20(c) of the New York Disclosure Letter: (i) in the two (2) years prior to the date of this Agreement, no material customer of New York or its Subsidiaries has canceled or, to the knowledge of the New York Parties, threatened in writing to cancel, any material Contract with New York or its Subsidiaries or to not purchase material products or services from New York or its Subsidiaries, and (ii) to the knowledge of the New York Parties, none of their material customers has indicated in writing during the 1-year period immediately preceding and including the date of this Agreement that it intends to cease or materially diminish its purchase of goods or services from New York or its Subsidiaries at any time in the foreseeable future.

Section 4.21         Status of Contracts. Each New York Material Contract is in full force and effect, except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice, and New York and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them under each New York Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, does not and is not reasonably likely to materially impair or interfere with New York’s and its Subsidiaries’ business. Except for such matters as, individually or in the aggregate, are not and are not reasonably likely to materially impair or interfere with New York’s and its Subsidiaries’ business, no New York Party (a) knows of, or has received written notice of, any material breach of or violation or default under (nor, to the knowledge of the New York Parties, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any New York Material Contract or (b) has received written notice of the desire of the other party or parties to any such New York Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each New York Material Contract is enforceable by New York or a Subsidiary of New York in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, except where such unenforceability would not materially impair or interfere with New York’s and its Subsidiaries’ business.

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Section 4.22         Capital Expenditure Program. A capital budget for the fiscal year ending December 31, 2014 for New York (excluding the New York JV) is set forth in Section 4.22 of the New York Disclosure Letter. Such capital budget is a (a) true and complete copy of New York’s (excluding the New York JV) most recent internal capital budget for the fiscal year ending December 31, 2014 and (b) was prepared by management of New York in good faith and on a reasonable basis.

Section 4.23         Title, Ownership and Related Matters.

(a)          Except as set forth in Section 4.23 of the New York Disclosure Letter, New York and its Subsidiaries have, free and clear of all Liens except for Permitted Liens and Liens, if any, created or permitted to be imposed by London, defensible title to their respective inventory, equipment and other tangible and intangible property, as may be reduced by the consumption thereof, or increased through the replacement thereof or addition thereto, in the ordinary course of maintenance and operation of their respective businesses, in each case as necessary to permit New York and its Subsidiaries to conduct their respective businesses as currently conducted.

(b)          Each of New York and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all leases to which New York or any of its Subsidiaries is a party or under which it is in occupancy are in full force and effect. Each of New York and its Subsidiaries enjoys peaceful and undisturbed possession of the properties or assets purported to be leased under its material leases.

Section 4.24         Compliance with Customs & International Trade Laws. Except as would not be material or as set forth in Section 4.24 of the New York Disclosure Letter:

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(a)          Each of New York and its Subsidiaries is in compliance with all applicable Customs & International Trade Laws, at no time in the last five (5) years has New York or any of its Subsidiaries committed any violation of, or taken any action subject to penalty under, any applicable Customs & International Trade Laws, and there are no unresolved questions or claims concerning any Liability of New York or any of its Subsidiaries with respect to any such applicable Laws. Without limiting the foregoing: (i) each of New York and its Subsidiaries and, to the knowledge of the New York Parties, Persons acting on their behalf have obtained all import and export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and reexport of products, services, software and technology related to the business of New York and its Subsidiaries as presently conducted and to the extent applicable to them, including Export Control Authorizations (collectively, the “New York International Trade Approvals”); (ii) as of the date of this Agreement, Section 4.24(a) of the New York Disclosure Letter sets forth a true and complete list of Export Control Authorizations held by New York or any of its Affiliates; (iii) no Governmental Body has initiated any proceedings for or imposed (or, to the knowledge of the New York Parties, threatened to initiate proceedings for or impose) any civil or criminal fine or penalty, revocation of an Export Control Authorization, debarment, denial of future Export Control Authorizations or any other sanction against the business of New York and its Subsidiaries, any of New York or its Subsidiaries or any director, officer, employee or agent of any of New York or its Subsidiaries (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) there are no other pending or, to the knowledge of the New York Parties, threatened claims against the business of New York or its Subsidiaries with respect to New York International Trade Approvals or compliance with applicable Customs & International Trade Laws;

(b)          Neither New York nor any of its Subsidiaries has, in the last five (5) years, received any written notice, in any form, with respect to the business of New York or its Subsidiaries from a Governmental Body relating to any alleged or actual violation of any Customs & International Trade Laws, including any civil or criminal investigation, litigation, audit, compliance assessment, focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action;

(c)          Neither New York nor any of its Subsidiaries: (i) has been or is designated on any list of any U.S. Governmental Body relating to economic or trade sanctions, including OFAC’s Specially Designated Nationals and Blocked Persons List, the Commerce Denied Persons List, the Commerce Entity List, the Debarred List and the U.S. Department of State sanctions lists or (ii) has in the past five (5) years exported, reexported, sold or supplied any product directly or indirectly to its customers or through a distributor or, to the knowledge of the New York Parties, otherwise participated in any transaction involving (a) any such designated person or entity that was designated at the time of the transaction, (b) any Sanctioned Country, (c) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country, or (d) any individual or entity that acts on behalf of, or is owned or controlled by, the government of a Sanctioned Country or by a person or entity designated on OFAC’s Specially Designated Nationals and Blocked Persons List;

(d)          During the last five (5) years, no employee, officer, supervisor, director, shareholder or, to the knowledge of the New York Parties, representative or agent (or persons performing equivalent functions) of any of New York or its Subsidiaries (i) has been or is currently an officer, employee or agent of any Governmental Body or (ii) has, directly or indirectly with respect to the business of New York or its Subsidiaries, offered, or promised to pay or given any payment of money or anything of value regardless of form, whether in money, property, gifts or services, to (A) any officer, employee or agent of any Governmental Body (including any business or corporate entity owned, controlled, or managed by a Governmental Body, such as a government-owned or government-controlled oil company or bank), or any Person acting in an official capacity or performing public duties or functions on behalf of any such Governmental Body, (B) any political party or official thereof, (C) any candidate for public office or (D) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund or the World Bank, in order to obtain, retain or direct business or obtain any improper advantage in violation of any applicable anti-corruption or anti-bribery Laws, including where applicable the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq., the UK Bribery Act 2010 or any applicable anti-corruption or anti-bribery Laws, including the anti-corruption or anti-bribery Laws of the PRC and Taiwan;

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(e)          During the last five (5) years, each of New York and its Subsidiaries have (i) kept books and records of the business of New York and its Subsidiaries that accurately reflect the transactions and assets of the business of New York and its Subsidiaries and (ii) maintained a system of internal accounting controls and policies and procedures to ensure accuracy in the books and records of the business of New York and its Subsidiaries, and have not received any complaints, allegations, assertions or claims regarding the accounting or auditing practices or methods of New York or any of its Subsidiaries; and

(f)          The representations and warranties set forth in this Section 4.24 are the sole and exclusive representations and warranties of the New York Parties with respect to the matters set forth in this Section 4.24.

Section 4.25         Real Estate.

(a)          Section 4.25(a) of the New York Disclosure Letter lists, and includes a true and correct legal description of, all real property that New York and any of its Subsidiaries owns in fee (or the jurisdictional equivalent) (the “New York Owned Real Property”) and, for each of those properties, the title holder, the address of such property, whether such property includes land and/or improvements and the general use thereof. Except to the extent failure of the same, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such New York Owned Real Property as currently conducted or the operation of the business of New York and its Subsidiaries, New York and its Subsidiaries own legal and valid fee simple title (or, for real property situated in Texas, good and indefeasible fee simple title, and in other jurisdictions, the jurisdictional equivalent) to the New York Owned Real Property free and clear of any Liens, other than Permitted Liens. Except as set forth in Section 4.25(a) of the New York Disclosure Letter, New York and its Subsidiaries have not leased to any third party or granted to any third party the right to occupy the New York Owned Real Property or any portion thereof.

(b)          Section 4.25(b) of the New York Disclosure Letter lists and correctly describes all real property that is leased, subleased, licensed or otherwise used by New York or any of its Subsidiaries (the “New York Leased Real Property” and, together with the New York Owned Real Property, the “New York Real Property”) and, for each of those properties, identifies the lease, sublease, license or occupancy agreement, as applicable, and all amendments thereto (the “New York Real Property Lease”), the counterparty to the New York Real Property Lease, the address of such property, whether such property includes land and/or improvements and the general use thereof. A true, correct and complete copy of each New York Real Property Lease has been delivered to the London Parties. New York and its Subsidiaries have valid leasehold (or, as applicable, license or other contractual) interests in the New York Leased Real Property, free and clear of any Liens, other than Permitted Liens. Except to the extent failure of the same would not or would not be reasonably likely to materially impair the continued use of such New York Leased Real Property as currently conducted or the operation of the business of New York or its Subsidiaries, (i) each New York Real Property Lease is in full force and effect, (ii) each New York Real Property Lease is a valid, binding and enforceable obligation of New York and/or its Subsidiaries, as applicable, and, to the knowledge of the New York Parties, the other parties thereto and (iii) neither New York nor its Subsidiaries are in breach of any New York Real Property Lease and, to the knowledge of the New York Parties, no counterparty to any New York Real Property Lease is in breach thereof.

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(c)          Except to the extent failure of the same, individually or in the aggregate, would not or would not be reasonably likely to materially impair the continued use of such New York Owned Real Property as currently conducted or the operation of New York’s business, the New York Real Property (i) has access to and from public highways, streets and roads and there is no proceeding pending or, to the knowledge of the New York Parties, threatened that could result in the termination of or material limitations on such access and (ii) is connected to and serviced by utilities and public services, all of which are adequate for the use of the real property listed thereon as the business of New York and its Subsidiaries as currently conducted. Except to the extent failure of the same would not or would not be reasonably likely to materially impair the continued use of such New York Real Property as currently conducted or the operation of the business of New York or its Subsidiaries, there are no pending or, to the knowledge of the New York Parties, threatened proceedings to take all or any portion of the New York Real Property or any interest therein or portion thereof by eminent domain or any condemnation proceeding (or the equivalent proceedings in other jurisdictions) or any sale or disposition in lieu thereof. Except as set forth on Section 4.25(c) of the New York Disclosure Letter, the use or occupancy of the New York Real Property (or any portion thereof) or the operation of New York’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Body. The New York Real Property collectively consists of all real property necessary for the conduct of New York’s business as currently conducted.

Section 4.26         Information Supplied. None of the information supplied or to be supplied by the New York Parties for inclusion or incorporation by reference in (a) the Proxy Statement or Form S-4 (including any amendments thereto), at the date first mailed to each of New York’s stockholders or at the time of the New York Stockholder Meeting or, in the case of the Form S-4, when the Form S-4 goes effective under the Securities Act, and (b) any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing offering document) that includes or incorporates by reference any information supplied or to be supplied by the London Parties pursuant to Section 5.2 or Section 5.18, at the time of such filing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Projected financial information, if any, provided by or on behalf of the New York Parties for inclusion or incorporation by reference in the Proxy Statement, Form S-4 or any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing offering document) that includes or incorporates by reference any information supplied or to be supplied by the London Parties pursuant to Section 5.2 or Section 5.18 will have been prepared in good faith by New York’s management on the basis of assumptions believed to be reasonable by such management at the time made. Notwithstanding the foregoing, the New York Parties make no representation or warranty with respect to information or statements provided by or on behalf of the London Parties or their representatives for inclusion or incorporation by reference in the Proxy Statement, Form S-4 or any other document (including any amendments thereto) filed by New York with the SEC (or included in any financing document).

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Section 4.27         Books and Records. The minute books and other similar records of New York, all of which since January 1, 2010, have been made available to the London Parties, are complete and correct in all material respects and have been maintained in accordance with sound business practices applicable in the United States.

Article V
COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1           No Solicitation.

(a)          New York shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use reasonable best efforts to cause New York’s and its Subsidiaries’ respective investment bankers, accountants, attorneys, financial advisors, auditors, lenders and other advisors, agents and representatives (collectively, and together with New York’s and its Subsidiaries’ respective officers, directors and employees, “Representatives”), to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any New York Acquisition Proposal, (ii) use reasonable best efforts to have all copies of all nonpublic information that New York, its Subsidiaries and New York’s or its Subsidiaries’ Representatives have previously furnished or distributed on or prior to the date of this Agreement to any such Person promptly returned or destroyed, (iii) except to the extent the New York Board determines in good faith that failure to do so would reasonably likely be inconsistent with its fiduciary duties under applicable Law, not terminate, waive, amend, release or modify any provision of any confidentiality agreement or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any New York Acquisition Proposal or potential New York Acquisition Proposal and (iv) except to the extent the New York Board determines in good faith that failure to do so would reasonably likely be inconsistent with its fiduciary duties under applicable Law, enforce any such agreement. From the date of this Agreement until the earlier of the Closing and the date of termination of this Agreement, New York shall not, shall cause its Subsidiaries not to and shall use reasonable best efforts to cause New York’s and its Subsidiaries’ Representatives not to, directly or indirectly, (1) solicit, initiate, endorse, knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a New York Acquisition Proposal, (2) enter into any Acquisition Agreement or enter into any agreement, arrangement or understanding requiring New York to abandon, terminate or fail to consummate the Transactions or any other transaction contemplated by this Agreement, (3) enter into, initiate, continue or otherwise participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a Party) any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any New York Acquisition Proposal (other than contacting and engaging in discussions with the maker of any New York Acquisition Proposal or its Representatives for the sole purpose of clarifying any such New York Acquisition Proposal and informing such Person or its Representatives of the existence of this Section 5.1) or (4) resolve, agree or propose to do any of the foregoing; provided, however, that, at any time prior to obtaining the New York Stockholder Approval, in response to an unsolicited, bona fide, written New York Acquisition Proposal that (A) did not result from a material breach of this Section 5.1 and (B) the New York Board determines in its good faith judgment (after consultation with its outside counsel and financial advisors) constitutes or could reasonably be expected to lead to a New York Superior Proposal, New York may, subject to compliance with Section 5.1(d), (x) furnish information with respect to New York and its Subsidiaries to the Person making such New York Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and that is not less restrictive of such Person than, the Confidentiality Agreement (except that such agreement need not prohibit, condition or restrict the making or amendment of an Acquisition Proposal to the New York Board and except that the standstill provisions of such agreement may be waived by the New York Board if the New York Board determines in good faith that failure to do so would reasonably likely be inconsistent with its fiduciary duties under applicable Law); provided, however, that all such information has previously been provided or made available to London or is provided or made available to London prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such New York Acquisition Proposal (and its representatives) regarding such New York Acquisition Proposal.

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(b)          Neither the New York Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to London), or propose to withdraw (or qualify or modify in a manner adverse to London), the approval, recommendation or declaration of advisability by the New York Board or any such committee thereof of this Agreement, the Transactions or any other transaction contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any New York Acquisition Proposal, (C) fail to include the New York Recommendation in the Proxy Statement or (D) resolve, propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “New York Adverse Recommendation Change”) or (ii) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or allow New York or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any New York Acquisition Proposal or that would require New York to abandon, terminate or fail to consummate the Transactions (other than a confidentiality agreement referred to in Section 5.1(a)) (an “Acquisition Agreement”) or (B) resolve, agree or propose to do any of the foregoing. Notwithstanding anything in this Agreement to the contrary, if, prior to obtaining the New York Stockholder Approval, the New York Board determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to do so would reasonably likely be inconsistent with its fiduciary duties to New York’s stockholders under applicable Law, it may (A) terminate this Agreement pursuant to Section 8.1(c)(i) and cause New York to enter into an Acquisition Agreement with respect to a New York Superior Proposal or (B) make a New York Adverse Recommendation Change in connection with a New York Superior Proposal, but in the case of (A) or (B) only if: (w) such New York Superior Proposal has not resulted from a material breach of its obligations pursuant to this Section 5.1, (x) New York provides written notice to London (a “New York Notice of Adverse Recommendation Change”) advising London that the New York Board intends to take such action and specifying the reasons therefor, including, if applicable, the terms and conditions of any New York Superior Proposal, the identity of the Person making the New York Superior Proposal and copies of all relevant documents relating to such New York Superior Proposal that New York has received from the Person or its representatives that made such proposal and that are the basis of the proposed action by the New York Board, including a copy of the proposed Acquisition Agreement (if any) (it being understood and agreed that any amendment to the financial terms or other material terms of such New York Superior Proposal shall require a new New York Notice of Adverse Recommendation Change and compliance with the requirements of this Section 5.1(b)); (y) during a period of five (5) Business Days following London’s receipt of a New York Notice of Adverse Recommendation Change (or, in the event of a new New York Notice of Adverse Recommendation Change, a new 3-Business Day period), if requested by London, New York and its Representatives shall have negotiated with London and its Representatives in good faith to make such revisions or adjustments proposed by London to the terms and conditions of this Agreement as would enable New York to proceed with its recommendation of this Agreement and the Transactions and not make such New York Adverse Recommendation Change; and (z) if applicable, at the end of such applicable 5- or 3-Business Day period, the New York Board, after considering in good faith any such revisions or adjustments to the terms and conditions of this Agreement that London, prior to the expiration of such applicable period, shall have offered in writing in a manner that would form a binding contract if accepted by New York, continues to determine in good faith (after consultation with its outside counsel and financial advisors) that the New York Acquisition Proposal constitutes a New York Superior Proposal.

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(c)          Other than in connection with a New York Acquisition Proposal, New York may, at any time prior to, but not after, obtaining the New York Stockholder Approval, make a New York Adverse Recommendation Change in response to an Intervening Event (a “New York Intervening Event Change in Recommendation”) if the New York Board shall have determined in good faith, after consultation with its outside legal counsel, that, because of such Intervening Event, a failure to take such action would reasonably likely be inconsistent with the fiduciary duties of the New York Board to the stockholders of New York under applicable Law, provided, that: (A) London shall have received written notice from New York of New York’s intention to make a New York Intervening Event Change in Recommendation (a “New York Notice of Intervening Event Change in Recommendation”) at least five (5) Business Days prior to the taking of such action by New York, which notice shall specify the applicable Intervening Event in reasonable detail (provided, that any material change to the facts and circumstances that are the basis for such New York Intervening Event Change in Recommendation shall require a new New York Notice of Intervening Event Change in Recommendation and a new 3-Business Day period), (B) during such applicable period and prior to making a New York Intervening Event Change in Recommendation, if requested by London, New York and its Representatives shall have negotiated in good faith with London and its Representatives regarding any revisions or adjustments proposed by London to the terms and conditions of this Agreement as would enable New York to proceed with its recommendation of this Agreement and the Transactions and not make such New York Intervening Event Change in Recommendation and (C) New York may make a New York Intervening Event Change in Recommendation only if the New York Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that London shall have, prior to the expiration of the applicable 3- or 5-Business Day period, offered in writing in a manner that would form a binding contract if accepted by New York, continues to determine in good faith that failure to make a New York Intervening Event Change in Recommendation would reasonably likely be inconsistent with its fiduciary duties to the New York stockholders under applicable Law. An “Intervening Event” shall mean any event, fact, circumstance or development or combination thereof that (i) was not known to the New York Board as of the date of this Agreement (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) and (ii) does not relate to (A) any Acquisition Proposal or (B) clearance of the Transactions under the HSR Act or any foreign antitrust, competition or similar Law including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 5.8, Section 5.9 or Section 5.10; provided, however, that any increase in the price or trading volume of New York Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred); and New York meeting or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred).

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(d)          New York shall promptly (and, in any event, within twenty-four (24) hours of receipt) notify London orally and in writing of the receipt, directly or indirectly, of (i) any New York Acquisition Proposal or a proposal or offer that is reasonably likely to lead to a New York Acquisition Proposal or (ii) any inquiry or request for discussions or negotiations relating to a possible New York Acquisition Proposal. Such notice shall indicate the identity of the Person or group making such inquiry, request, proposal, offer or New York Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, received from such Person or group or their representatives). Thereafter, New York shall keep London promptly informed (including within twenty-four (24) hours after the occurrence of any amendment or modification, development, discussion or negotiation) orally and in writing in all material respects of the status and substance of such inquiry, request, proposal, offer or New York Acquisition Proposal, including providing London with copies of any written inquiries, correspondence and draft documentation received from such Person or group and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, New York shall promptly (and, in any event, within twenty-four (24) hours) notify London orally and in writing if New York begins furnishing information or participating in discussions or negotiations pursuant to Section 5.1(a).

(e)          Nothing contained in this Section 5.1 shall prohibit New York or the New York Board from (i) taking and disclosing to New York’s stockholders a position contemplated by or complying with any disclosure obligations under Exchange Act Rules 14d-9 or 14e-2 or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of New York if, in the good faith judgment of the New York Board (after consultation with outside counsel), the failure to make such disclosure would reasonably likely be inconsistent with its obligations or duties under applicable Law; provided, however, that clause (ii) shall not be deemed to permit the New York Board to make a New York Adverse Recommendation Change or take any of the actions referred to in Section 5.1(b) or Section 5.1(c), except to the extent permitted by such Section.

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(f)          Notwithstanding anything in this Agreement to the contrary, any factually accurate public statement by New York that describes New York’s receipt of a New York Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a New York Adverse Recommendation Change.

(g)          Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.1 by any Representative of New York or its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the New York Parties.

(h)          For purposes of this Agreement:

(i)          “New York Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of assets or a business of New York or its Subsidiaries that constitutes or generates 20% or more of the consolidated net revenue, earnings before interest, taxes, depreciation and amortization (on an estimated current replacement cost basis) for the preceding twelve (12) months or the assets of New York and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 20% or more of any class of equity securities (by vote or value) of New York or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the equity securities (by vote or value) of New York or any of its Subsidiaries, (D) merger, consolidation, business combination, asset purchase, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving New York or any of its Subsidiaries pursuant to which any Person (or the stockholders of any Person) would own, directly or indirectly, 20% or more of the voting Capital Stock of New York or any of its Subsidiaries or the surviving entity in a merger or the resulting direct or indirect parent of New York or such surviving entity or (E) any combination of the foregoing, in each case other than the Transactions.

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(ii)         “New York Superior Proposal” means a bona fide written New York Acquisition Proposal to acquire 50% or more of the outstanding equity securities of New York pursuant to a tender offer, exchange offer, merger, consolidation or similar transaction or to acquire assets or a business of New York or any of its Subsidiaries that constitutes or generates 50% or more of the consolidated net revenue, earnings before interest, taxes, depreciation and amortization (on an estimated current replacement cost basis) for the preceding twelve (12) months or the assets of New York and its Subsidiaries, taken as a whole, and that in each case the New York Board determines in its good faith judgment (after consulting with outside counsel and its financial advisor), taking into account the financial, regulatory and legal aspects of the proposal that the New York Board deems relevant, the identity of the Person making such proposal and the timing and likelihood of consummation of such proposal, is: (A) more favorable to the stockholders of New York than the Transactions, taking into account all relevant factors that the New York Board deems relevant (including the terms and conditions of such proposal and this Agreement (including any changes to the terms and conditions of this Agreement proposed by London, in response to such offer or otherwise, in a manner that would form a binding contract if accepted by New York)), (B) not subject to a financing condition or, if subject thereto, such financing is reasonably likely to be obtained in the good faith judgment of the New York Board and (C) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal that the New York Board deems relevant.

(i)          London shall, shall cause its Subsidiaries to and shall use its reasonable best efforts to cause London’s and its Subsidiaries’ Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any London Acquisition Proposal, (ii) use reasonable best efforts to have all copies of all nonpublic information that London, its Subsidiaries and London’s or its Subsidiaries’ Representatives have previously furnished or distributed on or prior to the date of this Agreement to any such Person promptly returned or destroyed, (iii) not terminate, waive, amend, release or modify any provision of any confidentiality agreement or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any London Acquisition Proposal or potential London Acquisition Proposal and (iv) enforce any such agreement. From the date of this Agreement until the earlier of the Closing and the date of termination of this Agreement, London shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause London’s and its Subsidiaries’ Representatives not to, directly or indirectly, (A) solicit, initiate, endorse, knowingly facilitate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a London Acquisition Proposal, (B) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any London Acquisition Proposal or that would require London to abandon, terminate or fail to consummate the Transactions or any other transaction contemplated by this Agreement, (C) enter into, initiate, continue or otherwise participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a Party) any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any London Acquisition Proposal or (D) resolve, agree or propose to do any of the foregoing. London shall promptly (and in any event within twenty-four (24) hours) notify New York orally and in writing of the receipt, directly or indirectly, of a London Acquisition Proposal or a proposal or offer that is reasonably likely to lead to a London Acquisition Proposal or any inquiry or request for discussions or negotiations relating to a possible London Acquisition Proposal. Such notice shall indicate the identity of the Person or group making such London Acquisition Proposal or such inquiry, request proposal or offer and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter London shall keep New York promptly informed of the status of such London Acquisition Proposal and any material changes to the terms thereof. As used herein, “London Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person with respect to any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of all or any part of the Conveyance Properties (regardless of whether such acquisition or purchase is by means of a sale of such assets or a sale of the Capital Stock of one or more direct or indirect Subsidiaries of London that directly or indirectly owns or holds such assets), other than the Transactions or any inquiry, proposal or offer related to any action not prohibited under Section 5.3.

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Section 5.2           Preparation of the Proxy Statement and Form S-4; Provision of London Financial Statements; New York and London Stockholder Meetings.

(a)          Subject to Section 5.1, New York shall, as promptly as reasonably practicable, prepare and file (subject to receipt of all financial statements and other information required to be provided by London hereunder) with the SEC (i) a proxy statement (together with any supplement or amendment thereto, the “Proxy Statement”) relating to the meeting of New York’s stockholders to be held for the purpose of obtaining the New York Stockholder Approval (such meeting, the “New York Stockholder Meeting”) in accordance and in compliance with the Exchange Act and the rules and regulations thereunder and (ii) the Form S-4, which UK Holdco shall file with the SEC, and in which the Proxy Statement will be included as a prospectus. Each of the Parties will cooperate in the preparation of the Proxy Statement and Form S-4. Each of the London Parties shall promptly supply to New York in writing, for inclusion in the Proxy Statement and Form S-4, all information concerning the London Parties required under the Securities Act and the Exchange Act, and the rules and regulations thereunder, to be included in the Proxy Statement and Form S-4, including as set forth in Section 5.2(b). New York shall notify London promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or Form S-4 or for additional information related to the Proxy Statement or Form S-4 and will promptly supply London with copies of all correspondence between New York, UK Holdco or any of their respective officers, employees, legal advisors or agents, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or Form S-4 or the Transactions or the other transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement or Form S-4 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, New York shall provide London with a reasonable opportunity to review and comment on such document or proposed response or compliance with any such request. No filing of, or amendment or supplement to, the Proxy Statement or Form S-4 shall be made by the New York Parties without providing the London Parties a reasonable opportunity to review and comment thereon and considering in good faith any such comments from London. If at any time prior to the Closing, any information relating to the New York Parties or the London Parties or any of their respective Affiliates, directors, company supervisors or officers, should be discovered by the New York Parties or the London Parties which should be set forth in an amendment or supplement to the Proxy Statement or Form S-4, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be prepared and disseminated to the stockholders of New York to the extent required by Law. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement or Form S-4 has been included therein by New York and UK Holdco, if applicable, New York shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable, to its stockholders of record, as of the record date established by the New York Board pursuant to Section 5.2(c) and set forth in the Proxy Statement.

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(b)          As promptly as reasonably practicable after the date hereof, London shall furnish all information concerning it, the Business, its Affiliates and, to the extent available to London and permitted by applicable Taiwan securities Laws, the holders of London’s common stock (including a description of the Business, an operating and financial review, a discussion of quantitative and qualitative disclosures of market risk and information regarding its designees to be directors on the New York Board) as may be reasonably requested and as required by the applicable rules of the SEC and other Laws, and such other information as the SEC or any other Governmental Body may reasonably request or require, in connection with the preparation of the Proxy Statement and Form S-4. In furtherance of the foregoing, London shall supply such audited and unaudited financial statements of and information regarding the Business (including the financial information referred to in Section 3.26(a) and Section 3.26(b)), to the extent required for such Proxy Statement and Form S-4, and any reports, attestations or similar documents by London’s auditor to be included in the Proxy Statement and Form S-4 to New York for inclusion in the Proxy Statement and Form S-4 as are necessary and appropriate to comply as to form in all material respects with the accounting requirements and other rules and regulations applicable to the Proxy Statement and Form S-4, including the rules and regulations of the SEC, which financial statements and information shall be prepared in accordance with IFRS and shall fairly present the financial condition of the Business in all material respects in accordance with IFRS as of the respective dates thereof and the consolidated results of operations and cash flows of the Business for the respective periods then ended. All information supplied by or on behalf of London for inclusion or incorporation by reference in the Proxy Statement and Form S-4 will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law, including Taiwan Law (including the rules of the Taiwan Stock Exchange Corporation).

(c)          As promptly as reasonably practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement, unless the New York Board has effected a New York Adverse Recommendation Change, and subject to the London Parties’ timely performance of its obligations set forth in Section 5.2(b), New York shall take all action in accordance with the federal securities Laws, the DGCL, the New York Certificate and the New York Bylaws necessary to establish a record date for, duly call, give notice of, convene and hold the New York Stockholder Meeting as soon as reasonably practical for purposes of seeking the New York Stockholder Approval and to solicit proxies pursuant to the Proxy Statement in connection therewith. New York may adjourn or postpone the New York Stockholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that it determines in good faith is required by applicable Law to be disseminated to its stockholders or (ii) if there are insufficient shares of New York Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the New York Stockholder Meeting. New York shall, through the New York Board, recommend to its stockholders that they give the New York Stockholder Approval (the “New York Recommendation”) and the New York Recommendation shall be set forth in the Proxy Statement, except, in each case, to the extent that the New York Board shall have made a New York Adverse Recommendation Change as permitted by Section 5.1(b) or (c).

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(d)          London shall, as promptly as reasonably practicable, prepare a notice (together with any supplement or amendment thereto, the “London Notice”) relating to the meeting of London’s stockholders to be held for the purpose of obtaining the London Stockholder Approval (such meeting, the “London Stockholder Meeting”) in accordance and in compliance with Taiwan Law (including the rules of the Taiwan Stock Exchange Corporation). Prior to mailing the London Notice (or any amendment or supplement thereto), London shall provide New York with a reasonable opportunity to review and comment on the London Notice and all documents attached thereto. As promptly as reasonably practicable following the completion of preparation of the London Notice, London shall take all action in accordance with Taiwan Law and the articles of incorporation of London necessary to establish a record date for, duly call, give notice of, convene and hold the London Stockholder Meeting as soon as reasonably practical for purposes of seeking the London Stockholder Approval and use reasonable best efforts in connection therewith to obtain such approval. London shall cause the London Notice to be mailed (including by electronic delivery if permitted) as promptly as practicable to its stockholders of record, as of the record date established by the London Board and set forth in the London Notice. London may adjourn or postpone the London Stockholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the London Notice that it determines in good faith is required by applicable Law to be disseminated to its stockholders is so disseminated or (ii) if there are insufficient shares of London Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the London Stockholder Meeting. London shall provide New York with reasonable documentation to demonstrate that the votes of all of the London shares that are the subject of voting agreements referenced in the recitals to this Agreement are cast in accordance with such voting agreements.

Section 5.3           Conduct of London Business Pending Closing.

(a)          From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) set forth in the London Disclosure Letter, (ii) any other provision of this Agreement expressly permits, provides or requires (including Section 2.5) or (iii) (provided, that London has provided New York with advance notice of the proposed action to the extent practicable) required by Law, unless New York has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, London shall, and shall cause each of the London Group Companies to, conduct the Business and operations related thereto according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use its commercially reasonable efforts, and shall cause each of the London Group Companies to use its commercially reasonable efforts, to preserve intact the Business, their respective business organizations and goodwill, keep available the services of their respective officers and Business employees and maintain satisfactory relationships with those persons having business relationships with them; provided, however, that no action by London or the London Group Companies with respect to matters specifically addressed by any provision of Section 5.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision in Section 5.3(b).

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(b)          From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) set forth in the London Disclosure Letter, (ii) any other provision of this Agreement expressly permits, provides or requires (including Section 2.5), or (iii) (provided, that London has provided New York with advance notice of the proposed action to the extent practicable) required by Law, unless New York has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, London:

(i)          shall not permit the Companies to amend or propose to amend the Charter Documents, or similar business entity formation or governing document, of any Company;

(ii)         shall promptly notify New York of (A) any material change in its or any of the Companies’ condition (financial or otherwise), insofar as it relates to the Business, (B) any material change in the operations or results of operation of the Business, (C) any termination, cancellation, repudiation or material breach of any London Material Contract (or communications indicating that the same may be contemplated) except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice, or (D) insofar as it is material to the Business, any litigation or proceedings (including arbitration and other dispute resolution proceedings), governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;

(iii)        shall not permit any of the Companies to, (A) issue any shares of its Capital Stock or other equity securities, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its Capital Stock or other equity securities of the London Group Companies, or grant or issue any restricted stock or securities in any of the London Group Companies, except in each case for awards under the London Group Plans in existence as of the date of this Agreement to any newly hired employees or to existing officers, directors, company supervisors or employees in the ordinary course of business consistent with past practices; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (B) shall not accelerate as a result of the pendency, approval or consummation of the Transactions contemplated by this Agreement, (C) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its Capital Stock existing on the date of this Agreement, (D) with respect to any of its former, present or future officers, directors, company supervisors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case in the ordinary course of business consistent with past practices or as required by Law or as required by any Contract in effect as of the date of this Agreement and set forth on Section 5.3(b)(iii) of the London Disclosure Letter, (E) except as expressly permitted under this Agreement, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by Law) any existing employee benefit plan in any material respect or (F) permit any holder of an option or other award pertaining to shares of London’s common stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

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(iv)        shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of the Capital Stock of the Companies, except dividends or distributions of cash in accordance with applicable Law and the governing instruments of the applicable Company taken into account in the London Adjustment Calculations or (B) redeem, purchase or otherwise acquire any shares of the Capital Stock of the Companies, or make any commitment for any such action;

(v)         shall not, and shall not permit any of the Companies to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of the assets (including Capital Stock) relating to the Business which are, individually or in the aggregate, material to the Business or such Company, except for (A) sales of surplus or obsolete equipment, the sale of the land specifically described on Section 5.3(b)(v)(A)(I) of the London Disclosure Letter (together with any Liabilities arising out of such land), the transfer of the Trademarks set forth on Section 5.3(b)(v)(A)(II) of the London Disclosure Letter to London or any of its Affiliates and the transfer of the domain names set forth on Section 5.3(b)(v)(A)(III) of the London Disclosure Letter to London or any of its Affiliates, (B) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (C) sales, leases or other transfers between such party and another Company, (D) sales, dispositions or divestitures as may be required by or in conformance with Law in order to permit or facilitate the consummation of the Transactions and other transactions contemplated by this Agreement, (E) any lease, license, encumbrance or other disposition that is a Permitted Lien, or (F) arm’s-length sales or other transfers not described in clauses (A) through (C) above for aggregate consideration not exceeding $10,000,000;

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(vi)        shall not, and shall not permit any of the Companies to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions and agreements that involve an aggregate consideration of less than (A) $15,000,000 for all acquisitions of the equity interests in or a substantial portion of the assets of businesses or entities whose principal assets are related to the Business, (B) $10,000,000 for all other acquisitions to which this paragraph relates (excluding acquisitions approved in writing by both parties) and (C) with respect to London only, any acquisition or purchase unrelated to the Business;

(vii)       shall not, and shall cause the Companies not to, materially change any of the material accounting or working capital principles or practices used by it except as may be required as a result of a change in IFRS or applicable Law;

(viii)      shall, and shall cause the Companies to, use its and their commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage applicable to the Business;

(ix)         shall not, and shall not permit any of the Companies to, (A) make, change or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes except to the extent of any reserve reflected on the balance sheet as of December 31, 2012, included in the Audited Financial Statements that was established in the ordinary course of business consistent with past practice, or (C) change, in any material respect, any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax Returns for the most recent taxable year for which a return has been filed, except as may be required by Law;

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(x)          shall not permit the Companies to (A) incur any Indebtedness for borrowed money in excess of $5,000,000, in the aggregate, or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any of their debt securities or guarantee any debt securities of others, other than (w) borrowings from that party’s revolving credit facility in the ordinary course of business, (x) borrowings the complete proceeds of which are used to repay or repurchase other Indebtedness of that party or (y) borrowings in respect of intercompany debt between one Company and another Company or (B) except in the ordinary course of business or with another Company, enter into any lease (whether such lease is an operating or capital lease) or create any Liens on its property (other than Permitted Liens);

(xi)         shall not (in the case of London, with respect to the Business), and shall not permit any Company to, authorize or make capital expenditures which are, in the aggregate greater than 125%, in each case, of the aggregate amount of capital expenditures scheduled to be made in London’s capital expenditure budget related to the Business for the period indicated as set forth in Section 5.3(b)(xi) of the London Disclosure Letter except for capital expenditures to repair damage resulting from insured casualty events or emergency repairs required to avoid immediate material damage to any assets related to the Business;

(xii)        shall not, and shall not permit any Company to, forgive any loans to any of its employees, officers, directors or company supervisors or any employees, officers, directors or company supervisors of any London Group Company, or to any of their Affiliates;

(xiii)       except as provided in this Section 5.3(b)(xiii), shall not, and shall not permit any Company to, settle or compromise any pending or threatened legal proceeding or claim or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability in connection with any pending or threatened legal proceeding or claim related to the Business that would be a Liability of the Companies after the Closing, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and Liabilities (A) reflected or reserved against in full in the balance sheet included in the Financial Statements, (B) covered by existing insurance policies or indemnities, (C) settled since the respective dates thereof in the ordinary course of business consistent with past practice, or (D) otherwise less than $200,000 individually; and

(xiv)      shall not (A) agree in writing or otherwise to take any of the prohibited actions described in this Section 5.3 or (B) permit any of the Companies to agree in writing or otherwise to take any of the prohibited actions described in this Section 5.3 that refer to such London Group Companies.

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Section 5.4           Conduct of New York Business Pending Closing.

(a)          From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) set forth in the New York Disclosure Letter, (ii) any other provision of this Agreement expressly permits, provides or requires or (iii) (provided, that New York has provided London with advance notice of the proposed action to the extent practicable) required by Law, unless London has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, New York shall, and shall cause each of its Subsidiaries to, conduct its business and operations related thereto according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact their respective business organizations and goodwill (except that any of New York’s Subsidiaries may be merged with or into, or be consolidated with, any of New York’s Subsidiaries or may be liquidated into it or any of New York’s Subsidiaries), keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them; provided, however, that no action by New York or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.4(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision in Section 5.4(b).

(b)          From the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) set forth in the New York Disclosure Letter, (ii) any other provision of this Agreement expressly permits, provides or requires (including Section 2.5) or (iii) (provided, that New York has provided London with advance notice of the proposed action to the extent practicable) required by Law, unless London has consented in writing thereto, such consent not to be unreasonably withheld, delayed or conditioned, New York:

(i)          shall not amend or propose to amend the Charter Documents, or similar business entity formation or governing document, of New York, UK Holdco or their Subsidiaries (provided, that, for the avoidance of doubt, UK Holdco may amend its articles of association to comply with its re-registration as a public limited company as contemplated by Section 1.1; provided, that such amendments are not inconsistent with the adoption immediately prior to the Closing of the UK Holdco Articles of Association as attached hereto as Exhibit C);

(ii)         shall promptly notify London of (A) any material change in its or any of its Subsidiaries’ condition (financial or otherwise) or business, (B) any termination, cancellation, repudiation or material breach of any New York Material Contract (or communications indicating that the same may be contemplated) except for terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (C) insofar as it is material to the businesses of New York or its Subsidiaries, any litigation or proceedings (including arbitration and other dispute resolution proceedings), governmental complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings;

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(iii)        except as provided in Section 5.6, shall not, and shall not permit any of its Subsidiaries to, (A) issue any shares of its Capital Stock or other equity securities (except (i) pursuant to equity awards awarded under the New York Plans and outstanding immediately prior to the date of this Agreement and (ii) with respect to the additional shares of UK Holdco Common Stock to be issued pursuant to the terms of this Agreement), effect any stock split or otherwise change its capitalization as it existed immediately prior to the date of this Agreement, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its Capital Stock or other equity securities of it or its Subsidiaries, or grant or issue any restricted or unrestricted stock or securities in it or any of its Subsidiaries, except, in each case, for awards under the New York Plans covering not more than the number of shares of New York Common Stock allowed annually under New York’s 2009 Equity Incentive Plan and granted to (I) any newly hired employees in the ordinary course consistent with past practices or (II) to existing officers, directors or employees in the ordinary course of business consistent with past practices and except in each case for issuances, splits or other rights issued to New York or to a Subsidiary of New York; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (B) shall not accelerate if after the Closing Date the aggregate share holdings of London and its respective Affiliates comes to exceed 50% of the total fair market value or total voting power of the UK Holdco Common Stock solely due to a decrease in the total number of shares of UK Holdco Common Stock that are outstanding, (C) amend or otherwise modify any option, warrant, conversion right or other right to acquire, or denominated in, any shares of its Capital Stock (except any such option or other security or right held by New York or a Subsidiary of New York), (D) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case in the ordinary course of business consistent with past practices or as required by Law, but may enter into retention agreements during such period, (E) except as expressly permitted under this Agreement, adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by Law) any existing employee benefit plan in any material respect or as may materially increase the cost thereof or (F) permit any holder of an option or other award pertaining to shares of New York Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;

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(iv)        shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its Capital Stock or (B) redeem, purchase or otherwise acquire any shares of its Capital Stock or Capital Stock of its Subsidiaries, or make any commitment for any such action;

(v)         shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or enter into a contract to sell, lease, license, encumber or otherwise dispose of, any of the assets (including Capital Stock of New York’s Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries as a whole, except for (A) sales of surplus or obsolete equipment, (B) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (C) sales, leases or other transfers between such party and its wholly-owned Subsidiaries or between those Subsidiaries, (D) sales, dispositions or divestitures as may be required by or in conformance with Law in order to permit or facilitate the consummation of the Transactions and other transactions contemplated by this Agreement, (E) any lease, license encumbrance or other disposition that is a Permitted Lien, or (F) arm’s-length sales or other transfers not described in clauses (A) through (C) above for aggregate consideration not exceeding $10,000,000;

(vi)        shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except in each case for acquisitions and agreements that involve an aggregate consideration of less than (A) $15,000,000 for all acquisitions of the equity interests in or a substantial portion of the assets of businesses or entities whose principal assets are related to the businesses of New York or its Subsidiaries and (B) $10,000,000 for all other acquisitions to which this paragraph relates (excluding acquisitions approved in writing by both parties);

(vii)       shall not, and shall cause its Subsidiaries not to, materially change any of the material accounting or working capital principles or practices used by it except as may be required as a result of a change in GAAP or applicable Law;

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(viii)      shall, and shall cause any of its Subsidiaries to, use its and their commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage;

(ix)         shall not, and shall not permit any of its Subsidiaries to, (A) make, change or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes except to the extent of any reserve reflected on that party’s consolidated balance sheet as of December 31, 2012, that was established in the ordinary course of business consistent with past practice, or (C) change, in any material respect, any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax Returns for the most recent taxable year for which a return has been filed, except as may be required by Law;

(x)          shall not, and shall not permit any of its Subsidiaries to, (A) incur any Indebtedness for borrowed money in excess of $10,000,000, in the aggregate, or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any of their debt securities or guarantee any debt securities of others, other than (v) borrowings from that party’s or its Subsidiary’s revolving credit facility in the ordinary course of business, (w) borrowings the complete proceeds of which are used to repay or repurchase other Indebtedness of that party or its Subsidiaries, (x) guarantees of Indebtedness in connection with the New York JV or (y) borrowings in respect of intercompany debt between New York and any of its Subsidiaries or among its Subsidiaries or (B) except in the ordinary course of business or with or between its Subsidiaries, enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens on its property (other than Permitted Liens);

(xi)         shall not, and shall not permit any of its Subsidiaries to, authorize or make capital expenditures which are, in the aggregate greater than 125%, in each case, of the aggregate amount of capital expenditures scheduled to be made in New York’s capital expenditure budget for the period indicated as set forth in Section 5.4(b)(xi) of the New York Disclosure Letter except for capital expenditures to repair damage resulting from insured casualty events or emergency repairs required to avoid immediate material damage to any assets of New York or its Subsidiaries;

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(xii)        except (A) as contemplated by Section 7.1(f), (B) pursuant to an acquisition permitted by Section 5.4(b)(vi) or (C) the repayment of Indebtedness under the existing revolving credit and term loan facilities of New York and its Subsidiaries, shall not, and shall not permit its Subsidiaries to, whether through a refinancing or otherwise voluntarily redeem, repurchase, prepay, defease, cancel, or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money in excess of $10,000,000;

(xiii)       shall not, and shall not permit any of its Subsidiaries to, forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or, with respect to its Subsidiaries, to any of their Affiliates (other than Affiliates that are Subsidiaries);

(xiv)      except as provided in this Section 5.4(b)(xiv) of the New York Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and Liabilities (A) reflected or reserved against in full in the balance sheets included in the New York Reports, (B) covered by existing insurance policies or indemnities, (C) settled since the respective dates thereof in the ordinary course of business consistent with past practice, or (D) otherwise less than $200,000 individually; and

(xv)       shall not (A) agree in writing or otherwise to take any of the prohibited actions described in this Section 5.4 or (B) permit any of its Subsidiaries to agree in writing or otherwise to take any of the prohibited actions described in this Section 5.4 that refer to the Subsidiaries.

Section 5.5           Notification. Between the date hereof and the Closing, each of the New York Parties and each of the London Parties shall promptly notify the other Parties in writing if such Party becomes aware of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely. This Section 5.5 and any notification provided pursuant hereto shall not modify or limit in any way New York’s or London’s rights or remedies under Articles VI, VII or VIII.

Section 5.6            Employees.

(a)          Within ninety (90) calendar days after the date of this Agreement, London shall provide to New York a list of (i) each Business Employee located in Taiwan (the “London Taiwan Employees”) and (ii) each Business Employee located in the United States and the PRC (the “Assumed Employees”), together with each such employee’s position, base compensation payable, bonus opportunity, target incentive compensation opportunity, date of hire, employment status and job classification. As promptly as practicable thereafter, the Parties shall agree on a list of London Taiwan Employees and Assumed Employees who shall be treated as “Critical Employees” for purposes of this Agreement. London shall promptly notify New York if any London Taiwan Employee or Assumed Employee ceases to be a Business Employee after the list of such employees has been provided to New York. London shall obtain New York’s prior written consent to classify any additional Business Employee or individual as a Critical Employee after the initial Critical Employee designation has been agreed to by the Parties.

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(b)          New York will cause each Assumed Employee to be provided with a base rate of pay and, to the extent applicable, target incentive compensation opportunities at least equal to those in effect in respect of the Assumed Employee immediately prior to the Closing Date and New York will cause each Assumed Employee to be provided with benefits similar in the aggregate to the benefits maintained in respect of the Assumed Employee immediately prior to the Closing Date, in each case for a period of not less than one (1) year following the Closing Date in respect of Assumed Employees who are not Critical Employees or three (3) years following the Closing Date in respect of Assumed Employees who are Critical Employees. All Assumed Employees shall be required, within ten (10) Business Days following the Closing Date, to sign the New York ethics policy document and, as appropriate, the non-competition and confidentiality agreements that are required for similarly situated newly hired or re-hired New York employees and contractors, and any Assumed Employee who fails to sign such policy and agreements shall be terminated without payment of severance, except to the extent required by applicable Laws.

(c)          No later than thirty (30) calendar days prior to the record date of the Taiwan Spin-Off (the “Taiwan Spin-Off Record Date”), London shall cause London Taiwan NewCo Sub to give written offers of employment to each London Taiwan Employee in accordance with Article 16 of the Taiwan Business Mergers and Acquisitions Act (the “Taiwan M&A Act”), which shall provide for continued employment effective as of Taiwan Spin-Off Record Date (or, in the case of London Taiwan Employees who are not actively employed as of the Taiwan Spin-Off Record Date due to short-term disability, long-term disability or approved leave of absence (collectively, the “Taiwan LOA Employees”), effective as of the Taiwan LOA Employee’s return to active employment not more than one hundred and eighty (180) calendar days following the Taiwan Spin-Off Record Date) with a base rate of pay and, to the extent applicable, target incentive compensation opportunities at least equal to those in effect in respect of the London Taiwan Employee immediately prior to the Taiwan Spin-Off Record Date and with benefits similar in the aggregate to the benefits maintained in respect of the London Taiwan Employee immediately prior to the Taiwan Spin-Off Record Date. For one (1) year after the Closing Date, UK Holdco shall cause London Taiwan NewCo Sub not to terminate, except for cause, which shall include any cause under Articles 11 and 12 of the Labor Standards Act of Taiwan, the employment of any Transferred Taiwan Employee. Offers of employment made by London Taiwan NewCo Sub pursuant to this Section 5.6(c) will be made in accordance with all applicable Laws, be conditioned on (i) executing an ethics policy document, non-competition agreement and confidentiality agreement, in each case, that New York or a New York Affiliate requires its similarly situated Taiwan employees to execute and (ii) the occurrence of the Taiwan Spin-Off, and remain open for a period of at least ten (10) calendar days. Employees may accept or reject such offer of employment by notice in writing within such 10-day period, and those who do not notify within such period shall be deemed to have accepted the offer of employment in accordance with the Taiwan M&A Act. To the extent permitted by applicable Laws, London shall provide to New York copies of all written offers of employment made to the London Taiwan Employees within five (5) Business Days of providing written offers to the London Taiwan Employees. At least seven (7) calendar days prior to the Taiwan Spin-Off Record Date, London shall notify New York in writing of the London Taiwan Employees who have accepted or are deemed to have accepted offers of employment with London Taiwan NewCo Sub (each a “Transferred Taiwan Employee”). Employment with London Taiwan NewCo Sub of Transferred Taiwan Employees shall be effective as of the Taiwan Spin-Off Record Date or, in the case of a Transferred Taiwan Employee who is a Taiwan LOA Employee, as of the Taiwan LOA Employee’s return to active employment within one hundred and eighty (180) calendar days following the Taiwan Spin-Off Record Date or such longer period as may be required by applicable Law (the effective time of employment, the “Taiwan Employee Transfer Time”). For the avoidance of doubt, a Transferred Taiwan Employee who is a Taiwan LOA Employee shall be treated as an employee of London or its Affiliates other than London Taiwan NewCo Sub unless and until the Taiwan LOA Employee returns to active employment within one hundred and eighty (180) calendar days following the Taiwan Spin-Off Record Date (or such later date as may be required by applicable Law). Except as provided below, London and New York shall be responsible for equally sharing any costs, obligations or Liabilities, including statutorily mandated severance pay, which may result from the termination of employment by London of any London Taiwan Employee who is offered employment with London Taiwan NewCo Sub pursuant to this Section 5.6(c) but who does not accept such offer of employment; provided however, that London shall be solely responsible for any severance payments to the extent in excess of the severance payments mandated by applicable Laws. All Transferred Taiwan Employees shall be eligible to continue to participate in the statutory labor and health insurance programs and pension schemes required by applicable Laws.

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(d)          To the extent required by applicable Law, (i) London will pay or cause to be paid to each Transferred Taiwan Employee all salary or other compensation or employment benefits which have accrued to the Transferred Taiwan Employee prior to the Closing Date, or, if later, the Taiwan Employee Transfer Time, for a Transferred Taiwan Employee (such times, as applicable, together with the Closing Date for the Assumed Employees, the “Transfer Time”) and (ii) each Transferred Taiwan Employee shall be entitled to receive from London Taiwan NewCo Sub any unused earned or accrued vacation time or other paid time off that he or she may have earned in the calendar year immediately prior to, and including, the Transfer Time; provided, however, that, if London Taiwan NewCo Sub deems it necessary (to the extent permitted by applicable Laws) to disallow such Transferred Taiwan Employee from taking such earned or accrued vacation time or other paid time off and such time cannot be rescheduled during the year of the Closing, London Taiwan NewCo Sub shall be liable for and pay in cash to each Transferred Taiwan Employee an amount equal to the time not taken as provided under the terms of the applicable vacation and paid time off policy of London or its Affiliates as in effect immediately prior to the Transfer Time; and provided, further, that upon the termination of employment of a Transferred Taiwan Employee during the year of the Closing, such Person shall receive a cash payment from London Taiwan NewCo Sub equal to the amount of such Person’s unused earned or accrued vacation time or other paid time off as of the termination of employment.

(e)          New York or London Taiwan NewCo Sub shall not assume any of the London Group Plans other than the Business Plans and shall have no obligations or Liabilities with respect to the London Group Plans other than the Business Plans unless provided for under this Section 5.6 or applicable Laws; provided, however, that this Section 5.6(e) is subject to Section 5.6(b), Section 5.6(c) and Section 5.6(n) and to the extent this Section 5.6(e) conflicts with either Section 5.6(b), Section 5.6(c) or Section 5.6(n), the terms of Section 5.6(b), Section 5.6(c) or Section 5.6(n), as applicable, shall govern. Without limiting the preceding provisions of this Section 5.6, beginning at the Transfer Time, the employee benefit plans that New York, New York’s Affiliates or London Taiwan NewCo Sub maintain, contribute to or participate in shall be, to the extent permitted by applicable Laws, made available to each Transferred Taiwan Employee if and when, and on the same terms and conditions, as such plan would be made available to a new employee of London Taiwan NewCo Sub who is similarly situated to the Transferred Taiwan Employee.

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(f)          Each Assumed Employee and Transferred Taiwan Employee shall become eligible to participate in a group health plan of New York or a New York Affiliate effective as of the Transfer Time. With respect to any group health plan or program of New York or New York’s Affiliates in which an Assumed Employee or Transferred Taiwan Employee becomes eligible to participate as of the Closing or thereafter, New York shall ensure that such Assumed Employee or Transferred Taiwan Employee shall (i) in the calendar year of the Closing receive credit for any deductibles, co-pays or other out-of-pocket expenses paid under the corresponding group health plan or program of London or its Affiliates for such calendar year, and (ii) not be subject to any pre-existing condition limitations to the extent that such pre-existing condition limitation did not apply to such Assumed Employee or Transferred Taiwan Employee under the corresponding group health plan or program of London or its Affiliates. Alternatively, London agrees that New York may, in its sole discretion, continue the group health plans or programs maintained by London prior to the Closing Date and allow Assumed Employees and Transferred Taiwan Employees to continue their participation in such plans following the Closing Date.

(g)          New York and New York’s Affiliates shall credit each Assumed Employee and Transferred Taiwan Employee with the same number of years of service, including partial years of service, as the Assumed Employee or Transferred Taiwan Employee is credited with by London or its Affiliates (or any other employer service which was previously recognized by London or its Affiliates), under the applicable benefit plan sponsored by New York or New York’s Affiliates to the extent allowable by applicable Laws. The service credit required by this Section 5.6(g) shall apply for all purposes under any health, severance, vacation, sick or any similar paid-time off program or other employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) of New York or New York’s Affiliates and for purposes of eligibility to participate (other than for a frozen plan or program), vesting and eligibility for a particular form or type of benefit, but not benefit accruals, under any savings or other employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) of New York or New York’s Affiliates.

(h)          During the Transition Period, London shall make its employees who are not Business Employees but who provide services related to the Business available to provide services to New York or London Taiwan NewCo Sub, as the case may be, pursuant to a transition services agreement or a shared services agreement. At the end of the Transition Period with respect to a particular aspect of the Business, subject to the agreement of London, New York or London Taiwan NewCo Sub, as the case may be, shall have the opportunity to make additional offers of employment to any such employees.

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(i)          Effective not later than immediately before the Closing, New York shall amend the New York Plan identified on Section 5.6(i) of the New York Disclosure Letter to reduce the ownership interest requirement for a change in control from 50% to 40% with respect to transactions (other than merger or consolidation transactions) that may occur subsequent to the Transactions. With respect to any options to acquire or restricted or unrestricted equity awards of UK Holdco Common Stock granted to employees, officers, consultants and directors after the Closing Date under New York’s 2009 Equity Incentive Plan or other equity plan adopted by UK Holdco or New York or its Affiliates after the Closing Date, New York or UK Holdco, as applicable, shall cause (or New York shall cause its Affiliates to cause) the vesting or exercisability of any such options and equity awards not to accelerate after their grant date if after the grant date the aggregate share holdings of London and its respective Affiliates comes to exceed 50% of the total fair market value or total voting power of the UK Holdco Common Stock solely due to a decrease in the total number of shares of UK Holdco Common Stock that are outstanding.

(j)          With respect to Business Employees to whom New York or London Taiwan NewCo Sub extends an offer of employment pursuant to the provisions of this Section 5.6, each London Group Company hereby waives and agrees to waive any non-competition, confidentiality or other employment Contract obligation for the sole purpose of permitting such employee to accept such employment offer.

(k)          The London Group Companies shall cause each of their respective Business Employees located in the United States to have as of the Closing a fully nonforfeitable right to such employee’s accrued benefits, if any, under any London Group Plan intended to be qualified under Section 401(a) of the Code. Upon the written request from New York not more than thirty (30) calendar days before the Closing Date, London shall cause the 401(k) plan maintained in respect of Business Employees in the United States to be terminated as of not later than immediately before the Closing Date.

(l)          The provisions of this Agreement are for the benefit of the New York Parties and the London Parties only, and no employee of any London Group Company or any other Person shall have any rights hereunder.

(m)          Notwithstanding anything in this Agreement to the contrary, the terms and conditions of any employment offer under this Section 5.6 and any employment after the Transfer Time for any Assumed Employee or Transferred Taiwan Employee whose employment is subject to a collective bargaining agreement or similar Contract with any labor organization or employee association shall be governed by such agreement or Contract until its expiration, modification or termination in accordance with its terms and applicable Laws.

(n)          The New York Parties shall have no liability related to any existing equity grants made by any London Party to any of the Business Employees.

(o)          Unless a shorter period is specified, the provisions of this Section 5.6 shall only apply from and after the date of this Agreement until three (3) years after the Closing.

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Section 5.7           Access.

(a)          The London Parties will afford, and will cause the Companies to afford, the officers, attorneys, accountants and other representatives of the New York Parties reasonable access during normal business hours during the Pre-Closing Period to London’s and the Companies’ offices, personnel, properties, equipment and records for the purpose of conducting an investigation thereof. The London Parties will furnish, and will cause the Companies to furnish, to the New York Parties such additional financial and operating data and other information as the New York Parties may reasonably request; provided, however, that the confidentiality of any data or information so acquired shall be maintained by the New York Parties in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, (i) the London Parties shall not be required to provide any such information as and to the extent such information relates to the Excluded Assets or the Excluded Liabilities and (ii) the obligations of the London Parties to deliver any financial statements shall be governed exclusively by Section 5.2 and Section 5.18. The London Parties shall provide promptly to the New York Parties the results of any environmental assessment or investigation conducted pursuant to applicable Taiwan Law (which shall be conducted by an environmental consulting firm reasonably acceptable to New York).

(b)          The New York Parties will afford the officers, attorneys, accountants and other representatives of the London Parties reasonable access during normal business hours during the Pre-Closing Period to New York’s offices, personnel, properties, equipment and records for the purpose of conducting an investigation thereof. The New York Parties will furnish to the London Parties such additional financial and operating data and other information as the London Parties may reasonably request; provided, however, that the confidentiality of any data or information so acquired shall be maintained by the London Parties in accordance with the terms of the Confidentiality Agreement.

(c)          Each Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other Parties and not to otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party of their normal duties. Notwithstanding the foregoing provisions of this Section 5.7, no Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to any other Party or any of its representatives (i) to the extent that such information is subject to an attorney-client or attorney-work-product privilege, (ii) if such access or the furnishing of such information is prohibited by applicable Law (including the HSR Act or other Antitrust Laws) or an existing contract or agreement, (iii) if such access would result in damage to such party or (iv) if such access is for purposes of performing any onsite procedure or investigation that includes sampling or testing; provided, however, that, in the case of (i) or (ii), the Parties shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under such circumstances.

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Section 5.8           Efforts.

(a)          Upon the terms and subject to the terms and conditions set forth in this Agreement (subject to, and in accordance with, applicable Law), from the date of this Agreement to the Closing, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the terms and conditions set forth in this Agreement, from the date of this Agreement to the Closing, each Party shall (i) use reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) use reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties under any Contract; provided, however, that no Party shall be required to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any such consent, approval or waiver), (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, subject to the limitations set forth in Section 6.4(d) and (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing, New York shall not be prohibited under this Section 5.8(a) from taking any action permitted by Section 5.1(b) or Section 5.1(c).

(b)          Nothing in this Section 5.8 shall require any Party to (i) consent to any action or omission by any other Party that would be inconsistent with this Section 5.8, absent such consent, or (ii) agree to amend or waive any provision of this Agreement, or take or agree to any actions that would reasonably be expected to result in a London Burdensome Condition or a New York Burdensome Condition.

(c)          Notwithstanding anything else in this Agreement to the contrary, reasonable best efforts on the part of London and its Affiliates, including with respect to the matters contemplated by this Section 5.8, Section 5.9, Section 5.10, and Section 5.11, shall not require London or any of its Affiliates to agree to or accept a London Burdensome Condition. Notwithstanding anything else in this Agreement to the contrary, reasonable best efforts on the part of New York and its Affiliates, including with respect to the matters contemplated by this Section 5.8, Section 5.9, Section 5.10, and Section 5.11, shall not require New York or any of its Affiliates to agree to or accept a New York Burdensome Condition.

Section 5.9           Regulatory Approvals.

(a)          Except for the filings and notifications made pursuant to the Premerger Notification Rules or other applicable Antitrust Laws to which Section 5.9(b), and not this Section 5.9(a), shall apply, the parties shall proceed to prepare and file with the appropriate Governmental Bodies all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and other transactions contemplated by this Agreement, including promptly following the execution of this Agreement to the extent practicable, the filings with the relevant Taiwan Governmental Bodies for the consummation of the Taiwan Spin-Off; and the parties shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, all such matters.

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(b)          As promptly as reasonably practicable, but in no event later than sixty (60) calendar days (assuming the parties to this Agreement have received from the other Party all the information required to make all of their premerger notification filings) following the execution of this Agreement, the Parties shall make all premerger notification filings pursuant to the pre-merger notification rules under the HSR Act and other antitrust and competition Laws (the “Premerger Notification Rules”), including the antitrust filing with the PRC and Taiwan antitrust authorities. Each of New York and London shall (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules; (ii) keep the other Party reasonably informed of any communication received by such party from, or given by such Party to any Antitrust Authority, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions and in a manner that protects attorney-client or attorney-work-product privilege; and (iii) permit the other party to review and incorporate the other Party’s reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to Antitrust Laws with any other Person, in each case regarding the Transactions and in a manner that protects attorney-client or attorney-work-product privilege. Unless otherwise agreed and without limiting the obligations stated in this Section 5.9, New York and London shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any Premerger Notification Rules or approval by the relevant Antitrust Authority. Further, without limiting the obligations stated in this Section 5.9, New York and London shall each use its reasonable best efforts to respond to and comply promptly and expeditiously achieve substantial compliance with any request for information regarding the Transactions or filings under any Premerger Notification Rules from any Governmental Body charged with enforcing, applying, administering, or investigating any, Antitrust Laws. Neither Party shall initiate any meeting or substantive discussion with any Governmental Body with respect to any filings, applications, investigation, or other inquiry regarding the Transactions or filings under any Premerger Notification Rules without giving the other Party reasonable prior notice of the meeting or discussion and, to the extent appropriate, the opportunity to attend and participate (which, at the request of either Party, shall be limited to outside antitrust counsel only). Notwithstanding anything herein to the contrary, neither New York nor London shall have any obligation to divest any asset(s) or business to secure antitrust clearance of the Transactions, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of London or New York or their respective Subsidiaries or (ii) terminating any joint venture or other similar arrangement (each, a “Divestiture Action”). The Parties shall use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work-product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.9(b) so as to preserve any applicable privilege.

(c)          None of the Parties or their respective Affiliates shall take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under a Premerger Notification Rule or Antitrust Law or the expiration of the required waiting period under the Premerger Notification Rules or any other Antitrust Law.

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Section 5.10         CFIUS Filing. Each of the Parties shall exercise its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the CFIUS Condition, including: (a) reasonably promptly after the date hereof, making any draft and final notification under FINSA in connection with the CFIUS Condition and providing any information requested by CFIUS or any agency thereof in connection with its review under FINSA of the transactions contemplated by this Agreement, and (b) cooperating with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Body under FINSA with respect to any such filing or any such transaction. Each Party shall use its reasonable best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. To the extent permitted by applicable Law, each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation or other inquiry without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate in such meeting. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under FINSA. Without limiting the foregoing, each of the New York Parties and London Parties shall take such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the satisfaction of the CFIUS Condition; provided, however, that notwithstanding anything else contained herein, the provisions of this Section 5.10 shall not be construed to require either New York or the London Group Companies (i) to implement any Divestiture Action or (ii) to agree to any other term or take or consent to any other action in connection with the satisfaction of the CFIUS Condition (x) that, in the case of clause (ii), is not conditioned upon consummation of the Transactions or (y) would reasonably be expected to result in, respectively, a London Burdensome Condition or a New York Burdensome Condition.

Section 5.11         Post-Closing Consents. After the Closing until two (2) years after the Closing, each of the Parties shall use their reasonable best efforts to obtain the approvals and consents they were responsible for obtaining (or submitting an application to obtain) prior to or after the Closing and assist in any filings for which they are responsible, in each case as such approvals, consents and filings are required of them in connection with the Transactions and other transactions contemplated by this Agreement and are requested by the other Party and that have not been previously obtained or made; provided, however, that no Party shall be required to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise) to any third party to obtain any such consent or approval and in no event shall London or any of its Affiliates be obligated to provide any guarantee or other credit support to New York and its Affiliates (including the Companies) in connection therewith.

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Section 5.12         Public Announcements. The Parties will consult with each other before issuing, and will provide each other reasonable opportunity to review and comment upon, any press release or otherwise making any written public statements with respect to this Agreement, the Transactions and the other transactions contemplated hereby, and shall not issue any such press release or make any such written public statement prior to such consultation, except (a) as the New York Parties or the London Parties may be required to do by applicable Law, court order or by obligations pursuant to any listing agreement with any national securities exchange (in which case such party will, to the extent practicable, promptly inform the other Parties in writing in advance of such compelled disclosure), (b) with respect to any New York Acquisition Proposal and (c) as is consistent with previous press releases, public disclosures or public statements made jointly by the Parties or in investor conference calls, SEC filings, Q&As or other documents approved by the Parties.

Section 5.13         Tax Returns. From the date of this Agreement through and after the Closing, London shall prepare and file or otherwise furnish (or cause to be prepared and filed or so furnished) in proper form to the appropriate Governmental Body in a timely manner all Tax Returns relating to the Conveyance Properties, the Business or the Companies that are due on or before or relate to any Pre-Closing Period, and New York shall prepare and file or otherwise furnish (or cause to be prepared and filed or so furnished) in proper form to the appropriate Governmental Body in a timely manner all Tax Returns of New York and its Affiliates (other than the Companies) that are due on or before or relate to any Pre-Closing Period. All such Tax Returns not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed by London or New York, as the case may be (except to the extent that tax advisors for London or New York, as relevant, conclude that there is no reasonable basis in Law therefor or determine that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any such Tax Return required to be filed by London or New York under this Section 5.13 with respect to Income Taxes, the other Party shall be provided with a copy of such Tax Return, together with appropriate supporting information and schedules, at least twenty (20) Business Days prior to the due date (including any extension hereof) for the filing of such Tax Return, and such other Party shall have the right to review and comment on such Tax Return prior to its filing (which comments shall be taken into account by London or New York, as the case may be, in good faith).

Section 5.14         Taxes Upon Conveyance and Transfer. London shall file, or cause London PRC Holdco to file, all Tax Returns, and the New York Parties, on the one hand, and the London Parties, on the other hand, shall each be liable for and pay 50% of the sales, use, transfer or similar Taxes (but, for the avoidance of doubt, excluding any Taxes imposed upon the net income, gross income or capital gains of a transferor) (such Taxes, “Transfer Taxes”) and any reasonable out-of-pocket expenses payable in connection with the conveyance, transfer and assignment of the Subject Shares and the Taiwan Restructuring, in each case, pursuant to this Agreement. To the extent required by PRC Law, London shall file or cause the filing of a Tax Return to the PRC tax authority with respect to the transfer of shares in London PRC Holdco or its parent. New York shall, within ten (10) calendar days of a written request therefor, reimburse London for its share of any such Transfer Taxes and any reasonable out-of-pocket expenses incurred in connection with the preparation and filing of such Tax Returns. The London Parties and the New York Parties shall cooperate in using reasonable best efforts to minimize any applicable Transfer Taxes.

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Section 5.15         Miscellaneous Tax Matters.

(a)          London and New York shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, determining a Liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.

(b)          London and New York agree to treat all payments made by either of them to or for the benefit of the other under Article VI of this Agreement, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to consideration payable hereunder or as capital contributions for Tax purposes, and such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise. In the event that any such payments may be taxable to the recipient under applicable Law, such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

(c)          All payments payable under any tax sharing agreement or arrangement between London and the Companies for any taxable period ending on or prior to the Closing Date shall be calculated on a basis consistent with past practice and shall be payable in full prior to the Closing. Any such tax sharing agreement or arrangement between London and the Companies shall be terminated prior to the Closing.

Section 5.16         Condition to Transfer of Certain Contracts and Rights. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that in the Taiwan Restructuring or any other part of the Transactions, London is not assigning to London Taiwan NewCo Sub any Taiwan Contract, any Contract listed in Section 3.21 or other right which by its terms requires the consent of any other party unless such consent has been obtained prior to such contribution. With respect to each such unassigned Taiwan Contract, Contract listed in Section 3.21 or right, for two (2) years after the Closing, London shall continue as the prime contracting party and, if requested by the New York Parties, each Party shall use its reasonable best efforts to obtain the consent of all required parties to the assignment of such Taiwan Contract, Contract listed in Section 3.21 or right, but London Taiwan NewCo Sub shall be entitled to the benefits of such Taiwan Contract, Contract listed in Section 3.21 or right accruing after the Closing to the extent that London may provide London Taiwan NewCo Sub with such benefits without violating applicable Law or the terms of such Taiwan Contract, Contract listed in Section 3.21 or right; provided, however, that New York shall indemnify London with respect to London or any of its Affiliates’ payment and performance obligations under any such Contract or right except for their negligence or willful misconduct, and such indemnification obligation shall not be subject to the Threshold Amount or Ceiling Amount limitations in Article VI.

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Section 5.17         Listing Application. New York and UK Holdco shall use their reasonable best efforts to promptly prepare and submit to the NYSE a listing application covering the Closing Shares pursuant to this Agreement and shall use its reasonable best efforts to obtain, prior to the Closing, approval for the listing of the Closing Shares, subject to official notice of issuance.

Section 5.18         Cooperation with Financial Reporting; Additional Financial Statements.

(a)          London shall, within sixty (60) calendar days following the Closing, furnish all financial statements and other information (including the required financial statements of the Business) required under the rules and regulations of the SEC to enable New York to file a current report on Form 8-K or Form 6-K, as applicable, concerning the completion of the Closing of the Transactions, as complies with the rules and regulations of the SEC.

(b)          The London Parties will furnish to New York as soon as available and in any event within forty (40) calendar days after the end of each of the London Group Companies’ fiscal quarters (other than the last quarter of the year) which ends prior to the Closing Date, an unaudited combined statement of financial position of the Business as of the end of that fiscal quarter and the related statements of income or operations and cash flows for that fiscal quarter and for the period of the Business’ fiscal year ended with that quarter, in each case (i) setting forth in comparative form the figures for the corresponding portion of the Business’ previous fiscal year and (ii) prepared on the same combined basis on which the Financial Statements were prepared, in accordance with IFRS (excepting footnotes) applied on a basis consistent (A) throughout the periods indicated and (B) with the basis on which the Financial Statements were prepared. The London Parties will furnish to New York as soon as available and in any event within seventy-five (75) calendar days after the end of each of the London Group Companies’ fiscal year which ends prior to the Closing Date, an unaudited combined statement of financial position of the Business as of the end of that fiscal year and the related statements of income or operations and cash flows for that fiscal year and for the Business’ prior fiscal year, in each case (i) setting forth in comparative form the figures for the previous fiscal year and (ii) prepared on the same combined basis on which the Financial Statements were prepared, in accordance with IFRS (excepting footnotes) applied on a basis consistent (A) throughout the periods indicated and (B) with the basis on which the Financial Statements were prepared.

(c)          From the date of this Agreement until the Closing, in the event that financial statements and other information related to the Business and the London Parties is required under the rules and regulations of the Securities Act (or customarily included in offering documents used in private placements) to be included in any registration statement or offering document of New York in connection with a bona fide financing by New York permitted under the terms and conditions of this Agreement or such information is required under applicable securities Laws to be included in any New York Report, New York shall deliver written notice to London of such requirement. Upon delivery of such notice, the London Parties shall use commercially reasonable efforts to furnish to New York no later than forty-five (45) calendar days, or, in the event that new audited combined financial statements of the Business are available, no later than sixty (60) calendar days, after delivery of such notice such financial statements and other information; provided, however, that in no event shall London be required to deliver any financial statements or other information of the Business and the London Parties for any fiscal period prior to the date such financial statements and information would be required to be included in such registration statement or New York Report. New York shall reimburse London for all out-of-pocket costs and expenses incurred in performing its obligations under this Section 5.18(c) and shall indemnify any London Indemnified Party for any and all Indemnified Amounts incurred in connection with this Section 5.18(c), except to the extent such Indemnified Amounts are primarily as a result of the information and financial statements provided by the London Indemnified Parties.

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(d)          The London Parties will furnish to New York as soon as available and in any event by March 15, 2014, audited combined financial statements of the Business as of and for the year ended December 31, 2013, prepared on the same combined basis on which the Audited Financial Statements were prepared, in accordance with IFRS, applied on a basis consistent throughout the periods indicated and with the basis on which the Audited Financial Statements were prepared. Such financial statements may not be filed publicly with the SEC by New York or otherwise made public by New York prior to the expiration of any period restricting such filing or publication under applicable Taiwan Law.

Section 5.19         Directors and Officers.

(a)          To the fullest extent not prohibited by applicable Law, from and after the Closing Date, all rights to indemnification now existing in favor of any current or former director or officer, or individuals performing equivalent functions, of London U.S. Sub with respect to their activities as such prior to the Closing Date, as provided in London U.S. Sub’s Charter Documents in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, provided, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(b)          UK Holdco shall cause London U.S. Sub to maintain in effect for a period of not less than six (6) years after the Closing Date the current director and officer liability insurance policy maintained by London U.S. Sub (except London U.S. Sub may substitute therefor a policy of at least the same coverage containing terms and conditions that are not less favorable) providing coverage with respect to matters occurring before the Closing Date and such policy or endorsements must name as insureds thereunder all current and former directors or officers of London U.S. Sub to the extent the current policy so names such individuals.

(c)          The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each current or former director or officer of London U.S. Sub, his or her heirs, executors or administrators and his or her other representatives.

(d)          The provisions of this Section 5.19 shall not (i) preclude, offset or limit any rights of the Parties to seek indemnification pursuant to, and subject to the conditions and limitations of, this Agreement or (ii) limit or otherwise affect any Party’s right or obligations pursuant to this Agreement or the other transaction agreements to assume or retain the Assumed Liabilities or the Excluded Liabilities, as applicable.

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Section 5.20         Resignations. The London Parties will deliver or cause to be delivered to New York the resignations of all directors and company supervisors (or their equivalents) of the Companies and in the case of London PRC Sub, its legal representative, from their positions with the Companies at or prior to the Closing Date.

Section 5.21         Further Assistance. From and after the date of this Agreement until two (2) years after the Closing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to carry out the intent and purposes of this Agreement and to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall reasonably cooperate with the other Parties, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Parties to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder).

Section 5.22         Intercompany Obligations. Other than pursuant to this Agreement, the Ancillary Agreements and the intercompany obligations described in Section 5.22 of the London Disclosure Letter, London shall take such actions as may be necessary so that, as of the Closing Date, there shall be no Liabilities, Indebtedness or other obligations owed between the Business or the Companies, on the one hand, and London or any Affiliates thereof (excluding the Companies or Subsidiaries of the Companies), on the other hand.

Section 5.23         Restructuring Matters.

(a)          As promptly as reasonably practicable following the date of this Agreement, London shall (i) form, capitalize and establish an entity (“London Taiwan Holdco”) pursuant to organizational documents reasonably acceptable to New York, (ii) prepare all filings with and notices to Governmental Bodies or third parties and all other documents necessary to effectuate the Taiwan Restructuring and otherwise use reasonable best efforts to prepare to take the steps necessary to effectuate the Taiwan Restructuring, (iii) make such filings and give such notices, (iv) convey to London Taiwan NewCo Sub, by way of a spin-off under the Taiwan M&A Act, all of the Contributed Assets, free and clear of all Liens other than Permitted Liens, and only the Assumed Liabilities, in each case in accordance with a spin-off plan consistent with the terms of this Agreement (the “Taiwan Spin-Off”), and (v) convey 100% of the issued and outstanding equity interests of London Taiwan NewCo Sub from London to London Taiwan Holdco (the “Taiwan Share Transfer”) (collectively with the Taiwan Spin-Off, the “Taiwan Restructuring”). Reasonable out of pocket expenses payable in connection with the Taiwan Restructuring will be shared by the Parties as provided in Section 5.14. In no event shall London be obligated to (x) take the steps set forth in clauses (i), (iii), (iv) or (v) of this Section 5.23 or to take any irrevocable steps to effectuate the Taiwan Restructuring until New York shall have obtained the New York Stockholder Approval and London shall have obtained the London Stockholder Approval or (y) (A) take the steps set forth in clause (iv) prior to receipt of applicable consents, approvals, permits or authorizations from Governmental Bodies that are provided for as conditions to the Closing in Section 7.1(g) (it being acknowledged that non-transferable Governmental Approvals may be obtained following the Taiwan Spin-Off) or (B) take the steps set forth in clause (v) prior to the other conditions to the Closing set forth in Article VII (other than those that by their nature will be satisfied at the Closing) having been satisfied or capable of being satisfied. Within ten (10) Business Days prior to the Closing, London shall convey all issued and outstanding equity interests in London Taiwan Holdco, London PRC Holdco, Management LLC and London U.S. Sub to London Stockholder, such that immediately prior to Closing, London Stockholder will be a direct or indirect wholly-owned Subsidiary of London; London Stockholder will be the sole record and sole direct beneficial owner of all equity interests of London Taiwan Holdco, London PRC Holdco and Management LLC; London Taiwan Holdco will be the sole record and sole direct beneficial owner of all equity interests in London Taiwan NewCo Sub; London PRC Holdco will be the sole record and sole direct beneficial owner of all equity interests in London PRC Sub; Management LLC will be the sole record and sole direct beneficial owner of all general partner interests in London U.S. Sub; and London Stockholder will be the sole record and sole direct beneficial owner of all limited partner interests in London U.S. Sub. London may alter the sequence of or other aspects of the transactions provided for in this Section 5.23 with the prior written consent of New York, which New York shall have no obligation to provide if it determines in its sole, reasonable discretion that such alteration would or would be reasonably likely to have an adverse effect on New York or materially delay the consummation of the Transactions or, following the Closing, UK Holdco or the Business.

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(b)          London shall keep New York reasonably informed with respect to any material developments in connection with the Taiwan Restructuring, and London shall furnish New York with all such available information and copies of all material documentation in connection with the Taiwan Restructuring at least five (5) Business Days after receipt or the execution thereof. London agrees that, from time to time, from the Closing and until two (2) years after the Closing, it shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the New York Parties or its Affiliates such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to New York, and otherwise use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things, as shall be necessary to vest in London Taiwan NewCo Sub all of the right, title and interest in and to ownership of the Contributed Assets, free and clear of all Liens, except Permitted Liens, and otherwise to give full effect to the Taiwan Restructuring. London agrees that this Agreement shall prevail in case of any discrepancy between this Agreement and the documents or instruments entered into by and between London or its Affiliates, on the one hand, and London Taiwan NewCo Sub or Taiwan London Holdco (as the case may be), on the other hand, in connection with the Taiwan Restructuring.

Section 5.24         Credit Facilities. Except as set forth in Section 5.24 of the London Disclosure Letter, unless otherwise requested in writing by New York, London shall, prior to or in connection with the Closing, repay or cause to be repaid in full any and all Indebtedness for borrowed money of London relating to or encumbering the Business or of any of the Companies and in connection therewith cause the release of any Liens or guarantees related thereto.

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Section 5.25         Transaction Litigation. From and after the date of this Agreement until the Closing, each of New York and London shall promptly notify the other of any action commenced or, to the knowledge of the New York Parties or to the knowledge of the London Parties, as the case may be, threatened against such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions and any other transaction contemplated hereby (such an action, a “Transaction Litigation”). New York and London shall give each other the opportunity to participate in, but not control, the defense, settlement and prosecution of any Transaction Litigation and shall keep the other informed on a prompt basis with respect thereto (including by promptly providing any material communication received or given in connection with any such proceeding). Notwithstanding any other provision of this Agreement, neither New York nor London shall settle or agree to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.26         London PRC Sub Real Estate. London shall, prior to Closing, pay all land use fees payable to the applicable Governmental Bodies necessary in order to obtain the land use rights grant certificates with respect to the PRC Additional Land and other London PRC Real Property (excluding the parcel described in Section 5.3(b)(v)(A)(I) of the London Disclosure Letter). London shall use its reasonable best efforts to obtain the land use certificates with respect to all such London PRC Real Property and building ownership certificates with respect to the PRC Buildings prior to Closing. If London does not obtain any such land use or building ownership certificates prior to Closing, London shall continue to use its reasonable best efforts to obtain such certificates after the Closing until two (2) years after the Closing.

Section 5.27         Trademark Licenses.

(a)          The New York Parties, London PRC Sub, London U.S. Sub and London Taiwan NewCo Sub (collectively, the “Trademark Licensees”) shall have the right to use the names and marks set forth in Section 5.27(a) of the London Disclosure Letter in connection with the operation of the Business for a period of up to eighteen (18) months following the Closing Date. After such 18-month period, the Trademark Licensees shall discontinue all use of any such names and marks and any Trademarks related thereto or containing or comprising such names, including any confusingly similar or dilutive variations thereof (the “London Marks”). In furtherance thereof, as soon as practicable, but in no event later than eighteen (18) months following the Closing Date, New York shall cause each of the Trademark Licensees to remove, strike over, or otherwise obliterate all London Marks from all assets and other materials owned by any Trademark Licensees, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. All goodwill generated by the Trademark Licensees’ use of the London Marks pursuant to this Section 5.27 shall inure to the benefit of London and its Subsidiaries. The Trademark Licensees agree to use the London Marks in a form and manner, and with quality standards, of that in effect for the London Marks as of the Closing Date. Nothing in this paragraph shall be construed to limit London’s ability to use the London Marks in any way following the Closing Date. The New York Parties (on behalf of themselves and the other Trademark Licensees) represent and warrant that the Trademark Licensees will not contest ownership, validity or enforceability of the London Marks. The Trademark Licensees shall not use the London Marks in a manner that may reflect negatively on such name and marks or on London. London shall have the right to terminate the foregoing license if any of the Trademark Licensees fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of London in relation to the use of the London Marks, and such failure cannot be cured or, if curable, is not cured within thirty (30) days after written notice of such failure is given to New York. The Trademark Licensees shall indemnify and hold harmless London and its Affiliates for any Indemnified Amounts arising from or relating to the use by the Trademark Licensees of the London Marks pursuant to this Section 5.27. Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.27 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, London shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any claim, action, suit, litigation or other proceeding which may be brought to enforce any of the provisions of this Section 5.27.

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(b)          Pursuant to the terms and conditions set forth in this Section 5.27(b) and Section 5.27(c), from and after Closing, London hereby grants, and shall cause each of its Affiliates to grant, to the Trademark Licensees, and the Trademark Licensees agree to accept, a worldwide, fully-paid up, royalty-free, nonexclusive license to the names and marks set forth in Section 5.27(b) of the London Disclosure Letter (“Globalprene Marks”) to use in connection with the Business (the “Globalprene License”). The Trademark Licensees agree to use the Globalprene Marks consistent with the form and manner, and with quality standards, of that in effect for the Globalprene Marks as of the Closing Date or as otherwise reasonably directed by London from time to time. The Parties agree that except as expressly set forth in this Section 5.27, London retains all right, title and interest in, to and under the Globalprene Marks and London and its Affiliates may assign or license the Globalprene Marks to any Affiliate or non-Affiliate of London; provided, that, during the term of the Globalprene License, any such non-Affiliate assignee or non-Affiliate licensee agrees not to use the Globalprene Marks in connection with its conduct of any business of researching, producing and selling styrenic block copolymers (except to the extent such conduct is on behalf of London or any of its Affiliates). All goodwill generated by the Trademark Licensees’ use of the Globalprene Marks pursuant to this Section 5.27 shall inure to the benefit of London and its Affiliates. The New York Parties (on behalf of themselves and the other Trademark Licensees) agree that the Trademark Licensees will not contest the ownership, validity or enforceability of the Globalprene Marks. New York agrees that the Trademark Licensees will not use the Globalprene Marks in a manner that may reflect negatively on such name and marks. The Parties agree that upon the reasonable request, and at the cost and expense, of any of the Trademark Licensees, London shall use reasonable efforts to procure that the Globalprene License be duly registered with the relevant authorities to the extent required by applicable Laws.

(c)          The Parties agree that the term of the Globalprene License will be for an initial period of fifteen (15) years following the Closing Date. The Parties agree that during such fifteen (15) year period, the license shall be irrevocable; provided, however, the license shall terminate if the Trademark Licensees cease to use the Globalprene Marks for a period of five (5) consecutive years or if any of the Trademark Licensees fail to comply with the terms and conditions set forth herein or otherwise fail to comply with any reasonable direction of London in relation to the use of the Globalprene Marks, and such failure cannot be cured or, if curable, is not cured within thirty (30) days after written notice of such failure is given to New York. The Parties agree that after such fifteen (15) year period, the remaining term of the Globalprene License shall be determined as follows: (i) if London (or any of its Affiliates) beneficially owns 10% or more of the issued and outstanding shares of UK Holdco Common Stock, the Parties may extend the term of the license, by mutual agreement not to be unreasonably withheld, conditioned or delayed for a five (5) year term and successive five (5) year terms thereafter, and (ii) if London (or any of its Affiliates) beneficially owns less than 10% of the issued and outstanding shares of UK Holdco Common Stock, the license term will be automatically extended for five (5) additional years and will then terminate. The Parties agree the Globalprene License includes the right of New York to request that London register the Globalprene Marks in additional countries at New York’s cost and expense, subject to London’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and for clarity, London shall retain ownership of the Globalprene Marks. The Trademark Licensees shall indemnify and hold harmless London and its Affiliates for any Indemnified Amounts arising from or relating to the use by the Trademark Licensees of the Globalprene Marks pursuant to this Section 5.27. Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.27 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, London shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any claim, action, suit, litigation or other proceeding which may be brought to enforce any of the provisions of this Section 5.27.

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Section 5.28         Grant-Back License.

(a)          Subject to Section 8.3 of the Shareholder Agreement, UK Holdco and New York hereby grant, and shall cause each of their Affiliates (including the Companies) to grant, to London and its Affiliates, and London (on behalf of itself and its Affiliates) hereby accepts, a non-exclusive, worldwide, fully-paid up, royalty-free, perpetual and irrevocable license to all know-how primarily used in or relating to the Business to make, have made, use, offer to sell, sell, import, export, reproduce, and prepare derivative works in connection with the conduct of any of the London Businesses (“Licensed Field of Use”). Notwithstanding anything to the contrary in this Agreement, London and its Affiliates (and each of their sublicensees and successors and assigns) shall retain the right to use information in non-tangible form that is included in the London Intellectual Property Rights and retained in the memories of London’s or its Affiliates’ employees, contractors or agents who have had access to London Intellectual Property prior to the Closing Date, and New York and its Affiliates shall have the right to use information in non-tangible form relating to Intellectual Property not primarily used in or relating to the Business and retained in the memories of any Assumed Employees who have had access to any such Intellectual Property prior to the Closing Date. For purposes of this Section 5.28, “London Businesses” shall mean the businesses of London as conducted by London and its Affiliates immediately following the Closing.

(b)          London and its Affiliates may grant one or more sublicenses under the license granted to London and its Affiliates pursuant to Section 5.28(a); provided, however, that London and its Affiliates shall not grant any sublicenses under such license to any unaffiliated third party without New York’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Any sublicense granted under this Agreement must (i) be consistent with the terms of this Agreement and (ii) be limited to the Licensed Field of Use. London shall be jointly and severally liable to New York for any breach of this Agreement or any sublicense by any sublicensee. Each sublicense shall provide that the sublicense shall automatically terminate if the sublicensee uses the licensed know-how outside of the Licensed Field of Use and the sublicensee fails to cure such breach within thirty (30) days of London providing the sublicensee with written notice of such breach.

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(c)          London and its Affiliates may transfer the license granted to London and its Affiliates pursuant to Section 5.28(a) in whole or in part to a successor that has acquired substantially all of the applicable London business to which the transferred license relates. Succession shall include, but shall not be limited to, acquisition, merger, change of corporate name, or change in the make-up, organization or identity of London and its Affiliates. The transferee shall also be subject to all of the conditions stated in this license. London shall notify New York in writing within thirty (30) days after such a transfer occurs. New York may, at its discretion, require that a new license be signed by the successor; provided, that any such new license shall be consistent with, and shall include terms no more restrictive with respect to the applicable successor than, the terms set forth herein.

Section 5.29         Wrong Pockets. For a period of two (2) years following the Closing Date, in the event that, at any time, or from time to time, London or any of its Affiliates, on the one hand (the “London Wrong Pocket Entities”), or UK Holdco, New York, any Company or any of their respective Affiliates, on the other hand (the “New York Wrong Pocket Entities” and together with the London Wrong Pocket Entities, the “Discovering Entity”), shall become aware that (a) any New York Wrong Pocket Entity has received or possesses any Intellectual Property, tangible embodiments thereof or IP Contract that is not primarily used in or related to the Business (collectively, the “London Wrong Pockets Assets”) or (b) that any London Wrong Pocket Entity possesses any Intellectual Property, tangible embodiments thereof or IP Contract that is primarily used in or related to the Business (including London Intellectual Property in Progress) (collectively, the “New York Wrong Pockets Assets”), UK Holdco (if the Discovering Entity is a New York Wrong Pocket Entity) and London (if the Discovering Entity is a London Wrong Pocket Entity) shall provide London (if the Discovering Entity is a New York Wrong Pocket Entity) or New York (if the Discovering Entity is a London Wrong Pocket Entity), respectively, with written notice thereof. Promptly following delivery of such notice, UK Holdco, in the case of any London Wrong Pockets Assets, and London, in the case of any New York Wrong Pockets Assets, shall cause the applicable New York Wrong Pocket Entity or London Wrong Pocket Entity, respectively, to use commercially reasonable efforts to promptly transfer, or cause to be transferred, the applicable London Wrong Pockets Asset to London or its designated Affiliate or the applicable New York Wrong Pockets Asset to UK Holdco or its designated Affiliate, as applicable. Prior to any such transfer, the Person receiving or possessing the applicable asset shall hold such asset in trust for London or UK Holdco, as applicable.

Section 5.30         Disapplication; Shareholder Approval. No later than immediately prior to the Closing, New York, in its capacity as the then sole shareholder of UK Holdco, shall (a) take all action necessary to disapply or modify the preemptive rights applicable to UK Holdco under Applicable Law for a period of five (5) years after the adoption of the UK Holdco Articles of Association so as to permit the exercise of the preemptive rights set forth in Section 6.1 of the Shareholder Agreement (the “Contractual Preemptive Rights”), (b) approve and adopt the Shareholder Agreement for purposes of obtaining the required shareholder approval under the rules and regulations of the NYSE, including Section 312 of the NYSE Listed Company Manual (Shareholder Approval Policy), in order to permit the exercise of the Contractual Preemptive Rights and (c) pass a resolution in compliance with applicable Laws authorizing the terms of the Shareholder Agreement for purposes of Section 694 of the UK Companies Act 2006 and providing that the authority does not expire for five (5) years after such resolution is passed.

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Section 5.31         Conflicts. Prior to the Closing, the board of directors of UK Holdco shall pass a resolution, in form and substance satisfactory to London, authorizing to the fullest extent permitted by Law, including with respect to Section 175 of the UK Companies Act 2006, the relationships and affiliations that each London Designee has to London and its Affiliates that have been disclosed at any time prior to the Closing in writing to the Board, and the interests and duties each such London Designee has in relation thereto that have been disclosed at any time prior to the Closing in writing to the Board in general terms, and authorizing, to the fullest extent permitted by Law, each such London Designee to act as a director of UK Holdco notwithstanding any conflict, or possible conflict, with the interests of UK Holdco that may arise from such relationships and affiliations with London and its Affiliates or such interests or duties related thereto.

Section 5.32         Services Agreements. Between the date of this Agreement and the completion of the Taiwan Spin-Off, the Parties will negotiate in good faith the terms of various services, supplies and transition agreements (the “Service Agreements”) necessary for the ongoing operation of the Companies and, to the extent required as a result of the Transactions, London and its Affiliates, from and after the Closing, consistent with the terms and provisions set forth on Exhibit B and such other terms and conditions to be agreed upon by the Parties in writing. On the terms and subject to the conditions set forth herein, the Parties shall cause the Service Agreements to be executed and delivered in such forms by the appropriate parties thereto at the Closing. In the event of a conflict between any of the terms of the Service Agreements and this Agreement, this Agreement shall prevail.

Section 5.33         Confidentiality Agreement. New York and London agree that their respective obligations under the Confidentiality Agreement shall continue and remain in effect until the Closing, upon which such obligations shall expire. In the event that this Agreement is terminated pursuant to the terms hereof prior to the Closing, (a) the restrictions provided for in paragraph 7 thereof shall remain in effect for eighteen (18) months from the date of such termination and (b) the other obligations and provisions of the Confidentiality Agreement shall remain in effect for two (2) years from the date of such termination.

Section 5.34         UK Panel on Takeovers and Mergers. As promptly as reasonably practicable after execution of this Agreement, London and New York shall use reasonable best efforts to obtain confirmation from the UK Panel on Takeovers and Mergers that the UK Takeover Code shall not apply to UK Holdco at the time of Closing or immediately thereafter. In connection with obtaining such confirmation, and subject to the terms and conditions of this Agreement, each of London and New York shall (i) reasonably cooperate with each other, (ii) furnish any additional information requested by, or reasonably necessary to obtain the confirmation of, the UK Panel on Takeovers and Mergers, and (iii) take any other steps as may be reasonably necessary to obtain such confirmation (including appealing any adverse decision or failure to receive confirmation). In the event that such confirmation is not obtained by the date that is 120 days after the date of execution of this Agreement or if prior to that time the Takeover Appeal Board has made a final, nonappealable determination that the UK Takeover Code would apply to UK Holdco at the time of Closing, then either London or New York shall have sixty (60) days after such date or determination, as the case may be, to terminate this Agreement pursuant to Section 8.1(b)(vi); provided, however, that if the Agreement is not terminated by either London or New York by the end of such 60-day period, then each of London and New York shall have been deemed to have waived (x) its right to terminate this Agreement pursuant to Section 8.1(b)(vi) and (y) the closing condition in Section 7.1(i).

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Article VI
INDEMNIFICATION

Section 6.1           London Parties’ Indemnity Obligation. From and after the Closing, the London Parties shall, jointly and severally, indemnify each New York Indemnified Party against, and hold each New York Indemnified Party harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys’ fees and costs of investigation and defense) (the “Indemnified Amounts”) sustained by the New York Indemnified Parties that arise out of or result from:

(a)          any breach of any representation or warranty, except for Section 3.14(b)(i), made by or on behalf of any London Party in this Agreement or in any certificate delivered in connection herewith (without giving effect to any supplement after the date hereof to the London Disclosure Letter);

(b)          any breach or nonfulfillment by any London Party of, or default by, any London Party under any covenant in this Agreement;

(c)          the Excluded Liabilities;

(d)          the Excluded Taxes; or

(e)          any matters on Section 6.1(e) of the London Disclosure Letter.

Section 6.2           The New York Parties’ Indemnity Obligations. From and after the Closing, the New York Parties shall, jointly and severally, indemnify each London Indemnified Party against, and hold each London Indemnified Party harmless from and against, any and all Indemnified Amounts sustained by the London Indemnified Parties that arise out of or result from:

(a)          any breach of any representation or warranty made by or on behalf of either New York Party in this Agreement or any certificate delivered in connection herewith (without giving effect to any supplement after the date hereof to the New York Disclosure Letter);

(b)          any breach or nonfulfillment by any New York Party of, or default by, any New York Party under any covenant in this Agreement;

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(c)          the Assumed Liabilities; or

(d)          any Liabilities of New York and its Affiliates (including the Companies) based on acts or omissions occurring after the Closing and related to the Business as conducted by New York and its Affiliates (including the Companies);

except to the extent such Indemnified Amounts arise out of or result from a matter for which indemnification would be provided under Section 6.1.

Section 6.3           Survival; Threshold and Limits of Liability.

(a)          The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing Date, and all liability of the Parties with respect to covenants or agreements contained in this Agreement that by their terms are to be performed at or prior to the Closing shall terminate on such date; provided, however, that (i) the representations and warranties of the Parties contained in Section 3.13 and Section 4.13 shall survive the Closing until the date that is three (3) years after the Closing Date; (ii) the representations and warranties of the Parties contained in Section 3.10 and Section 4.10 shall survive the Closing until the expiration of the statute of limitations applicable to the matters provided for within such sections; (iii) the Category 1 London Representations and the Category 1 New York Representations shall survive the Closing until the expiration of the statute of limitations applicable to contracts under seal in the State of Delaware; and (iv) any covenant or agreement contained in this Agreement that provides for performance after the Closing shall survive in accordance with its terms (or, if no period is stated therein, then shall survive indefinitely); provided, however, that any claim presented for indemnification under this Article VI for any breach or nonfulfillment of any such post-Closing covenant or agreement must be brought within three (3) years of such breach or nonfulfillment (except in the event this Agreement provides for a shorter period, in such case, such shorter period). The applicable time period for which a provision survives as provided in this Section 6.3 is referred to as the “Survival Period.” The Parties agree that no claims or causes of action may be brought against any Party based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained in this Agreement after the applicable Survival Period set forth in this Section 6.3, provided, that no claim presented for indemnification pursuant to this Article VI prior to the expiration of its Survival Period shall be affected in any way by the expiration of such Survival Period.

(b)          The London Parties shall not be required to indemnify or hold harmless the New York Indemnified Parties for any Indemnified Amounts arising under Section 6.1(a) (other than with respect to breaches of the Category 2 London Representations, as to which the Threshold Amount shall not apply) unless the aggregate Indemnified Amount for which the London Parties are obligated to indemnify the New York Indemnified Parties pursuant to Section 6.1(a) exceeds the Threshold Amount. In the event such aggregate Indemnified Amount exceeds the Threshold Amount, the indemnification obligations of the London Parties pursuant to Section 6.1(a) shall apply only to those Indemnified Amounts sustained by the New York Indemnified Parties in excess of the Threshold Amount. Notwithstanding the foregoing, the London Parties shall not be required to indemnify or hold harmless the New York Indemnified Parties for any individual item (or series of items arising from the same facts and circumstances) arising under Section 6.1(a) if the respective Indemnified Amount is less than $225,000 (the “De Minimis Threshold”), and any such items below the De Minimis Threshold shall not be taken into account in determining whether the Threshold Amount has been exceeded or otherwise for purposes of indemnification hereunder. In no event shall the London Parties’ aggregate liability to the New York Indemnified Parties under Section 6.1(a) (other than with respect to breaches of the Category 2 London Representations, as to which the Ceiling Amount shall not apply) exceed the Ceiling Amount.

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(c)          No New York Party shall be required to indemnify or hold harmless the London Indemnified Parties for any Indemnified Amounts arising under Section 6.2(a) (other than with respect to breaches of the Category 2 New York Representations, as to which the Threshold Amount shall not apply) unless the aggregate Indemnified Amount for which the New York Parties are obligated to indemnify the London Indemnified Parties pursuant to Section 6.2(a) exceeds the Threshold Amount. In the event such aggregate Indemnified Amount exceeds the Threshold Amount, the indemnification obligations of the New York Parties pursuant to Section 6.2(a) shall apply only to those Indemnified Amounts sustained by the London Indemnified Parties in excess of the Threshold Amount. Notwithstanding the foregoing, the New York Parties shall not be required to indemnify or hold harmless the London Indemnified Parties for any individual item (or series of items arising from the same facts and circumstances) arising under Section 6.2(a) if the respective Indemnified Amount is less than the De Minimis Threshold, and any such items below the De Minimis Threshold shall not be taken into account in determining whether the Threshold Amount has been exceeded or otherwise for purposes of indemnification hereunder. In no event shall the New York Parties’ aggregate liability to the London Indemnified Parties under Section 6.2(a) (other than with respect to breaches of the Category 2 New York Representations, as to which the Ceiling Amount shall not apply) exceed the Ceiling Amount.

(d)          For purposes of this Article VI, the existence of any breach or inaccuracy of a representation or warranty, and the calculation of any Indemnified Amount in respect thereof, shall be determined without giving effect as to any qualification contained in such representation and warranty as to materiality, including London Material Adverse Effect or New York Material Adverse Effect.

Section 6.4           Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)          Promptly (and in any event within fifteen (15) calendar days) after receipt by a Person entitled to indemnity under Section 6.1 or Section 6.2 (an “Indemnified Party”) of notice of the assertion of a claim against an Indemnified Party by a Person that is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party shall give notice in writing, and in reasonable detail, to the Person obligated to indemnify under such Section (an “Indemnifying Party”) of the assertion of such Third-Party Claim (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnified Party in defending such Third-Party Claim during the period in which the Indemnified Party failed to give such notice); provided, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

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(b)          If an Indemnified Party gives notice to the Indemnifying Party pursuant to the preceding paragraph of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled (but shall not be required) to participate in, assume, control the defense of and settle such Third-Party Claim at such Indemnifying Party’s own cost and expense and with counsel reasonably acceptable to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) such assumption will establish a rebuttable presumption for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within fifteen (15) Business Days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

(c)          Notwithstanding the foregoing, if (i) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnified Party, (ii) a Third-Party Claim seeks an order, injunction or other equitable relief or relief for damages other than monetary damages for which it would be entitled to indemnification under this Agreement or (iii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within fifteen (15) Business Days after notice from the Indemnified Party of such Third-Party Claim, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

(d)          With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim, including, subject to Section 6.4(e), making available to the Party assuming control of the defense all witnesses, pertinent and material information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by such Party controlling the defense.

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(e)          With respect to any Third-Party Claim subject to indemnification under this Article VI, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its reasonable best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(f)          If any Indemnified Party has determined that any matter has given rise to a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the provisions of this Agreement that are the basis of the Indemnified Party’s request for indemnification under this Agreement. Such Indemnified Party shall provide an Indemnity Notice within sixty (60) Business Days (the “Notice Period”) of (in the case of New York) its chief executive officer, chief financial officer or general counsel or (in the case of London) its president or principal legal officer determining that such party will or is likely to assert such claim. Failure to notify the Indemnifying Party within the Notice Period will not relieve the Indemnifying Party of any liability it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the liability claimed in such Indemnity Notice increased during the period between the end of the Notice Period and the date on which such Indemnity Notice was transmitted to the Indemnifying Party. For thirty (30) Business Days from and after receipt of the Indemnity Notice, the Indemnified Party shall allow the Indemnifying Party and its officers, attorneys, accountants and other representatives reasonable access during normal business hours to the Indemnified Party’s offices, personnel, properties, equipment and records for the purpose of conducting an investigation of the matter identified in the Indemnity Notice. The Indemnified Party shall furnish the Indemnifying Party with such additional information as the Indemnifying Party may reasonably request, subject to the other provisions of this Section 6.4. Notwithstanding the foregoing provisions of this paragraph, no Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to any other Party or any of its Representatives (i) to the extent that such information is subject to an attorney-client or attorney-work-product privilege, (ii) if such access or the furnishing of such information is prohibited by applicable Law (including the HSR Act or other Antitrust Laws) or an existing contract or agreement or (iii) if such access or the furnishing of such information would result in damage to such Party, provided, however, that in the case of (i) or (ii), the Parties shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under such circumstances. If the Indemnifying Party does not deliver a written response within thirty (30) Business Days of receipt of the Indemnity Notice disputing such claim, the claim identified therein shall be deemed a liability of the Indemnifying Party and shall be paid promptly.

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Section 6.5           General.

(a)          No New York Party nor any London Party shall have any right to set off any Indemnified Amounts against any other payments to be made by either of them under this Agreement.

(b)          Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of any state of facts (i) giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or (ii) taken into account in determining any adjustment to the consideration payable under Article II of this Agreement. In no event shall any Party be liable under this Article VI or otherwise in respect of this Agreement for exemplary, punitive, speculative or remote damages, except to the extent incurred to an un-Affiliated third party in connection with a Third-Party Claim, in which event such damages shall be recoverable.

(c)          The Parties agree that, following the Closing, the sole and exclusive remedy of any Party to this Agreement, any New York Indemnified Party or any London Indemnified Party or their respective Affiliates with respect to this Agreement or any other claims relating to the Business, the Conveyance Properties or the Subject Shares, the events giving rise to this Agreement and the Transactions and other transactions contemplated by this Agreement or by any other such claims relating to the Business, Conveyance Properties or Subject Shares, in each case other than with respect to (i) covenants that by their terms are to be performed after Closing (which may also be specifically enforced pursuant to Section 9.1(b)) and (ii) claims of, and causes of action arising from, fraud, shall be limited to the indemnification provisions set forth in Section 5.15, Section 5.16, Section 5.18(c), Section 5.27 and this Article VI and, in furtherance of the foregoing, each of the Parties, on behalf of itself and its Affiliates, waives and releases the other Parties to this Agreement (and such other Parties’ Affiliates) from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its Affiliates may have against the other Parties to this Agreement except as aforesaid and as provided by this Agreement.

(d)          The Parties intend that, even though indemnification obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article VI shall apply to all indemnity obligations of the Parties under this Agreement, except to the extent expressly excluded in this Article VI.

(e)          The indemnification provisions in this Article VI shall be enforceable regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification. The rights of the Parties to indemnification under this Article VI shall not be limited due to (i) any investigations heretofore or hereafter made by such Parties or their representatives, regardless of negligence in the conduct of any such investigations or (ii) the knowledge of any Party of any breach of any representation, warranty, covenant or agreement by another Party at any time, or the decision of any Party to complete the Closing. All representations, warranties, covenants and agreements made by the Parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

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Section 6.6           Retention of Records. Notwithstanding anything else in this Agreement to the contrary, (a) before and after the Closing, all records of London relating to the negotiation and consummation by London of the transactions contemplated by this Agreement and the Shareholder Agreement and all records of London prepared in connection with the potential divestiture or conveyance of all or part of the Business, including confidential communications with financial and other advisors and legal counsel representing London or its Affiliates (including the Companies) shall be owned and retained by London and its Affiliates after the Closing; (b) before and after the Closing, all rights and privileges of London and its Affiliates and the Companies relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Shareholder Agreement, including the right to assert or waive the attorney-client privilege, shall be retained and owned by London and its Affiliates after the Closing; (c) London shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, including the attorney-client privilege, in connection with privileged information in London’s records that relates solely to the subject matter of any claims constituting Excluded Liabilities (including the matters set forth on Section 6.1(e) of the London Disclosure Letter), now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by London, whether or not the privileged information is in the possession of or under the control of London (or its Affiliates) or New York (or its Affiliates, including the Companies); and (d) in no event shall any New York Party or the Companies have any right to assert or waive any of the London rights and privileges set forth in clause (b) and (c) related to London documents and, from and after the Closing, the New York Parties shall cause the Companies not to assert or waive such rights and privileges; it being acknowledged that nothing in this Section 6.6 grants London any right with respect to records, rights or privileges belonging to New York or its Affiliates, including any right to assert or waive the attorney-client privilege.

Article VII
CONDITIONS TO CLOSING

Section 7.1           Conditions to Each Party’s Obligation to Close the Transactions. The respective obligations of each Party to consummate the Transactions and to take the other actions required hereunder to be taken at Closing are subject to the satisfaction (or waiver by London and New York if permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Stockholder Approvals. (i) New York shall have obtained the New York Stockholder Approval, and (ii) London shall have obtained the London Stockholder Approval.

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(b)          Antitrust Laws. The waiting periods and approvals applicable to the consummation of the Transactions pursuant to the rules of the Antitrust Authorities of the jurisdictions set forth in Section 7.1(b) of the New York Disclosure Letter and London Disclosure Letter (collectively, the “Disclosure Letters”) shall have expired, been terminated or been obtained, as applicable. The waiting periods and approvals applicable to the consummation of the Transactions pursuant to the rules of any other Antitrust Authority shall have expired, been terminated or been obtained, as applicable, except where the failure to complete such waiting periods or obtain such approvals would not prevent consummation of the Transactions or have an adverse effect that is material to the business operations, financial condition or results of operations of New York or London (any such adverse effect being waivable by the Party affected thereby).

(c)          CFIUS Review. Review by CFIUS shall have been concluded, and the President of the United States of America shall not have taken action to block or prevent the consummation of the Transactions and other transactions contemplated by this Agreement and no requirements or conditions to mitigate any national security concerns shall have been imposed, other than requirements or conditions that would not be reasonably likely to result in a London Burdensome Condition or a New York Burdensome Condition (the “CFIUS Condition”).

(d)          Effectiveness of Form S-4; Listing of UK Holdco Common Stock on the NYSE; DTC Eligibility.

(i)          The Form S-4 filed with the SEC by UK Holdco in connection with the offer of the UK Holdco Common Stock to be delivered as consideration pursuant to the Merger shall have become effective under the Securities Act, and no stop order with respect thereto shall be in effect.

(ii)         The UK Holdco Common Stock, including the Closing Shares, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(iii)        The shares of UK Holdco Common Stock, including the Closing Shares, shall have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates.

(e)          No Restraints. No judgment, temporary restraining order, preliminary or permanent injunction, ruling, determination, decision, opinion or comparable judicial or regulatory action issued by, entered into, or otherwise put into effect by or under the authority of any Governmental Body, or any provision of any applicable Law (collectively, “Restraints”) shall be in effect that prohibits or makes illegal the consummation of the Transactions (other than any Restraint having only an immaterial effect and that does not impose criminal liabilities or penalties).

(f)          Indenture and Loan Agreement. New York shall have obtained (i) an amendment or permanent waiver to the Loan Agreement and (ii) either (A) the required consent under the New York Indenture or (B) put into place arrangements with one or more commercial banks or debt financing sources to provide financing for the payment of the principal and any premium payable to the holders of outstanding notes upon a “Change of Control” pursuant to the New York Indenture, in the case of (i) or (ii)(A) providing that the Transactions and any transaction contemplated by this Agreement shall not, either individually or in the aggregate, constitute a “Change of Control” as defined in the Loan Agreement or the New York Indenture, as the case may be.

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(g)          Taiwan Restructuring. The Taiwan Restructuring shall have been completed in accordance with the terms and provisions of this Agreement, and all consents, approvals, permits and authorizations from any Governmental Body required under applicable Laws in connection therewith, for UK Holdco’s ownership of London Taiwan Holdco and London Taiwan NewCo Sub and for London Taiwan NewCo Sub’s conduct of the Business and operation of the Contributed Assets immediately following Closing (consistent with past practice prior to the date of this Agreement) shall have been obtained to the reasonable satisfaction of New York and London, except where the failure to obtain such consents, approvals, permits or authorizations would not have or reasonably be expected to have an adverse effect that is material to the business operations, financial condition or results of operations of London and its Subsidiaries or, following the Closing, London Taiwan NewCo Sub (any such effect on London and its Subsidiaries being waivable by London).

(h)          Other Approvals. All consents, approvals, permits and authorizations required under applicable Law to be obtained prior to the Closing in order to consummate the Transactions, other than those referenced above in this Section 7.1 shall have been obtained, except where the failure to obtain such approvals would not prevent consummation of the Transactions or have an adverse effect that is material to the business operations, financial condition or results of operations of New York or London (any such adverse effect being waivable by the Party affected thereby).

(i)          UK Takeover Code. UK Holdco shall have obtained confirmation from the UK Panel on Takeovers and Mergers that the UK Takeover Code shall not apply to UK Holdco at the time of Closing and there shall have been no change in facts or circumstances since the time of such determination that makes reliance on such confirmation unreasonable.

Section 7.2           Additional Conditions to Obligations of New York Parties.  The obligations of the New York Parties to consummate the Transactions and to take the other actions required hereunder to be taken by the New York Parties at the Closing are further subject to satisfaction of each of the following conditions (any of which may be waived by New York, in whole or in part):

(a)          Representations and Warranties of the London Parties.

(i)          Each of the representations and warranties of the London Parties set forth in this Agreement (other than the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5(d) and Section 3.30) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to materiality or London Material Adverse Effect) that have not had, individually or in the aggregate, a London Material Adverse Effect.

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(ii)         The representations and warranties of the London Parties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5(d) and Section 3.30 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except such representations and warranties that are qualified by materiality, which shall be true and correct as written.

(b)          Performance of Obligations of the London Parties. The London Parties shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by each of them under this Agreement at or prior to the Closing Date.

(c)          Absence of London Material Adverse Effect. There shall not have occurred after the date of this Agreement a London Material Adverse Effect.

(d)          Removal of Liens. Each London Group Company shall have caused any and all Liens (other than Permitted Liens) on the Conveyance Properties described on Section 7.2(d) of the London Disclosure Letter and any and all Liens on the Subject Shares to be released, and London shall have provided New York with documentary evidence to such effect.

(e)          Consents and Other Matters. All consents and approvals required to be obtained and/or delivered by the London Parties and other matters described on Section 7.2(e) of the London Disclosure Letter in connection with the execution, delivery and performance of this Agreement shall have been obtained and be in full force and effect.

(f)          No New York Burdensome Condition. No Restraint shall have been issued in connection with the Transactions (including any Contract entered into with any Governmental Body in connection with the Transactions) that would, individually or in the aggregate with any other such Restraint or Contract, impose a New York Burdensome Condition.

(g)          Closing Deliverables. At the Closing, the London Parties shall have delivered (or procured to be delivered) the following:

(i)          Compliance Certificate. A certificate of compliance of London signed by its chief executive officer or chief financial officer, dated the Closing Date, confirming that the conditions in Section 7.2(a), (b), (c), (d) and (e) have been satisfied.

(ii)         Ancillary Agreements. Counterparts of each of the Ancillary Agreements to which London or its Affiliates are parties, executed by a duly authorized officer of London or such Affiliate, as applicable.

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(iii)        Additional Deliverables. The deliverables set forth in Section 2.8(b).

Section 7.3           Additional Conditions to Obligations of London Parties. The obligations of the London Parties to consummate the Transactions and to take the other actions required hereunder to be taken by the London Parties at the Closing are further subject to satisfaction of each of the following conditions (any of which may be waived by the London Parties, in whole or in part):

(a)          Representations and Warranties of the New York Parties.

(i)          Each of the representations and warranties of the New York Parties set forth in this Agreement (other than the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5(d) and Section 4.24) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to materiality or New York Material Adverse Effect) that has not had, individually or in the aggregate, a New York Material Adverse Effect.

(ii)         The representations and warranties of the New York Parties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.5(d) and Section 4.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except such representations and warranties that are qualified by materiality, which shall be true and correct as written.

(b)          Performance of Obligations of the New York Parties. The New York Parties shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by each of them under this Agreement at or prior to the Closing Date.

(c)          Absence of New York Material Adverse Effect. There shall not have occurred after the date of this Agreement a New York Material Adverse Effect.

(d)          UK Holdco Charter. UK Holdco shall have delivered to London a certified copy of the UK Holdco Articles of Association as in effect as of the Closing Date.

(e)          No London Burdensome Condition. No Restraint shall have been issued in connection with the Transactions (including any Contract entered into with any Governmental Body in connection with the Transactions) that would, individually or in the aggregate with any other such Restraint or Contract, impose a London Burdensome Condition.

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(f)          Closing Deliverables. At the Closing, the New York Parties shall have delivered (or procured to be delivered) the following:

(i)          Compliance Certificate. A certificate of compliance of New York signed by its chief executive officer or chief financial officer, dated the Closing Date, confirming that the conditions in Section 7.3(a), (b), and (c) have been satisfied.

(ii)         Ancillary Agreements. Counterparts of each of the Ancillary Agreements to which the New York Parties or their Affiliates are parties, executed by a duly authorized officer of such New York Party or such Affiliate, as applicable.

(iii)        Additional Deliverables. The deliverables set forth in Section 2.8(c).

Article VIII
TERMINATION

Section 8.1           Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or, subject to the terms hereof, after receipt of the New York Stockholder Approval:

(a)          By the mutual written agreement of New York and London;

(b)          By either New York or London:

(i)          if the Transactions are not consummated at or before 11:59 p.m., Houston time on February 2, 2015 (such date, the “End Date”); provided, however, that if all conditions to Closing have theretofore been satisfied or waived or shall then be capable of being satisfied, other than those set forth in Section 7.1(b), Section 7.1(c), Section 7.1(g) or Section 7.1(e) (to the extent such failure is due to, or is the cause of, the failure of the conditions in Section 7.1(b), Section 7.1(c) or Section 7.1(g) to be satisfied), New York or London may elect, on or after the End Date (if this Agreement has not been earlier terminated pursuant to its terms), by written notice to the other Party, on one or more occasions, to extend such date to a date no later than August 3, 2015 (the latest of any such dates being deemed the End Date); and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any covenant or obligation or whose willful breach of a provision under this Agreement has been the cause of or resulted in the failure of the Transactions to occur on or before such date;

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(ii)         if (A) any Restraint having any of the effects set forth in Section 7.1(e) shall be in effect and shall have become final and nonappealable or (B) there shall be any Law that makes consummation of the Transactions illegal (other than those having only an immaterial effect and that do not impose criminal liabilities or penalties); provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to remove the Restraint;

(iii)        if the New York Stockholder Approval is not obtained upon a vote taken at the New York Stockholder Meeting duly convened (or any adjournment or postponement thereof);

(iv)        if the London Stockholder Approval is not obtained upon a vote taken at the London Stockholder Meeting duly convened (or any adjournment or postponement thereof);

(v)         in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b), as applicable, if it were to be continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of (x) thirty (30) calendar days after the giving of written notice to the breaching party of such breach and the basis for such notice, and (y) the End Date (a “Terminable Breach”); provided, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(vi)        following the 120th calendar day after the execution of this Agreement, if confirmation has not been obtained from the UK Panel on Takeovers and Mergers that the UK Takeover Code shall not apply to UK Holdco at the time of Closing;

(c)          By New York,

(i)          prior to the receipt of the New York Stockholder Approval, in order to enter into a written definitive agreement for a New York Superior Proposal if New York has complied with its obligations under Section 5.1; provided, however, that any such purported termination by New York pursuant to this Section 8.1(c)(i) shall be void and of no force and effect unless New York pays London the New York Termination Fee in accordance with Section 9.2;

(ii)         if any Restraint having any of the effects set forth in Section 7.2(f) shall be in effect and shall have become final and nonappealable; or

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(d)          By London,

(i)          prior to receipt of the New York Stockholder Approval, if a New York Adverse Recommendation Change shall have occurred;

(ii)         prior to receipt of the New York Stockholder Approval, in the event New York, its Subsidiaries or their respective officers or directors have willfully breached in any material respect any of their respective obligations under Section 5.1, which breach cannot be or has not been cured prior to the earlier to occur of (A) twenty (20) calendar days after giving of written notice referred to in the following proviso and (B) the End Date; provided, however, that London shall have given New York written notice, delivered at least twenty (20) calendar days prior to such termination, stating London’s intention to terminate this Agreement pursuant to this Section 8.1(d)(ii) and the basis for such termination; or

(iii)        if any Restraint having any of the effects set forth in Section 7.3(e) shall be in effect and shall have become final and nonappealable.

Section 8.2           Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

(a)          In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the provisions of Section 5.18(c), Section 5.33, this Section 8.2 and Article IX), and there shall be no Liability on the part of the New York Parties or the London Parties to the other except as provided in Section 9.2 and Article IX and except that no such termination shall relieve any party from Liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement (subject to any express limitations set forth in this Agreement), in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity; provided, that any such claims or causes of action may not be brought against such willfully breaching Party after three (3) years following such termination, it being acknowledged that any claim presented before such time shall not be affected by the expiration of such period.

(b)          The Parties hereby agree that the provisions of Section 5.18(c), Section 5.33, this Section 8.2 and Article IX hereof shall survive any termination of this Agreement.

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Article IX
GENERAL PROVISIONS

Section 9.1           Consent to Jurisdiction; Specific Performance.

(a)          Each Party agrees that all claims arising out of or in connection with this Agreement (including the exhibits hereto, the disclosure letters delivered in connection herewith, and the Ancillary Agreements), aside from disputes arising out of Section 2.8 hereof (which disputes shall be subject to the dispute resolution provisions stated in Section 2.9), shall be brought in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, if the Court of Chancery does not have subject matter jurisdiction, the federal court sitting in the State of Delaware. In connection with any action or proceeding in any such court, each Party (i) consents to the service of process or other papers in connection with such action or proceeding in the manner provided in Section 9.5 or in such other manner as permitted by Law, (ii) submits with regard to any such action or proceeding, generally and unconditionally, to the personal jurisdiction of such courts and (iii) irrevocably waives, to the fullest extent permitted by applicable Law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement in such court, any claim that the suit, action or proceeding in such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court pursuant to this Section 9.1.

(b)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including the exhibits hereto, the Disclosure Letters delivered in connection herewith, and the Ancillary Agreements) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. In connection with any request for specific performance or equitable relief by any Party, each of the other Parties waive any requirement for the security or posting of any bond in connection with such remedy.

(c)          Each Party hereby waives its right to trial by jury in connection with any suit, action or proceeding relating to this Agreement.

Section 9.2           Fees and Expenses.

(a)          Except as provided below, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated.

(b)          New York shall pay to London a fee of $25,000,000 (the “New York Termination Fee”) if: (i) New York terminates this Agreement pursuant to Section 8.1(c)(i); (ii) London terminates this Agreement pursuant to (A) Section 8.1(d)(i) and no London Material Adverse Effect shall have occurred after the date of this Agreement and be continuing at the time of the New York Adverse Recommendation Change or (B) Section 8.1(d)(ii); or (iii) (A) prior to the New York Stockholder Meeting, any Person publicly makes a bona fide New York Acquisition Proposal that is not withdrawn, (B) this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and (C) within twelve (12) months of the End Date or the date of such New York Stockholder Meeting, as applicable, New York enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any New York Acquisition Proposal (for purposes of this Section 9.2(b), the term “New York Acquisition Proposal” shall have the meaning assigned to such term in Section 5.1(h)(i), except that all references to “20%” shall be changed to “50%”). Notwithstanding the foregoing, in the event New York pays the Expenses pursuant to Section 9.2(c) and later is obligated to pay the New York Termination Fee pursuant to Section 9.2(b)(iii), the amount payable by New York pursuant to Section 9.2(b)(iii) shall equal the New York Termination Fee minus the Expenses previously paid. Any New York Termination Fee due under this Section 9.2(b) shall be paid by wire transfer of same-day funds (x) upon the date of termination of this Agreement described in clause (i) of this paragraph, (y) on or before the third Business Day following the date of termination of this Agreement, in the case of clause (ii) above, or (z) on the date of the first to occur of the events referred to in the case of clause (iii)(C) above, as applicable. If the New York Termination Fee is paid, in no event will London be entitled to recover or seek to recover any other money damages or seek any other remedy from New York (or its Affiliates) with respect to the Transactions or the termination thereof, regardless of whether such monetary damages or other remedies are based on a claim in law or equity, and all such claims are hereby waived.

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(c)          In the event that this Agreement is terminated by London or New York pursuant to Section 8.1(b)(iii), then New York shall pay to London the Expenses of London no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses.

(d)          In the event that this Agreement is terminated by London or New York pursuant to Section 8.1(b)(iv), then London shall pay to New York the Expenses of New York on or before the third Business Day following the date of termination of this Agreement.

(e)          Without limiting any other provision of this Agreement, New York and London shall each pay one half of the fees and costs of the matters set forth on Section 9.2(e) of the New York Disclosure Letter and London Disclosure Letter.

(f)          Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the New York Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the London Parties, in the circumstances in which such New York Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

Section 9.3           Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Disclosure Letters delivered in connection herewith and the Ancillary Agreements, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement, including the exhibits and schedules hereto, the Disclosure Letters delivered in connection herewith and the Ancillary Agreements, may not be modified, amended, altered or terminated except by a written instrument specifically referring to this Agreement signed by all the Parties.

Section 9.4           Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any Party of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with any representations, warranties, covenants or agreements contained in this Agreement. The failure of any Party to assert any rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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Section 9.5           Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight courier, shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by facsimile transmission to the respective parties at the following facsimile numbers or delivery by electronic mail transmission to the respective parties at the following email addresses, or at such other address, facsimile number or email address for a party as shall be specified in a notice given in accordance with this Section 9.5; provided, however, that delivery by facsimile transmission or electronic mail transmission shall be deemed to have been duly given upon receipt only if promptly confirmed by telephone:

If to the New York Parties, to:

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

Attn: General Counsel

Fax: (281) 504-4741

Telephone: +1 (832) 204-5400

Email: stephen.duffy@kraton.com

with a copy to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attn: Stephen A. Massad
Fax: (713) 229-7775
Telephone: (713) 229-1475
Email: stephen.massad@bakerbotts.com

If to the London Parties, to:

LCY Chemical Corp.

4F, No.83, Section 4, Bade Road

Taipei, Taiwan (R.O.C.)

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Attn: Head of Legal Department
Fax: + 886-2-2528-1828
Telephone: + 886-2-2763-1611 ext. 434
Email: linda.wu@lcygroup.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue N.W.
Washington, DC 20005
Attn: Michael P. Rogan
Fax: (202) 661-8200
Telephone: (202) 371-7550
Email: michael.rogan@skadden.com

Section 9.6           Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Any such purported assignment without such approval shall be void. Subject to the preceding two sentences, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except as provided in Article VI, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.6.

Section 9.7           Choice of Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8           Interpretation; Construction. Unless the express context otherwise requires:

(a)          the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)          the word “or” shall not be construed as meaning that the words or phrases preceding the word “or,” on the one hand, and the words or phrases succeeding the word “or,” on the other hand, are exclusive of one another;

(c)          the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

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(d)          the terms “Dollars” and “$” mean United States Dollars;

(e)          the term “NT$” means New Taiwan Dollars;

(f)          references herein to a specific Section or Subsection shall refer, respectively, to Sections and Subsections of this Agreement;

(g)          unless otherwise specifically provided herein, where an amount of money to be paid or calculated or used in calculation under this Agreement is in or is calculated in a currency other than Dollars, the amount shall be converted into Dollars on the basis of the spot rate for the purchase of Dollars with the applicable non-U.S. currency, using the spot rates published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading,” on the Closing Date;

(h)          unless otherwise specifically provided herein or otherwise apparent from the context, any payment to be made pursuant to this Agreement shall be made in Dollars;

(i)          wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(j)          references herein to any gender include the other gender.

Section 9.9           Construction; Section Headings. The language used in this Agreement shall be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party. The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 9.10         Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction or invalid or unenforceable in any situation shall, as to that jurisdiction or to that situation, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction or in any other situation. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.11         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 9.12         Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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Article X
DEFINITIONS

“Affiliate,” with respect to any Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether though ownership of voting securities or equity interest in the registered capital of that Person, by Contract or otherwise).

“Ancillary Agreements” means the Shareholder Agreement and the Services Agreements.

“Annual Review” means the review conducted annually from March to June by the PRC Governmental Bodies regarding regulatory compliance by an enterprise established in China.

“Antitrust Authority” means any Governmental Body responsible for the administration and enforcement of Antitrust Law.

“Antitrust Laws” means any statute, Law, ordinance, rule, measure, notice or regulation designed to prohibit restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position.

“Assumed Liabilities” means all Liabilities of London primarily arising from the Contributed Assets, other than the Excluded Liabilities.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York, NY or Taipei, Taiwan are authorized or required by Law to remain closed.

“Business Employee” means any individual who is (i) employed by the Companies or (ii) employed by London or its Affiliates and provides services primarily at or with respect to the Business.

“Business Plan” means any London Group Plan maintained exclusively by one or more of the Companies.

“Capital Stock” means, with respect to: (i) any corporation or body corporate, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation or body corporate; (ii) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity; and (iii) London PRC Sub, the equity interest in the registered capital of London PRC Sub.

“Category 1 London Representations” means the representations and warranties of the London Parties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4.

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“Category 1 New York Representations” means the representations and warranties of the New York Parties contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.4.

“Category 2 London Representations” means the representations and warranties of the London Parties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.10.

“Category 2 New York Representations” means the representations and warranties of the New York Parties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.10.

“Ceiling Amount” means $75,000,000.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Charter Documents” means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) in the case of London PRC Sub, its business license, approval certificate and the approval replies issued by its original examination and approval authority approving its establishment and its articles of association and any amendment thereto, (iii) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity and (iv) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s Capital Stock or of any rights in respect of that entity’s Capital Stock.

“Closing Shares” means the UK Holdco Transaction Shares and the UK Holdco Additional Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“company supervisor” has the meaning given to such term under the Taiwan Company Act.

“Confidentiality Agreement” means the confidentiality agreement, dated April 30, 2013, between New York and London.

“Contract” means any written or oral lease, contract, license, arrangement, option, promise, commitment, undertaking, instrument or other agreement that purports to bind a Person or its property.

“Conveyance Properties” means the Contributed Assets and the properties, assets, rights, benefits, privileges and interests, whether tangible or intangible, of London PRC Sub and London U.S. Sub, excluding the Trademarks set forth on Section 5.3(b)(v)(A)(II) of the London Disclosure Letter; provided, however, that the Conveyance Properties shall not include any assets listed on Section 10(a) of the London Disclosure Letter.

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“Customs & International Trade Laws” means any applicable export control, sanctions, import, anti-bribery, or anti-boycott Laws, regulations or other binding decisions of a Governmental Body, including, but not limited to the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Iran Sanctions Act, as amended, the National Defense Authorization Act for Fiscal Year 2012, the National Defense Authorization Act for Fiscal Year 2013, and the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, and persons or entities designated on the U.S. Department of State sanctions lists; the anti-boycott Laws and regulations administered by Commerce; the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury; and all applicable PRC and Taiwan Laws on customs and trade.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup or cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release into the environment, of, or exposure to, any Materials of Environmental Concern, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any federal, state, local, foreign or international Law regulating or protecting public or employee health and safety (including in the workplace), or regulating or protecting natural resources, wildlife, threatened or endangered species or the environment (including ambient air, surface water (including water management and runoff), groundwater, land surface or subsurface strata), regulating greenhouse gases, or regulating the distribution, labeling, registration, use, treatment, storage, disposal, recycling, removal, transport or handling of Materials of Environmental Concern, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §s 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §s 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §s 6901 et seq.), the Clean Water Act (33 U.S.C. §s 1251 et seq.), the Clean Air Act (42 U.S.C. §s 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §s 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §s 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. §s 651 et seq.), and the Oil Pollution Act of 1990 (33 U.S.C. §s 2701 et seq.) and the regulations promulgated pursuant thereto and any counterpart or similar local, state or foreign Laws, including, but not limited to, PRC Laws and Taiwan Laws.

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“Environmental Permits” means permits, licenses, consents, certificates, approvals, authorizations, registrations, variances, exemptions, water rights, and other approvals issued pursuant to applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity (whether or not incorporated) that, together with any other Person, is or has been considered in the past six (6) years to be under common control and treated as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (i) all Income Taxes owed by London or any of its Affiliates (other than the Companies) for any taxable period; (ii) all Taxes relating to the Excluded Assets and Excluded Liabilities for any taxable period; and (iii) all Taxes for which the Companies may be liable by reason of being a member of a consolidated, combined, unitary or affiliated group prior to the Closing, by reason of entering into a tax sharing, tax indemnity or similar agreement prior to the Closing (other than this Agreement or customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements and similar agreements entered into in the ordinary course of business) or by reason of transferee or successor liability arising in respect of a transaction undertaken prior to the Closing.

“Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of a Party and its Affiliates in connection with the Transactions or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accounting firms, outside experts and consultants to such party and its Affiliates; provided, that the aggregate amount of Expenses payable shall not exceed $10,000,000.

“Export Control Authorizations” means any and all licenses and approvals required for the lawful conduct of the Business, or of the businesses of New York and its Subsidiaries, pursuant to the Customs & International Trade Laws.

“Family Member” means, with respect to any Person, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person, or any other Person (other than a tenant or employee) sharing the household of such Person.

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“FINSA” means the Foreign Investment and National Security Act of 2007, codified at 50 U.S.C. App. § 2170 and its related implementing regulations at 31 C.F.R. Part 800.

“Form S-4” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by UK Holdco under the Securities Act with respect to the offer and sale of the shares of UK Holdco Common Stock to be issued in the Transactions.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Governmental Approval” means, at any time, any authorization, qualification, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Body, including any certification, licensing or security clearance of or with respect to a natural person to engage in a profession or trade or a specific regulated activity, at that time.

“Governmental Body” means any (a) national, central, state, provincial, county, municipal, local or other government or quasi-governmental body or authority, domestic or foreign, or any agency, board, branch, bureau, commission, court, tribunal, office, commission, council, department or other instrumentality or subdivision of such government or (b) any other body (including the Taiwan Stock Exchange Corporation, Taiwan Securities and Futures Bureau, NYSE, NASDAQ and any other national securities exchange or other self-regulatory body) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, military, regulatory or taxing authority or power of any nature.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.

“Indebtedness” means, without duplication: (a) indebtedness for borrowed money, including any accrued but unpaid interest thereon and any cost, penalty or premium associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (b) all capitalized lease obligations that are, or should be, classified as a balance sheet liability in accordance with GAAP; (c) all reimbursement or similar obligations in respect of letters of credit, bank guarantees, surety bonds, security time deposits or similar obligations; (d) all costs arising out of overdrafts, acceptance credit or similar facilities; (e) the principal component of all obligations for deferred purchase price of property or services (excluding any trade payables for goods and services incurred in the ordinary course of business); (f) all amounts owing or due on a net basis under any interest rate, currency, swap or other hedging agreements; (g) all customer advances; and (h) all guarantees of Indebtedness of third parties.

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“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (b) Trademarks; (c) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), moral rights, mask work rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) confidential and trade secret information, including confidential information regarding inventions, processes, formulae, models, methodologies, proprietary rights, technology, improvements, know-how, technical and business information; (e) all other intellectual and industrial property rights, whether or not subject to statutory registration or protection; and (f) the right to sue and collect damages for any past infringement of any of the foregoing.

“IP Contracts” means Contracts that primarily relate to the (a) receiving or granting or limiting of rights in or to any Intellectual Property or (b) confidentiality of any Intellectual Property.

“Laws” means all statutes, treaties, codes, ordinances, decrees, rules, regulations, measures, directives, notices, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, injunctions, policies, certificates, codes, approvals, guidelines, interpretations, inspection reports, any obligations included in any certificate, certification, franchise, permit, authorization or license issued by any Governmental Body or resulting from binding arbitration or any provisions of any of the foregoing, binding or affecting the Person referred to in the context in which such word is used; and “Law” means any one of them.

“Liability” means any liability, cost, expense (including reasonable attorneys’ fees), debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means any lien (statutory or otherwise) mortgage, encroachment, deed of trust, license, pledge, hypothecation, attachment, levy, right of first offer, right of first refusal, security interest, charge, easement, lease, sublease, covenant, right of way, option, claim, restriction, encumbrance or other restriction on ownership or use, or any Contract to create any of the foregoing, in each case whether voluntarily incurred or arising by operation of Law, other than a restriction on transfer pursuant to applicable securities Laws; provided, however, that the foregoing shall not include licenses of or other grants of rights to use Intellectual Property.

“Loan Agreement” means that certain Loan, Security and Guarantee Agreement, dated as of March 27, 2013, by and among Kraton Performance Polymers, Inc., as a Guarantor, Kraton Polymers U.S. LLC, as a U.S. Borrower, Kraton Polymers Nederland B.V., as a Dutch Borrower, the other Guarantors named therein, the Lenders named therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

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“London Board” means the board of directors and company supervisors of London or equivalent governing body.

“London Burdensome Condition” means any term or condition included in any authorization, consent, notification, certification, registration, declaration made with or imposed by any Governmental Body necessary to consummate the Transactions that (i) would require London to take a Divestiture Action, (ii) individually or in the aggregate, would reasonably be expected to have a material adverse effect on the value, financial condition, results of operations or business of (A) the Companies and the Business or (B) London, after giving effect to the Transactions or (iii) would impose a material burden on, or otherwise materially adversely affect, any of London’s rights pursuant to the Shareholder Agreement.

“London Group IP Contract” means, subject to Section 5.16, transferrable rights of London, London PRC Sub and London U.S. Sub under any IP Contract to the extent expressly included in the Conveyance Properties.

“London Group Plans” means each pension, profit sharing, retirement, life, health, unemployment, accident, disability, stock option, stock bonus, stock ownership, severance, employment, retention, change-in-control, deferred compensation, fringe benefit, bonus or incentive compensation plan, agreement, program or policy (whether written or oral, formal or informal) that is sponsored, maintained or contributed to by any London Group Company or their ERISA Affiliates for the benefit of any of their present or former directors, company supervisors, officers, employees, agents, consultants or other similar representatives, including any “employee benefit plan” as defined in section 3(3) of ERISA.

“London Indemnified Party” means each London Party and its Affiliates (other than UK Holdco and its controlled Affiliates) and each of their respective officers, directors, company supervisors (or persons performing equivalent functions), employees and agents.

“London Intellectual Property In Progress” means, subject to Section 5.16, all Intellectual Property in development or works in progress for use in or relating to the Business.

“London Intellectual Property Rights” means, subject to Section 5.16, all Intellectual Property to the extent expressly included in the Conveyance Properties, including any such Intellectual Property licensed pursuant to any London Group IP Contract.

“London Material Adverse Effect” means any change, circumstance, event, effect or occurrence that, individually or in the aggregate with all other changes, circumstances, events, effects or occurrences, (1) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Business, taken as a whole, or (2) would or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions by the London Parties; provided, that in no event shall any of the following constitute, or be taken into account in determining whether a London Material Adverse Effect has occurred:

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(a) changes generally affecting (i) the industry in which the Business operates, including changes in commodity prices (including monomers and feedstocks) and (ii) political, economic, credit, financial or capital markets conditions in the United States, Asia or elsewhere in the world, including changes in interest or exchange rates; or

(b) (i) changes in Law or in accounting standards (including GAAP or IFRS), (ii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iii) any action taken by London or its Subsidiaries that is expressly required by this Agreement or the failure by London or its Subsidiaries to take any action that is prohibited by this Agreement, (iv) any failure to meet any internal or public projections, forecasts, or guidance, or any changes in the credit rating of the London Parties or in the market price or trading volume of any Capital Stock of the London Parties, and (v) any change directly attributable to the announcement of this Agreement or the pendency of the Transactions, including changes in relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including the loss or departure of officers or other employees) or regulators, or any stockholder or other litigation (or settlement thereof) relating to this Agreement or the Transactions;

provided, however, that (x) any change, circumstance, effect, event or occurrence referred to in clauses (a) or (b)(i) or (ii) shall be taken into account for purposes of determining whether a London Material Adverse Effect has occurred to the extent such change, circumstance, effect, event or occurrence adversely affects the Business in a disproportionate manner as compared to other participants in the industry in which the Business operates, and (y) the exception in clause (b)(iv) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change is or contributed to a London Material Adverse Effect.

“London Transaction Agreements” means all agreements, instruments and documents, including this Agreement and the Ancillary Agreements, being or to be executed and delivered by the London Parties or any of their Affiliates under this Agreement or in connection herewith.

“Materials of Environmental Concern” means any chemicals, materials, greenhouse gases, substances, pollutants, contaminants or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are regulated under Environmental Laws, or which are listed, defined or otherwise designated as hazardous, toxic, dangerous, infectious or radioactive under Environmental Laws, including explosive substances, asbestos or asbestos-containing material, polychlorinated biphenyls, benzene, butadiene, radon gas, urea formaldehyde foam insulation, infectious or medical wastes, lead-containing paints or coatings, and any petroleum, petroleum hydrocarbons, crude oil petroleum derivatives, petroleum products, or by-products of petroleum refining.

“New York Board” means the board of directors of New York.

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“New York Burdensome Condition” means any term or condition included in any authorization, consent, notification, certification, registration, declaration made with or imposed by any Governmental Body necessary to consummate the Transactions that (i) would require New York or UK Holdco to take a Divestiture Action or (ii), individually or in the aggregate, would reasonably be expected to have a material adverse effect on the value, financial condition, results of operations or business of (A) the Companies and the Business or (B) UK Holdco, after giving effect to the Transactions or (iii) would impose a material burden on, or otherwise materially adversely affect, any of UK Holdco’s rights pursuant to the Shareholder Agreement.

“New York Bylaws” means the Bylaws of New York.

“New York Certificate” means the Certificate of Incorporation of New York.

“New York Common Stock” means common stock, par value $0.01 per share, of New York.

“New York Indemnified Party” means the New York Parties and their controlled Affiliates (including, for the avoidance of doubt, after the Closing, the Companies) and each of their respective officers, directors (or persons performing equivalent functions), employees and agents.

“New York Indenture” means that certain Indenture, dated as of February 11, 2011, by and among Kraton Polymers LLC, Kraton Polymers Capital Corporation, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee, relating to the 6.75% Senior Notes due 2019.

“New York Intellectual Property Rights” means all Intellectual Property used in or relating to the business of New York or its Subsidiaries.

“New York Material Adverse Effect” means any change, circumstance, event, effect or occurrence that, individually or in the aggregate with all other changes, circumstances, events, effects or occurrences, (1) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of New York and its Subsidiaries, taken as a whole, or (2) would or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions by the New York Parties; provided, that in no event shall any of the following constitute, or be taken into account in determining whether a New York Material Adverse Effect has occurred:

(a) changes generally affecting (i) the industry in which New York and its Subsidiaries operate, including changes in commodity prices (including monomers and feedstocks) and (ii) political, economic, credit, financial or capital markets conditions in the United States, Asia or elsewhere in the world, including changes in interest or exchange rates; or

(b) (i) changes in Law or in accounting standards (including GAAP or IFRS), (ii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iii) any action taken by New York or its Subsidiaries that is expressly required by this Agreement or the failure by New York or its Subsidiaries to take any action that is prohibited by this Agreement, (iv) any failure to meet any internal or public projections, forecasts, or guidance, or any changes in the credit rating of New York or in the market price or trading volume of any Capital Stock of New York, and (v) any change directly attributable to the announcement of this Agreement or the pendency of the Transactions, including changes in relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including the loss or departure of officers or other employees) or regulators, or any stockholder or other litigation (or settlement thereof) relating to this Agreement or the Transactions;

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provided, however, that (x) any change, circumstance, effect, event or occurrence referred to in clauses (a) or (b)(i) or (ii) shall be taken into account for purposes of determining whether a New York Material Adverse Effect has occurred to the extent such change, circumstance, effect, event or occurrence adversely affects New York and its Subsidiaries in a disproportionate manner as compared to other participants in the industry in which New York and its Subsidiaries operate, and (y) the exception in clause (b)(iv) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change is or contributed to a New York Material Adverse Effect.

“New York Options” means options granted, or which in the future may be granted, under the New York Plans to acquire New York Common Stock or, following the Merger, UK Holdco Common Stock.

“New York Plans” means each pension, profit sharing, retirement, life, health, unemployment, accident, disability, stock option, stock bonus, stock ownership, severance, employment, retention, change-in-control, deferred compensation, fringe benefit, bonus or incentive compensation plan, agreement, program or policy (whether written or oral, formal or informal) that is sponsored, maintained or contributed to by New York, its Subsidiaries or ERISA Affiliates of New York or such Subsidiaries for the benefit of any of their present or former directors, officers, employees, agents, consultants or other similar representatives, including any “employee benefit plan” as defined in Section 3(3) of ERISA.

“New York Transaction Agreements” means all agreements, instruments and documents, including this Agreement and the Ancillary Agreements, being or to be executed and delivered by the New York Parties or any of its Affiliates under this Agreement or in connection herewith.

“NYSE” means the New York Stock Exchange.

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“Permitted Liens” means (a) liens for Taxes and other governmental charges and assessments which (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been provided in accordance with GAAP or IFRS, as applicable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens imposed by applicable Laws arising in the ordinary course of business and consistent with past practice for sums not yet due and payable or which are being contested in good faith by appropriate proceedings, (c) with respect to any real property, Liens (but excluding (i) any monetary lien or other lien securing Indebtedness, (ii) any Lien imposed or promulgated by Laws, which are governed under clauses (a), (b) and (e), and (iii) any outstanding right of first offer, right of first refusal, purchase option or similar right to acquire all or any portion of or interest in such real property) which do not, individually or in the aggregate, materially impair the continued use of such property as currently conducted or as reasonably contemplated to be conducted and/or the operation of the Business, (d) with respect to any real property leased or otherwise used by a London Group Company pursuant to any lease or other occupancy agreement, all title exceptions, defects, easements, restrictions and other matters encumbering the landlord’s (or, as applicable, any other owner’s) interest in such real property and to which such lease or other use is subordinate, whether or not of record, which do not, individually or in the aggregate, materially impair the continued use of such property as currently conducted or as reasonably contemplated to be conducted and/or the operation of the Business, (e) with respect to any real property, Liens imposed or promulgated by Laws with respect to such real property and improvements, excluding Liens described in clauses (a) and (b), but including zoning regulations, building codes and other land use regulations or environmental regulations, ordinances or legal requirements imposed by any Governmental Body (excluding Liens imposed by applicable Environmental Laws related to compliance with Environmental Laws or the investigation or remediation of contaminated real property), to the extent not violated in any material respect by the current use of such real property; and (f) the matters set forth in Section 3.28 of the London Disclosure Letter that will remain in place at the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“PRC” or “China” means the People’s Republic of China for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Additional Land” means the two parcels of land of London PRC Sub Real Property that London PRC Sub occupies but has not obtained the granted land use rights as of the date hereof, which parcels of land are identified and described on Section 10(b) of the London Disclosure Letter.

“PRC Approval Authority” means the PRC commerce authority charged with the approval of the establishment, alteration and termination of London PRC Sub and the articles of association of London PRC Sub and any subsequent changes thereto.

“PRC Buildings” means all of the buildings of the London PRC Sub the construction of which is completed as of the date hereof, which buildings are identified and described on Section 10(c) of the London Disclosure Letter.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.

“Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration into the environment.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Share Issuance” means the authorized issuance by UK Holdco of the Closing Shares.

“Shareholder Agreement” means the Shareholder Agreement to be entered into by New York and London at the Closing, substantially in the form attached hereto as Exhibit A.

“Subsidiary” means, with respect to any Person, any entity in which such person owns, directly or indirectly, Capital Stock or other interests representing more than 50% of the aggregate equity interest in such entity.

“Taiwan Investment Commission” means the Investment Commission, Ministry of Economic Affairs, Executive Yuan, Taiwan, the Republic of China.

“Tax Returns” means all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes, including any and all attachments, amendments and supplements thereto.

“Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, value-added, business, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, Capital Stock or windfall profits taxes, customs duties and other taxes, assessments and similar governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.).

“Threshold Amount” means $7,500,000.

“to the knowledge of the London Parties” and phrases with similar wording mean the collective knowledge, after reasonable investigation, of the Persons listed on Exhibit E.

“to the knowledge of the New York Parties” and phrases with similar wording mean the collective knowledge, after reasonable investigation, of the Persons listed on Exhibit E.

“Trademarks” means trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing and Internet domain names.

“Transactions” means the Taiwan Restructuring and transactions provided for in Section 5.23, the Merger, the Subject Shares Transactions, the Share Issuance, the payment of the True-Up Consideration, the payment of any amounts in respect of Adjustment Calculations and the payment of the Additional Share Cash Payment, collectively; and “Transaction” means any one of them, individually.

139

“Transition Period” means the period of time commencing as of the Closing during which London provides services to the Companies, pursuant to any Ancillary Agreement with respect to a particular aspect of the Business and/or a particular group of the London Group Companies’ employees. The Transition Period with respect to various portions of the Business may end at different times pursuant to the terms of the applicable Ancillary Agreement. Except with respect to certain consulting services to be provided by London, in no event shall any Transition Period extend beyond the second anniversary of the Closing.

“UK Holdco Common Stock” means ordinary shares, par value $0.01 per share, of UK Holdco.

“UK Takeover Code” means the City Code on Takeovers and Mergers.

The terms listed below are defined in the sections set forth opposite such defined term.

Accounts Payable Calculation	Section 2.6(b)
Accounts Receivable	Schedule I, Section 1.1(d)
Accounts Receivable Calculation	Section 2.6(b)
Acquisition Agreement	Section 5.1(b)
Additional Share Cash Payment	Section 2.5(b)
Adjustment Calculations	Section 2.6(c)
Affiliate	Article X
Agreement	Preamble
Allocation	Section 2.9
Allocation Accounting Firm	Section 2.9
Ancillary Agreements	Article X
Annual Review	Article X
Antitrust Authority	Article X
Antitrust Laws	Article X
Assumed Employees	Section 5.6(a)
Assumed Liabilities	Article X
Audited Financial Statements	Section 3.26(a)
Auditors	Section 2.6(c)
Base Percentage	Section 2.5(a)
Book Entry Shares	Section 1.3(b)(iv)
Business	Recitals
Business Books and Records	Schedule I, Section 1.1(h)
Business Claims	Schedule I, Section 1.1(n)
Business Day	Article X
Business Employee	Article X
Business Permits	Schedule I, Section 1.1(f)
Business Plan	Article X
Capital Stock	Article X
Category 1 London Representations	Article X
Category 1 New York Representations	Article X
Category 2 London Representations	Article X
Category 2 New York Representations	Article X
Ceiling Amount	Article X
Certificate of Merger	Section 1.1(c)
Certificates	Section 1.3(b)(iv)

140

CFIUS	Article X
CFIUS Condition	Section 7.1(c)
Charter Documents	Article X
China	Article X
Closing	Section 2.8(a)
Closing Date	Section 2.8(a)
Closing Date New York Net Debt	Section 2.5(a)
Closing Reference Time	Section 2.8(a)
Closing Shares	Article X
Code	Article X
combined company	Schedule IV, Section 1.1
Commerce	Section 3.30(c)
Companies	Recitals
Company	Recitals
company supervisor	Article X
Confidentiality Agreement	Article X
Confidentiality/Non-Competition Agreements	Section 1.3(a)(v)
Contract	Article X
Contractual Preemptive Rights	Section 5.30
Contributed Assets	Schedule I, Section 1.1
Conveyance Properties	Article X
Court of Chancery	Section 9.1(a)
Critical Employees	Section 5.6(a)
Custodian	Section 1.3(b)(iii)
Customs & International Trade Laws	Article X
Cut-Off Time	Section 4.3(a)
De Minimis Threshold	Section 6.3(b)
Debarred List	Section 3.30(c)
Debt Calculation	Section 2.6(a)
DGCL	Article X
Disclosure Letters	Section 7.1(b)
Discovering Entity	Section 5.29
Divestiture Action	Section 5.9(b)
DLLCA	Article X
DPO	Section 2.6(b)
DSO	Section 2.6(b)
DTC	Section 1.3(b)(ii)
Effective Time	Section 1.1(c)
End Date	Section 8.1(b)(i)
Environmental Claim	Article X
Environmental Laws	Article X
Environmental Permits	Article X
ERISA	Article X
ERISA Affiliate	Article X
Excess Indebtedness	Section 2.6(b)
Exchange Act	Article X

141

Exchange Agent	Section 1.3(b)(i)
Excluded Assets	Schedule II, Section 1.1
Excluded Liabilities	Schedule III, Section 1.1
Excluded Taxes	Article X
Expenses	Article X
Export Control Authorizations	Article X
Family Member	Article X
Financial Statements	Section 3.26(b)
Finished Products Inventory Calculation	Section 2.6(b)
Finished Products Items	Section 2.6(b)
FINSA	Article X
Foreign NewCo	Section 2.1(b)
Form S-4	Article X
Fully-Diluted Basis	Section 2.5(a)
GAAP	Article X
Globalprene License	Section 5.27(b)
Globalprene Marks	Section 5.27(b)
Governmental Approval	Article X
Governmental Body	Article X
HSR Act	Article X
IFRS	Article X
Income Taxes	Article X
Indebtedness	Article X
Indemnified Amounts	Section 6.1
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Indemnity Notice	Section 6.4(f)
Intellectual Property	Article X
International Trade Approvals	Section 3.30(a)
Intervening Event	Section 5.1(c)
IP Contracts	Article X
Laws	Article X
Lazard	Section 2.5(a)
Liability	Article X
Licensed Field of Use	Section 5.28(a)
Lien	Article X
Loan Agreement	Article X
London	Preamble
London Acquisition Proposal	Section 5.1(i)
London Adjustment Calculations	Section 2.6(a)
London Board	Article X
London Burdensome Condition	Article X
London Businesses	Section 5.28(a)
London Closing Date Working Capital Calculations	Section 2.6(a)
London Designees	Section 1.5(a)(i)
London Disclosure Letter	Article III

142

London Environmental Permits	Section 3.13(c)
London Foreign Business Plans	Section 3.11(j)
London Governmental Permits	Section 3.5(a)(ii)
London Group Companies	Recitals
London Group IP Contract	Article X
London Group Plans	Article X
London Indemnified Party	Article X
London Intellectual Property In Progress	Article X
London Intellectual Property Rights	Article X
London Leased Real Property	Section 3.29(a)
London Marks	Section 5.27(a)
London Material Adverse Effect	Article X
London Material Contract	Section 3.21(a)
London Notice	Section 5.2(d)
London Owned Real Property	Section 3.29(a)
London Parties	Preamble
London PRC Holdco	Recitals
London PRC Holdco Equity Interests	Section 2.2
London PRC Sub	Recitals
London PRC Sub Equity Interest	Recitals
London PRC Sub Leased Real Property	Section 3.29(a)
London PRC Sub Owned Real Property	Section 3.29(a)
London PRC Sub Real Property	Section 3.29(a)
London Real Property	Section 3.29(a)
London Report	Section 3.7
London Stockholder	Preamble
London Stockholder Approval	Section 3.19
London Stockholder Meeting	Section 5.2(d)
London Taiwan Employees	Section 5.6(a)
London Taiwan Holdco	Section 5.23(a)
London Taiwan Holdco Equity Interests	Section 2.2
London Taiwan NewCo Sub	Recitals
London Transaction Agreements	Article X
London U.S. Sub	Recitals
London U.S. Sub Equity Interests	Recitals
London U.S. Sub General Partner Conveyance	Section 2.2
London U.S. Sub General Partner Interests	Recitals
London U.S. Sub Limited Partner Conveyance	Section 2.2
London U.S. Sub Limited Partner Interests	Recitals
London Wrong Pocket Entities	Section 5.29
London Wrong Pockets Assets	Section 5.29
Management LLC	Recitals
Materials of Environmental Concern	Article X
Merger	Recitals
MergerCo	Preamble
New York	Preamble

143

New York Acquisition Proposal	Section 9.2(b), Section 5.1(h)(i)
New York Adjustment Calculations	Section 2.6(a)
New York Adverse Recommendation Change	Section 5.1(b)
New York Board	Article X
New York Burdensome Condition	Article X
New York Bylaws	Article X
New York Certificate	Article X
New York Closing Date Working Capital Calculations	Section 2.6(a)
New York Common Stock	Article X
New York Designees	Section 1.5(a)(i)
New York Disclosure Letter	Article IV
New York Environmental Permits	Section 4.13(c)
New York Foreign Plans	Section 4.11(j)
New York Governmental Permits	Section 4.5(a)(ii)
New York Indemnified Party	Article X
New York Indenture	Article X
New York Intellectual Property Rights	Article X
New York International Trade Approvals	Section 4.24(a)
New York Intervening Event Change in Recommendation	Section 5.1(c)
New York JV	Section 2.5(a)
New York Leased Real Property	Section 4.25(b)
New York Material Adverse Effect	Article X
New York Material Contract	Section 4.20(a)
New York Notice of Adverse Recommendation Change	Section 5.1(b)
New York Notice of Intervening Event Change in Recommendation	Section 5.1(c)
New York Options	Article X
New York Owned Real Property	Section 4.25(a)
New York Parties	Preamble
New York Plans	Article X
New York Preferred Stock	Section 4.3(a)
New York Real Property	Section 4.25(b)
New York Real Property Lease	Section 4.25(b)
New York Recommendation	Section 5.2(c)
New York Reports	Section 4.7(a)
New York Stockholder Approval	Section 4.19
New York Stockholder Meeting	Section 5.2(a)
New York Superior Proposal	Section 5.1(h)(ii)
New York Termination Fee	Section 9.2(b)
New York Transaction Agreements	Article X
New York Wrong Pocket Entities	Section 5.29
New York Wrong Pockets Assets	Section 5.29
Non-PRC London Group Companies	Recitals
Non-PRC London Leased Real Property	Section 3.28(b)
Non-PRC London Owned Real Property	Section 3.28(a)
Non-PRC London Real Property	Section 3.28(b)
Non-PRC London Real Property Lease	Section 3.28(b)

144

Notice Period	Section 6.4(f)
NYSE	Article X
OFAC	Section 3.30(c)
Parent New York Plan	Section 1.3(a)(iv)
Parties	Preamble
Party	Preamble
Permitted Liens	Article X
Person	Article X
PRC	Article X
PRC Additional Land	Article X
PRC Approval Authority	Article X
PRC Buildings	Article X
PRC Equity Conveyance	Section 2.2
PRC Law	Section 3.5(a)(ii)
PRC Ownership Certificates	Section 3.29(c)
Pre-Closing Period	Article X
Premerger Notification Rules	Section 5.9(b)
Proxy Statement	Section 5.2(a)
Raw Material Calculation	Section 2.6(b)
Raw Material Items	Section 2.6(b)
Registered London IP Rights	Section 3.14(a)
Registered New York IP Rights	Section 4.14(a)
Regulatory Filings	Section 3.6(b)
Related Person	Section 3.35
Release	Article X
Representatives	Section 5.1(a)
Restraints	Section 7.1(e)
Sanctioned Country	Section 3.30(c)
SEC	Article X
Securities Act	Article X
Service Agreements	Section 5.32
Share Issuance	Article X
Shareholder Agreement	Article X
Subject Shares	Section 2.2
Subject Shares Transactions	Section 2.2
Subsidiary	Article X
Survival Period	Section 6.3(a)
Surviving Corporation	Section 1.1(b)
Taiwan Contracts	Schedule I, Section 1.1(e)
Taiwan Employee Transfer Time	Section 5.6(c)
Taiwan Equity Conveyance	Section 2.2
Taiwan Investment Commission	Article X
Taiwan LOA Employees	Section 5.6(c)
Taiwan M&A Act	Section 5.6(c)
Taiwan Restructuring	Section 5.23(a)
Taiwan Securities Authorities	Section 3.7

145

Taiwan Share Transfer	Section 5.23(a)
Taiwan Spin-Off	Section 5.23(a)
Taiwan Spin-Off Record Date	Section 5.6(c)
Tax Returns	Article X
Tax Schedule	Section 2.9
Taxes	Article X
Terminable Breach	Section 8.1(b)(v)
Third-Party Claim	Section 6.4(a)
Threshold Amount	Article X
to the knowledge of the London Parties	Article X
to the knowledge of the New York Parties	Article X
Trademark Licensees	Section 5.27(a)
Trademarks	Article X
Transaction Litigation	Section 5.25
Transactions	Article X
Transfer Taxes	Section 5.14
Transfer Time	Section 5.6(d)
Transferred Taiwan Employee	Section 5.6(c)
Transferred Tangible Personal Property	Schedule I, Section 1.1(b)
Transition Committee	Section 1.5(a)(vi)
Transition Period	Article X
True-Up Amount	Section 2.5(a)
True-Up Consideration	Section 2.5(a)
U.S. Equity Conveyance	Section 2.2
UK Holdco	Preamble
UK Holdco Additional Shares	Section 2.5(b)
UK Holdco Articles of Association	Section 1.1(a)
UK Holdco Common Stock	Article X
UK Holdco Transaction Shares	Section 2.5(a)
UK Takeover Code	Article X
Unassumed Plans	Section 1.3(a)(vi)
Unaudited Financial Statements	Section 3.26(b)
Underlying Land	Schedule I, Section 1.1(a)

[Remainder of page intentionally left blank]

146

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as a contract under seal on the date first above written.

KRATON PERFORMANCE POLYMERS, INC.

By:	/s/ Kevin M. Fogarty
	Kevin M. Fogarty	[SEAL]
President and Chief Executive Officer

KPP SHELFCO LIMITED

By:	/s/ Kevin M. Fogarty
	Kevin M. Fogarty	[SEAL]
Agent

NY MERGERCO, LLC

By:	/s/ Kevin M. Fogarty
	Kevin M. Fogarty	[SEAL]
Authorized Person

LCY CHEMICAL CORP.

By:	/s/ Bowei Lee
	Bowei Lee	[SEAL]
Chairman

LCY SYNTHETIC RUBBER CORP.

By:	/s/ Bowei Lee
	Bowei Lee	[SEAL]
Director

147

Schedule I

Contributed Assets (with respect to London Taiwan Spin-Off)

Section 1.1.          Subject to Schedule II of this Agreement, the term “Contributed Assets” shall include the following:

(a)          (i) all real property that London owns in fee (or its jurisdictional equivalent) and is primarily used in the Business, including the real property located on and/or constituting part of the six parcels of land registered as lot numbers 1359, 1360, 1361, 1362, 1363 and 1364, Erqiao Section, Hsiaogang District, Kaohsiung, Taiwan, being the same area as cross-hatched on Schedule I, Section 1.1(a)(i) of the London Disclosure Letter (the “Underlying Land”), (ii) all buildings and structures on the Underlying Land, improvements thereto and other fixtures thereon and (iii) all real property leased, subleased, licensed or otherwise used primarily in connection with the Business as listed on Schedule I, Section 1.1(a)(ii) of the London Disclosure Letter;

(b)          all right, title and interest of London in and to all machinery, equipment, tools, furniture, supplies, vehicles, computer systems, including hardware and software (excluding software licensed through shrink wrap, click-wrap or other readily commercially available similar licenses with respect to off-the-shelf software), telephone systems, materials handling and other equipment and fixed assets (including fixtures), leasehold improvements (i) located on or at the real property described on Schedule I, Section 1.1(a)(i)-(ii) of the London Disclosure Letter or (ii) located elsewhere that are primarily used in the Business, including the fixed assets reflected in the Financial Statements and all other tangible personal property of every kind and description primarily used or held for use by the Business (wherever located and whether or not carried on the books of a London Group Company), including all such items set forth on Schedule I, Section 1.1(b)(i) of the London Disclosure Letter, but excluding all tangible embodiments of Intellectual Property, which is addressed in Schedule I, Section 1.1(i) (collectively, the “Transferred Tangible Personal Property”), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents primarily related thereto; provided, however, that the Contributed Assets shall not include any assets in clause (ii) of this paragraph in which London has a right, title or interest if such assets will be subject to a transition or shared services agreement entered into by UK Holdco and London in connection with the Transactions, including the assets included on Schedule I, Section 1.1(b)(ii) of the London Disclosure Letter;

(c)          all inventories, wherever located, including raw material, work-in-process, finished goods, finished components, spare parts, purchased parts, stores and supplies purchased for use or to be used or consumed primarily in the Business;

(d)          all accounts receivable of London related to the Business and all other rights of London related to the Business to payment for goods sold or leased or for services rendered, including those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any financial statements, together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of London primarily relating to the Business, in each case with respect to any of the foregoing (the “Accounts Receivable”);

Sch. I-1

(e)          subject to the provisions of Section 5.16 of the Agreement, all right, title and interest of London to all written executory Contracts and agreements primarily relating to the provision of services or products in the Business, including customer Contracts (and customer prepayments thereon), purchase orders, purchase and sale agreements, supply agreements (including agreements for the supply of butadiene, styrene, isoprene and other monomers) and distribution or distributor agreements, including those set forth in Schedule I, Section 1.1(e) of the London Disclosure Letter (collectively, the “Taiwan Contracts”) but not including any IP Contracts, license, maintenance, development and support Contracts relating to computer software, which are addressed in Schedule I, Section 1.1(i), any intercompany agreements with any other controlled Affiliate of London (other than the Companies);

(f)          all right, title and interest of London in and to all licenses, permits, permit applications, emission credits, consents, franchises, certificates, approvals, authorizations, registrations, variation, exemptions, orders, qualifications and orders of or with Governmental Bodies primarily relating to the Business and all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the ownership, operation and use of the London Owned Real Property and the operation and use of the London Leased Real Property, to the extent that any of the foregoing may be transferred (upon any filing, application or other action by London or other Person), without the necessity of consent or assignable only with consent and such consent has been or by the Closing will be obtained, including the items set forth in Schedule I, Section 1.1(f) of the London Disclosure Letter (collectively, the “Business Permits”);

(g)          all prepaid items, deposits, claims for refund, rights to offset and other similar assets or rights of London primarily relating to the Business;

(h)          all financial, accounting, Tax and operating books and records of London primarily relating to the Business, including all books, schedules, work papers, records, Tax Returns, notes, correspondence, files, vendor lists, customer lists, customer account information, sales and service records, credit data, sales and promotional brochures, advertising materials, cost and pricing information, equipment maintenance data, research and development reports and records, production reports and records, service and warranty records, equipment logs, preventive maintenance manuals, operating guides and manuals, documentation, drawings, specifications, purchasing records and information, business plans, reference catalogues, payroll and personnel records (to the extent permitted by applicable Law), stationery, purchase orders, sales forms and other books and records primarily used in or primarily relating to the Business (the “Business Books and Records”); provided, however, that the Business Books and Records shall not include (i) any Tax Returns or other Tax data or records prepared on a combined, consolidated, unitary or affiliated basis to the extent that such Tax Return, Tax data or records include an entity other than the London Group Companies (however, the Business Books and Records shall include copies of all portions of such Tax Returns or other Tax data and records to the extent relating solely to the London Group Companies); (ii) any books, records, or other items or portions thereof that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information, unless such records are required to be transferred to New York under applicable Law; provided, however, that London shall be entitled to retain a copy of any Business Books and Records to the extent such specific materials are not exclusively related to the Business, which shall be subject to the Confidentiality Agreement; and (iii) any Intellectual Property related thereto or included therein;

Sch. I-2

(i)          all right, title and interest of London in and to Intellectual Property used in or relating to the Business and Intellectual Property rights in designs, technology, inventions, invention disclosures, discoveries, improvements, know-how, processes, methods, confidential and proprietary information, technical information, and internet web sites, telephone, telecopy and e-mail addresses and listings, whether or not subject to statutory registration or protection, in each case to the extent such Intellectual Property is primarily used in or related to the Business; provided, that such Intellectual Property is set forth in Schedule I, Section 1.1(i)(i) of the London Disclosure Letter, subject to Section 5.29 and (ii) subject to Schedule II, Section 1.1(f) and Section 5.16, all transferable rights of London under any IP Contracts to which any of the London Group Companies is a party to the extent such rights are primarily used in or related to the Business; provided, such IP Contracts are set forth in Schedule I, Section 1.1(i)(ii) of the London Disclosure Letter, subject to Section 5.29 and (iii) subject to Section 5.29, all tangible embodiments of the Intellectual Property described in the foregoing subsection (i)(i) to the extent primarily used in or relating to the Business, including both hard copy and electronic forms, including (to the extent applicable) engineering, production and other designs, plans, blue prints, drawings, specifications, formulas, technology, computer and electronic data processing programs, and computer software;

(j)          subject to the provisions of Section 5.16, all rights, title and interest of London primarily relating to the Business under equipment leases, including the items set forth in Schedule I, Section 1.1(j) of the London Disclosure Letter;

(k)         all transferable rights primarily relating to the Business of London under express or implied warranties, if any, from the suppliers, manufacturers or others primarily relating to the Business; provided, that such rights are being transferred without warranty by or recourse to London (except as provided in the Agreement);

(l)          all right, title and interest of London in and to all goodwill and going-concern value related to the Business;

(m)         any insurance proceeds from claims made prior to the Closing primarily relating to all or any part of the Business for any casualty or loss occurring prior to the Closing but for which London has not replaced, repaired or otherwise satisfied such casualty or loss prior to the Closing;

(n)          all claims of London against third parties relating primarily to the Business, whether choate or inchoate, known or unknown, contingent or noncontingent, including the claims set forth in Schedule I, Section 1.1(n) of the London Disclosure Letter (the “Business Claims”);

Sch. I-3

(o)          the employment and, to the extent permitted by applicable Laws, personnel records of the Transferred Taiwan Employees to be transferred in compliance with Taiwan Personal Data Protection Law; provided, however, that London shall retain a copy of such employment and personnel records to the extent required by applicable Laws; and

(p)          all other or additional privileges (excluding only the attorney-client privileges belonging to the London Group Companies), rights, interests, properties and assets of London of every kind and description and wherever located that are primarily used or intended for use in connection with the Business as presently conducted (excluding all Intellectual Property, tangible embodiments thereof, IP Contracts and all license, maintenance, development and support Contracts relating to computer software, which are addressed in Schedule I, Section 1.1(i)).

Sch. I-4

Schedule II

Excluded Assets (with respect to London Taiwan Spin-Off)

Section 1.1.          “Excluded Assets” means:

(a)          all cash, cash equivalents and short-term investments, bank or other deposit accounts of London;

(b)          any minute books, stock records or corporate seals of London;

(c)          Contracts or commitments of London which do not relate to, or support, the Business;

(d)          any accounts or other receivables of London which do not relate to the Business;

(e)          all Intellectual Property, tangible embodiments thereof and IP Contracts of London and all Intellectual Property in which London or any Affiliate of London has any right, title or interest, which are not primarily used in or related to the Business, including, for clarity, those set forth on Schedule II, Section 1.1(e) of the London Disclosure Letter and the London Marks;

(f)          except as set forth in Schedule I, Section 1.1(b)(i) of the London Disclosure Letter, all right, title and interest of London in and to all license, maintenance, development and support Contracts relating to computer software, including software primarily used in product or process research, development and sale (owned, leased or licensed), including to any computer software set forth on Schedule II, Section 1.1(f) of the London Disclosure Letter;

(g)          (i) the employment and personnel records of London and its Affiliates employees that will not be Business Employees and (ii) any employment and personnel records of the Business Employees the transfer of which is prohibited by applicable Law or Contract;

(h)          all rights to insurance policies or practices of London and its Affiliates (other than the Companies), including any fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever, any refunds paid or payable with the cancellation or discontinuance of any such policies, and any claims made under or proceeds from such policies except as provided in Schedule I, Section 1.1(n);

(i)          all rights to causes of actions, lawsuits, judgments, claims or demands of London and its Affiliates (including the Companies) except the Business Claims;

(j)          except to the extent described in Schedule I, Section 1.1(h), all financial and Tax records relating to the Business that form part of the general ledger of London or any of its Affiliates (other than the Companies), any working papers of London’s auditors, and any other Tax records (including accounting records) of London or any of its Affiliates (other than the Companies);

Sch. II-1

(k)          all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with any potential divestiture of all or part of the Business, including confidential communications with legal counsel representing London or its Affiliates (including the Companies) and the right to assert the attorney-client privilege with respect thereto;

(l)          all right, title and interest of London in and to all licenses, permits, permit applications, emission credits, consents, franchises, certificates, approvals, authorizations, registrations, variation, exemptions, orders, qualifications and orders of or with Governmental Bodies, including the items set forth in Schedule II, Section 1.1(l) of the London Disclosure Letter other than the Business Permits;

(m)         all rights in connection with and assets of the London Group Plans that are not Business Plans;

(n)          all rights of London under the London Transaction Agreements;

(o)          all rights of London under express or implied warranties, if any, from the suppliers of London, manufacturers or others relating to the Excluded Assets;

(p)          any and all assets that are expressly specified by this Agreement or any Ancillary Agreement as assets to be retained by London or any Affiliate of London (other than the Companies); and

(q)          any other assets set forth in Schedule II, Section 1.1(q) of the London Disclosure Letter and all additional privileges, including the attorney-client privileges belonging to the London Group Companies, rights, interests, properties and assets of London of every kind and description and wherever located that are not primarily used or intended for use in connection with the Business, as presently conducted, that are not otherwise set forth on Schedule I of the London Disclosure Letter as Contributed Assets.

Sch. II-2

Schedule III

Excluded Liabilities

Section 1.1.          “Excluded Liabilities” means all of the following Liabilities, each and all of which shall remain the Liabilities of London:

(a)          any and all Excluded Taxes;

(b)          any Indebtedness of London;

(c)          any Liabilities to any Affiliate of London;

(d)          any Liabilities of any London Party, or the London Group Companies, arising from or incurred in connection with the negotiation, preparation or execution of the London Transaction Agreements or the transactions contemplated by this Agreement, including fees and expenses of the London Group Companies’ counsel and financial advisors;

(e)          any Liabilities of London based on acts or omissions occurring after the Closing;

(f)          any Liabilities of London not arising from the Contributed Assets, including any Liabilities arising from the Excluded Assets or from the land or other properties described on Section 5.3(b)(v)(A)(I), Section 5.3(b)(v)(A)(II) and Section 5.3(b)(v)(A)(III) of the London Disclosure Letter, including any Liabilities arising out of any conveyance thereof;

(g)          any Liabilities arising out of or resulting from Article 32 of the Taiwan M&A Act with respect to any Excluded Asset or Excluded Liability in connection with the Taiwan Spin-Off; and

(h)          the Liabilities set forth on Schedule III of the London Disclosure Letter, it being understood that such Liabilities shall be borne and assumed by London, irrespective of whether such Liabilities may have been attributable to any other Person.

Sch. III-1

Schedule IV

London Designees

Section 1.1.          London shall be entitled to appoint two members to the senior leadership team of UK Holdco as of the Effective Time (the “combined company”) as follows:

(a)          A London employee or London designee shall be appointed to one of two senior vice president positions (the exact title of such positions shall be determined by the Transition Committee, provided that the positions shall be the highest officer level other than president and chief executive officer) of UK Holdco as Business President for one of the two global (combined) business units of the combined company with the responsibilities set forth in this paragraph. The organization of the two global (combined) business units of the combined company shall be as determined by the Transition Committee in accordance with Schedule V of this Agreement and may include an organization of such units around the HSBC or USBC business of the combined company or a similar arrangement. The responsibilities of each of the Business Presidents shall include sales, marketing, customer fulfillment and technical services, and the Transition Committee will determine any additional direct responsibilities of the Business Presidents (which may include manufacturing, procurement or any other operational functions). The Business Presidents shall report directly to the Chief Executive Officer of UK Holdco.

(b)          A London employee or London designee as proposed by London, and reviewed and approved by the Transition Committee. Such designee shall be an executive officer of UK Holdco and shall report directly to the Chief Executive Officer of UK Holdco.

Sch. IV-1

Schedule V

Transition Responsibilities

Section 1.1.

(a)          The Chief Executive Officer of New York will lead developing and proposing the future organization, structure and staffing and the execution plan for the combined company, each in consultation with the Chief Executive Officer of London.

(b)          The members of the Transition Committee shall act (and each of London and New York will cause its respective members to act) to ensure the safe and reliable operation of the combined company and in the best interests of all employees, shareholders and other stakeholders of the combined company post-Closing.

(c)          The Transition Committee shall review the proposals and execution plan of the Chief Executive Officer of New York. The Transition Committee shall address any additional leadership or organizational needs that the combined company will have.

Sch. V-1